     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 20, 2001



                                                      REGISTRATION NO. 333-64578

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                E-CENTIVES, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                7389                               52-1988332
(State or other jurisdiction of        (Primary Standard Industrial         (I.R.S. Employer Identification
incorporation or organization)          Classification Code Number)                      No.)

                             ---------------------

                        6901 ROCKLEDGE DRIVE, 7TH FLOOR
                            BETHESDA, MARYLAND 20817
                                 (301) 564-6700
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                             ---------------------

                              JASON R. KARP, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                                E-CENTIVES, INC.
                        6901 ROCKLEDGE DRIVE, 7TH FLOOR
                            BETHESDA, MARYLAND 20817
                                 (240) 333-6100
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------

                                   Copies to:

                            STEVEN M. KAUFMAN, ESQ.
                             HOGAN & HARTSON L.L.P.
                          555 THIRTEENTH STREET, N.W.
                             WASHINGTON, D.C. 20004
                           TELEPHONE: (202) 637-5600
                           FACSIMILE: (202) 637-5910

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED                PROPOSED
      TITLE OF EACH CLASS              AMOUNT TO BE          MAXIMUM OFFERING        MAXIMUM AGGREGATE           AMOUNT OF
 OF SECURITIES TO BE REGISTERED         REGISTERED         PRICE PER SHARE(1)(2)   OFFERING PRICE(1)(2)     REGISTRATION FEE(3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
  $0.01.........................         4,907,009                $1.045                $5,127,824                $1,282
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, based on the average of the high and low sales prices as reported on the SWX New Market of the SWX Swiss Exchange on July 2, 2001.

(2) Assumes an exchange rate of 1.7955 Swiss francs per one U.S. Dollar as of July 2, 2001.


(3)Previously paid.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED JULY 20, 2001


[e-centives Logo]                                E-CENTIVES, INC.

(a stock corporation under the laws of the United States, State of Delaware)

--------------------------------------------------------------------------------

4,907,009 SHARES

COMMON STOCK
USD 0.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------


This prospectus relates to the possible offer and sale from time to time of up to 4,907,009 shares of our common stock by the selling stockholders identified in this prospectus. The shares to be sold consist of currently outstanding common stock including 2,551,700 shares issued in our acquisition of the Commerce Division of Inktomi Corporation, 2,328,434 shares issued upon conversion of our Series C preferred stock at the closing of our initial public offering in October 2000 and 26,875 issued in connection with employment. We will not receive any proceeds from the sale of these shares.



Our common stock has been listed on the SWX New Market of the SWX Swiss Exchange under the symbol "ECEN" since our initial public offering in October 2000. On July 19, 2001, the last reported sale price of our common stock on the SWX New Market was CHF 1.14 or approximately USD 0.66 per share. There is no public market for our common stock in the United States.


INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE RISK FACTORS BEGINNING ON PAGE 7 BEFORE MAKING AN INVESTMENT DECISION.
                      ------------------------------------
See page 63 for a table listing the selling stockholders and setting forth certain information with respect to each selling stockholder.

The selling stockholders may offer the shares in public or private transactions, on or off the SWX New Market of the SWX Swiss Exchange, at prevailing market prices, prices related to prevailing market prices, privately negotiated prices or fixed prices, which may be changed. See "Plan of Distribution" beginning on page 66 for a more detailed discussion of the intended methods of sale.

                      ------------------------------------

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, ANY UNITED STATES STATE SECURITIES COMMISSION, NOR ANY SWISS FEDERAL OR CANTONAL GOVERNMENTAL AUTHORITY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this prospectus is July 20, 2001

                               TABLE OF CONTENTS


                                                               PAGE
                                                               ----
Prospectus Summary..........................................     1
Risk Factors................................................     7
Dividend Policy.............................................    18
Use of Proceeds.............................................    18
Selected Financial Data.....................................    19
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    21
Business....................................................    33
Management..................................................    45
Related Party Transactions..................................    55
Principal Stockholders......................................    58
Description of Capital Stock................................    60
Shares Eligible for Future Sale.............................    63
Selling Stockholders........................................    65
Plan of Distribution........................................    67
Legal Matters...............................................    69
Experts.....................................................    69
Where You Can Find More Information.........................    69
Index to Consolidated Financial Statements..................   F-1

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information and financial statements and accompanying notes appearing elsewhere in this prospectus before making an investment decision. This summary does not contain all of the information you should consider before investing in the shares. You should read the entire prospectus carefully, especially the risks of investing in the shares discussed under "Risk Factors" beginning on page 7.

OVERVIEW

     We provide an online direct marketing system that enables marketers to access consumers across the web sites of our network partners and by e-mail. Our system allows marketers to offer a wide range of promotions for products and services in which consumers have expressed interest. These promotions can include, among others, digital coupons, sales notices, free shipping offers, minimum purchase discounts and repeat purchase incentives. We call these online promotions e-centives. We developed a web-based application that enables consumers to register to receive e-centives at our network partners' web sites or through our web site, www.e-centives.com. Our members provide demographic information and indicate interests in product categories in return for e-centives targeted to their shopping preferences. We create an online account for each member which can be accessed on the web site of the network partner through which they joined and on our web site. Members can also elect to receive e-centives by e-mail. We also offer technology to our marketers that automatically recognizes our members when they enter the marketer's web site, and highlights and applies relevant e-centives during the shopping and purchase process. During the year ended December 31, 2000, we delivered e-centives for over 190 marketers, including Overstock.com, SmarterKids.com, Netgrocer.com, Cooking.com and CarParts.com.

     Our network partners include high-traffic portal, community and content web sites, such as Excite.com and iVillage.com. We provide a web-based application to our network partners that enables them to offer e-centives accounts and promotions to their users on a co-branded basis, maintaining the look and feel of the network partner's web site. We thereby enable our network partners to incorporate a new member benefit into their web site without the costs and challenges of building and maintaining their own direct marketing system. We believe these relationships enable us to expand our database of consumers, provide convenient access for our members and attract new marketers to our system.

     As of May 31, 2001, we maintained over 10.4 million e-centives accounts. Although we keep our members' identities confidential, we analyze our database of demographic and preference information with sophisticated tracking and data analysis to help our marketers execute more effective promotional campaigns. We believe our combination of network partners, marketers and members across a network of web sites creates a robust infrastructure for offering targeted promotions over the Internet.

     We believe that by developing a system that benefits our marketers, network partners and members, we will be positioned to take advantage of this increased demand for online consumer promotions. The benefits of our direct marketing system include:

     - Marketer Benefits. Our technology enables us to deliver targeted promotions for our marketers based on the demographic and purchase preference information of our members. We also offer technology to our marketers that automatically recognizes our members when they enter the marketer's website, and highlights and applies relevant e-centives during the shopping and purchase process.

     - Network Partner Benefits. We provide our network partners with a web-based software application that can be integrated into their web sites which allows them to offer a new service to their users. We also provide our network partners with a new revenue stream. We compensate all of our network partners for members we acquire through their web sites either by paying a fee for new members or by paying a percentage of the revenue we generate from the delivery of e-centives to such new members or both.

     - Member Benefits. We seek to deliver relevant offers to our members based on the demographic and purchase preference information they provide us. All e-centives delivered to members, including those delivered by e-mail, are stored in the member's personal account organizer where they can be easily accessed. We do not disclose any individual member information to third parties and all information in our member databases are digitally encoded, anonymous and secure to maintain the privacy of our members.

RECENT DEVELOPMENTS

     On March 28, 2001, we completed the acquisition of the Commerce Division of Inktomi Corporation, a developer of scalable Internet infrastructure software based in Foster City, California. We exchanged 2,551,700 shares of our common stock, or 14.4% of our outstanding common stock after the acquisition, for the assets of the division. Of the 2,551,700 shares issued to Inktomi in the acquisition, 382,755 shares were placed into escrow and will be released upon the achievement of revenue and performance targets for the acquired business at the end of twelve and eighteen months following the closing. If such performance and revenue criteria are not achieved for such periods, then all of the escrowed shares will be returned to us. As part of the purchase price we also issued to Inktomi a warrant to purchase an additional 1,860,577 shares upon the achievement of additional revenue targets at the end of twelve months following the closing. In connection with the acquisition, we entered into a license agreement and a reseller agreement with Inktomi. Under the terms of the license agreement, Inktomi will perpetually license certain software and technology to us to be used in the acquired business. Pursuant to the reseller agreement, Inktomi will resell certain products of the acquired business for a period of twelve months from the closing.

     The Commerce Engine is the primary product offering of the Commerce Division. Inktomi launched the first commercial version of the Commerce Engine in mid-1999. The Commerce Engine is designed to collect and organize vast amounts of electronic product information from online merchants and publishers of comparative product information. The Commerce Engine is also designed to track and confirm purchases made by end-users of our customers' services and to generate invoices for our online merchants to support performance-based marketing arrangements among multiple parties. The combined solutions create a compelling collection of technologies, content, and services that provide Internet users with valuable, personalized tools to make better purchase decisions online and offline. With this transaction, we also added several new clients -- including AT&T, NTT, Excite UK, and The Washington Post -- as well as a broadened portfolio of products and services to offer existing clients. We also gained an immediate foothold in Europe with newly hired Commerce Division employees located in London.


     We have received a commitment from Peter Friedli, one of our major investors and a director, that he or entities he controls will provide USD 10 million in financing to us which we expect will fund our operations through the first quarter of 2002.


ADDITIONAL INFORMATION

     Investing in our common stock involves risk. In particular, we are a new company and have a history of significant operating losses. Our net losses in 2000, 1999 and 1998 were USD 29.9 million, USD 16.2 million and USD 4.6 million, respectively. We anticipate incurring substantial net losses and negative cash flow for the foreseeable future. As of March 31, 2001, we had an accumulated deficit of approximately USD 62.1 million. In addition, we operate in a highly competitive market with low barriers to entry and many of our competitors have significantly greater financial resources than us. See "Risk Factors" beginning on page 7 for a more detailed discussion of the risks of investing in our common stock.

     There is no public trading market for our shares in the United States. Our common stock has been listed on the SWX New Market of the SWX Swiss Exchange since our initial public offering in October 2000.

     We were incorporated as Imaginex, Inc. in the United States in the State of Delaware in August 1996 and changed our corporate name to Emaginet, Inc. in October 1996. In March 1999, we changed our corporate name to e-centives, Inc. Our principal offices are located at 6901 Rockledge Drive, 7th Floor,

Bethesda, Maryland, USA 20817. Our telephone number is (240) 333-6100. Our web site is located at www.e-centives.com. The information on our web site is not a part of this prospectus.

                            ------------------------

     We have obtained a U.S. trademark registration for e-centives. We have filed for U.S. trademark registration of the e-centives logo, PromoCast, PromoCommerce, PromoMail, PromoMail Event and PromoMail Spotlight. We have also filed for trademark registration of e-centives, the e-centives logo, PromoCast and PromoCommerce in Switzerland and with the European Union. This prospectus also contains other names and marks of ours in which we claim rights. This prospectus contains the marks and names of other entities which are the property of their respective owners.

                        ABOUT THE REGISTRATION STATEMENT


     This prospectus relates to the possible offer and sale from time to time of 4,907,009 shares of our common stock by various selling stockholders. The shares to be sold consist of currently outstanding common stock. We will not receive any proceeds from the sale of such shares.



     Of the shares covered by the registration statement of which this prospectus is a part, 2,551,700 were issued in connection with our acquisition of the Inktomi Commerce Division, 2,328,434 shares were issued in connection with conversion of our Series C preferred stock, at the closing of our initial public offering in October 2000 and 26,875 were issued in connection with employment.

                             SUMMARY FINANCIAL DATA
               (IN U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

     The tables below present summary financial data of e-centives which you should read together with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial data presented elsewhere in this prospectus.

     The following tables summarize our statements of operations for the period from August 2, 1996 (inception) through December 31, 1996, each of the years ended December 31, 1997, 1998, 1999 and 2000 and for the three months ended March 31, 2000 and 2001 and our balance sheets as of December 31, 1996, 1997, 1998, 1999 and 2000. The pro forma financial information gives effect to the acquisition of Commerce Division of Inktomi Corp (Commerce Division) which was consummated on March 28, 2001. We have provided the pro forma financial information for informational purposes only and you should not assume that our results would actually have been as shown if we had acquired Commerce Division on the assumed dates or that the information projects what our results will be as a result of the acquisition. The pro forma statement of operations information assumes that the transactions occurred on January 1, 2000. See our Commerce Division's financial statements and notes to those statements included in this prospectus beginning on page F-1.

                                 PERIOD FROM
                                  AUGUST 2,
                                1996 (DATE OF
                                 INCEPTION)
                                   THROUGH                         YEAR ENDED DECEMBER 31,
                                DECEMBER 31,    --------------------------------------------------------------
                                    1996           1997         1998         1999               2000
                                -------------   ----------   ----------   ----------   -----------------------
                                                                                         ACTUAL     PRO FORMA
                                                                                       ----------   ----------
                                                                                             (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue.......................   $       --     $       --   $       --   $      740   $   10,230   $   24,838
Cost of revenue...............           --             --           --        1,027        2,208        5,579
                                 ----------     ----------   ----------   ----------   ----------   ----------
 Gross profit (loss)..........           --             --           --         (287)       8,022       19,259
Product development, exclusive
 of stock-based
 compensation.................           17            814        1,160        2,427        2,873       15,145
General and administrative,
 exclusive of stock-based
 compensation.................          159            753        1,237        4,083        8,765       11,822
Sales and marketing, exclusive
 of stock-based
 compensation.................           25          1,105        2,480        7,890       19,006       28,197
Network partner fees..........           --             --           --          730        6,354        6,354
Stock-based compensation:
 Product development..........           --             --           --          283          822          822
 General and administrative...           --             --           --          297          333          333
 Sales and marketing..........           --             --           --          475          558          558
                                 ----------     ----------   ----------   ----------   ----------   ----------
Loss from operations..........         (201)        (2,672)      (4,877)     (16,472)     (30,689)     (43,972)
Interest income, net..........            4            187          310          268          694          694
Other income..................           --             --           --           34           50           50
                                 ----------     ----------   ----------   ----------   ----------   ----------
 Loss before income taxes.....         (197)        (2,485)      (4,567)     (16,170)     (29,945)     (43,228)
Income taxes..................           --             --           --           --           --           --
                                 ----------     ----------   ----------   ----------   ----------   ----------
Net loss......................         (197)        (2,485)      (4,567)     (16,170)     (29,945)     (43,228)
Preferred stock dividend
 requirements and accretion of
 convertible redeemable
 preferred stock..............           --           (180)        (383)        (383)        (552)        (552)
                                 ----------     ----------   ----------   ----------   ----------   ----------
Net loss applicable to common
 stockholders.................   $     (197)    $   (2,665)  $   (4,950)  $  (16,553)  $  (30,497)  $  (43,780)
                                 ==========     ==========   ==========   ==========   ==========   ==========
Basic and diluted loss per
 common share.................   $    (0.07)    $    (0.56)  $    (1.02)  $    (3.40)  $    (4.09)  $       --
Shares used to compute basic
 and diluted net loss per
 common share.................    2,881,053      4,726,882    4,860,000    4,869,601    7,460,272           --
Pro forma basic and diluted
 loss per common share........                                                                      $    (4.55)
Shares used to compute pro
 forma basic and diluted net
 loss per common share........                                                                       9,629,217


                                     THREE MONTHS ENDED MARCH 31,
                                ---------------------------------------
                                   2000                 2001
                                -----------   -------------------------
                                         ACTUAL              PRO FORMA
                                -------------------------   -----------
                                       (UNAUDITED)          (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue.......................  $    1,042    $     1,803         7,799
Cost of revenue...............         401          2,066         3,552
                                ----------    -----------   -----------
 Gross profit (loss)..........         641           (263)        4,247
Product development, exclusive
 of stock-based
 compensation.................         663          1,280         4,414
General and administrative,
 exclusive of stock-based
 compensation.................       1,453          1,983         3,045
Sales and marketing, exclusive
 of stock-based
 compensation.................       3,788          3,286         5,366
Network partner fees..........         777            630           630
Stock-based compensation:
 Product development..........         262            100           100
 General and administrative...          42            119           119
 Sales and marketing..........         219            125           125
                                ----------    -----------   -----------
Loss from operations..........      (6,563)        (7,786)       (9,552)
Interest income, net..........         105            330           330
Other income..................          13             --            --
                                ----------    -----------   -----------
 Loss before income taxes.....      (6,445)        (7,456)       (9,222)
Income taxes..................          --             --            --
                                ----------    -----------   -----------
Net loss......................      (6,445)        (7,456)       (9,222)
Preferred stock dividend
 requirements and accretion of
 convertible redeemable
 preferred stock..............        (149)            --            --
                                ----------    -----------   -----------
Net loss applicable to common
 stockholders.................  $   (6,594)   $    (7,456)  $    (9,222)
                                ==========    ===========   ===========
Basic and diluted loss per
 common share.................  $    (1.35)   $     (0.49)  $        --
Shares used to compute basic
 and diluted net loss per
 common share.................   4,875,597     15,215,721            --
Pro forma basic and diluted
 loss per common share........                              $     (0.53)
Shares used to compute pro
 forma basic and diluted net
 loss per common share........                               17,337,516

                                                               AS OF DECEMBER 31,
                                                   -------------------------------------------   AS OF MARCH 31,
                                                    1996     1997     1998     1999     2000          2001
                                                   ------   ------   ------   ------   -------   ---------------
                                                                                                   (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents........................  $  521   $7,084   $2,377   $  427   $27,062       $17,519
Working capital..................................     465    6,916    2,117      872    26,528        17,521
Total assets.....................................   5,172    7,390    3,031    5,490    36,377        42,268
Deferred revenue.................................      --       --       --      791       904         2,160
Stockholders' equity.............................     528    7,154    2,587      995    30,834        35,501

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus, including the financial statements and related notes, before deciding to invest in shares of our common stock. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer. In that event, the market price of our common stock could decline and you could lose all or part of the money you paid to buy our common stock.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE INCURRED NET LOSSES SINCE INCEPTION, EXPECT CONTINUING LOSSES AND MAY NEVER ACHIEVE PROFITABILITY IN THE FUTURE.

     To date, we have not been profitable. We did not begin to generate revenues until the third quarter of 1999. As of March 31, 2001, we had an accumulated deficit of approximately USD 62.1 million. We incurred net losses in 2000, 1999 and 1998 of USD 29.9 million, USD 16.2 million and USD 4.6 million, respectively. We expect to continue to incur significant net losses and negative cash flow for the foreseeable future. We expect to spend significant financial resources to expand our business. We do not know when or if we will become profitable. If we cannot achieve operating profitability or positive cash flows from operating activities, our stock price may decline and we may be unable to continue our operations.

THE RECENT DOWNTURN IN THE INTERNET SECTOR HAS AND WILL CONTINUE TO ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS.

     In 2000, the Internet industry in which we operate began experiencing serious downward trends in financial results, business growth and in the capital markets. The downward trends have exacerbated in 2001. The downward trends have resulted in Internet companies spending less on advertising and marketing. This has resulted in a significant decrease in the demand for our primary products and services, such as PromoMail and PromoCommerce, due to the fact that many of our clients are Internet companies. We cannot assure you that the demand for our products and services will increase. If demand for our products and services does not increase, our results of operations will continue to suffer and we will need to rely on our other product lines or find alternative ways to generate revenue and grow our business.

OUR ACQUISITION OF THE COMMERCE DIVISION HAS RESULTED IN A SIGNIFICANT INCREASE IN OUR FIXED COSTS AND WE MAY NOT REALIZE THE INTENDED BENEFITS OF THE ACQUISITION.

     In March 2001, we completed the acquisition of the Commerce Division of Inktomi Corporation. Through this acquisition, we added approximately 70 new employees and our monthly expenses increased by approximately USD 1.5 million per month. Although we knew that the business of the Commerce Division as operated by Inktomi was slowing, the business deteriorated more rapidly prior to the closing than we expected, due to the termination of several major contracts that we would have acquired. Therefore, this acquisition has resulted in a significant increase in our expenses without the corresponding increase in our revenues that we had expected. We may spend significant time and resources trying to increase the base of large customers and to realize the intended benefits of the acquisition. We cannot assure you that these efforts will be successful.

WE MAY NOT SUCCESSFULLY INTEGRATE AND MANAGE THE COMMERCE DIVISION OF INKTOMI AND FACE ADDITIONAL DIFFICULTIES IN ACHIEVING THE INTENDED BENEFITS OF THE ACQUISITION, WHICH COULD HAVE A NEGATIVE IMPACT ON THE MARKET PRICE OF SHARES OF OUR COMMON STOCK.

     The completion of the acquisition of the Commerce Division of Inktomi poses risks for our ongoing operations and the value of shares of our common stock, including that:

     - we may fail to successfully integrate the acquired products and services into our business operations;

     - we will incur expenses related to the integration of the Commerce Division into our existing business operations;

     - we may experience difficulties and incur expenses related to the assimilation and retention of the new Commerce Division employees; and

     - whether or not successfully integrated, the acquired assets may not perform as well as we expect.

     We have never acquired or integrated into our business the assets of other companies. If we fail to successfully integrate the acquired assets and/or fail to realize intended benefits of the acquisition, the market price of shares of our common stock could decline.

OUR FUTURE RESULTS AND THE DEMAND FOR OUR SERVICES IS UNCERTAIN, AND WE WILL NOT BECOME PROFITABLE IF OUR SERVICES DO NOT ACHIEVE MARKET ACCEPTANCE.

     We were incorporated in August 1996 and launched our e-centives online direct marketing system in November 1998. We did not charge for our services and did not begin to generate revenues until the third quarter of 1999. In addition, we have acquired new product and service offerings through an acquisition and have limited experience managing this new business. Accordingly, our future results are uncertain and our results to date may not be representative of our future results.

     Since our business is new, we cannot predict the demand for our direct marketing services. Demand for our direct marketing services is dependent upon many factors.

     Factors over which we have some level of control include:

     - the number of consumers, network partners and marketers we can attract to our system;

     - our ability to compete successfully in our market; and

     - our success in promoting our products and services through our sales, marketing and business development personnel.

     Factors outside our control include:

     - uncertainty about the value and effectiveness of our personalized online direct marketing services;

     - our clients' ability to sell their products and services to the consumers who participate in our system; and

     - the quality, accuracy and utility of the information provided to us that we provide to marketers regarding member demographics, member activity and promotional success.

If our online direct marketing services do not achieve market acceptance, our business will not become profitable.

OUR FINANCIAL RESULTS WILL SUFFER IF OUR MEMBERS DO NOT REGULARLY USE OUR
SYSTEM.

     Our ability to generate revenue depends in part on frequent and regular member activity. During the year ended December 31, 2000, we recognized 75% of our revenue from the delivery of e-centives to members on behalf of marketers and network partners. Delivering e-centives to members by e-mail accounted for approximately 56% of our revenue and delivering e-centives to members' online accounts accounted for approximately 19% of our revenue during this period. In the case of delivering e-centives to
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

members' online accounts, we do not recognize revenue from the sale of e-centives unless our members access their online accounts. If we are unable to increase the frequency with which our members use our system, our ability to generate revenues by the delivery of e-centives to member accounts will be adversely affected and our business will suffer. We currently track our members' interaction with their accounts. During 2000, approximately 4% of the then-current total membership interacted with their accounts at least once a month. In addition, if our members do not visit the web sites of our marketers in response to e-centives, marketers may not continue to use our system.

OUR INABILITY TO MAINTAIN EXISTING AND ESTABLISH NEW RELATIONSHIPS WITH NETWORK PARTNERS OPERATING HIGH-TRAFFIC PORTAL, COMMUNITY AND CONTENT WEB SITES WOULD CAUSE OUR FINANCIAL RESULTS TO SUFFER.

     Our success depends on our ability to establish relationships with and deliver our service through high-traffic portal, community and content web sites, such as Excite. We rely on these relationships to increase our membership base and to provide entry points into our system for members. We compensate all of our network partners for members we acquire through their web sites either by paying a fee for new members or by paying a percentage of the revenue we generate from the delivery of e-centives to such new members or both. We pay three of our network partners a fee, typically ranging from USD 0.50 to USD 1.50, for each new member that registers for our service through their web sites. Nine of our network partners, including the three which receive a fee for each new member as described above, receive a percentage of the net revenue generated by us for the delivery of e-centives to the new members we obtained through their web sites. This percentage is typically between 20% and 50% of net revenue.

     We cannot assure you that we will be able to maintain our existing relationships or enter into additional relationships with new network partners, on favorable terms, if at all. If we are unable to maintain our existing relationships with our existing network partners, or if we fail to establish successful relationships with new network partners, our membership base may not continue to grow in a timely manner, or at all, and our business and financial condition would be adversely affected.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST CURRENT AND FUTURE
COMPETITORS.

     The market to provide online direct marketing services is new, intensely competitive and rapidly changing. We expect competition in this market to continue to increase as a result of:

     - our market's increasing size;

     - our market opportunity becoming more visible;

     - minimal barriers to entry; and

     - industry consolidation.

We compete with companies for the dollars that marketers allocate to their marketing budgets. We compete for these marketing dollars with many online direct marketers in several fields, principally:

     - e-mail marketers, such as LifeMinders, Inc. and Netcreations;

     - rewards programs, such as Netcentives and Mypoints; and

     - coupon providers such as coolsavings.com.

We believe the market for our recently acquired Commerce Engine application to be rapidly evolving and intensely competitive. Some of our current and potential competitors include:

     - other providers of commerce technologies and services such as InfoSpace;

     - commerce destination sites including Deal Time and mySimon;

     - commerce wallet providers such as Brodia;

     - affiliate services including BeFree and Linkshare; and

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

     - Internet portals and other captive marketplace Web sites, including America Online, Excite@Home and Yahoo!

     We believe the principal factors that will draw end-users to an online commerce application include brand availability, selection, personalized services, convenience, price, accessibility, customer service, quality of search tools, quality of content, and reliability and speed of fulfillment for products ordered. Because we serve primarily as a technology and infrastructure provider and not as a retailer or operator of a search engine, our customers and partners determine many of these factors, and we have little or no control over them.

     All of the companies named above and many of our other existing and potential competitors, have significantly greater financial, technical, marketing and managerial resources than we do. These competitors also generate greater revenue and are better known than we are. As a result, they may compete more effectively than we do and be more responsive to industry and technological change than we are. We also compete for marketing dollars with other online marketing and advertising companies as well as offline direct marketing and promotion companies. We operate in an intensely competitive environment with a significant number of existing and potential competitors.

     Our ability to successfully compete depends on many factors.

     Factors over which we have some level of control include:

     - success in developing and expanding a membership base;

     - ability to enter into relationships with network partners and marketers;

     - timely development and marketing of new direct marketing and commerce services; and

     - ability to manage rapidly changing technologies, frequent new service introductions and evolving industry standards.

     Factors outside our control include:

     - development, introduction and market acceptance of new or enhanced services by our competitors;

     - changes in pricing policies of our competitors;

     - entry of new competitors in the market; and

     - ability of marketers to provide simple, cost-effective and reliable promotions.

     The failure to compete successfully would impair our ability to generate revenues and become profitable.

OUR E-CENTIVES BRAND MAY NOT ACHIEVE THE LEVEL OF RECOGNITION NECESSARY TO ATTRACT ADDITIONAL MARKETING CLIENTS, WHICH COULD CAUSE OUR FINANCIAL RESULTS TO SUFFER.

     To be successful, we must continue to build and increase market recognition of our corporate brand because our market is competitive with low barriers to entry. We do not advertise to attract visitors to our web site, but rather are attempting to build a brand that marketers and network partners identify with online promotions and shopping technology. We believe that the recognition of the e-centives brand is important to our success and the importance of this will increase as more companies enter our market and competition for marketers', network partners' and consumers' attention increases. Building recognition of the e-centives brand required us to expend significant funds on marketing. The outcome of our marketing efforts are hard to predict. If we are not successful in our marketing efforts to increase our brand awareness, our ability to attract marketing clients could be harmed which would cause our financial results to suffer.

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

OUR INABILITY TO PROVIDE OUR MEMBERS WITH ATTRACTIVE PROMOTIONAL OFFERS FROM MARKETERS COULD HARM OUR FINANCIAL RESULTS.

     We need to continue to attract new marketers to our system in order to continue to provide our members with new offers on products and services. Member loyalty and activity, and the resulting attractiveness of our system to marketers and network partners, depends upon the desirability of the promotions we deliver. We cannot control the quality or attractiveness of promotions our marketers offer. If our marketers choose unpopular or unattractive promotions or we are unable to attract new marketers to our system, we may not be able to maintain or expand our member base. Moreover, if our members are not satisfied with the offers, or with the products or services purchased, their negative experiences might result in decreased usage of our system, which would adversely affect our financial results.

WE WILL REQUIRE ADDITIONAL CAPITAL TO FINANCE OUR OPERATIONS, AND IF SUCH FUNDS ARE NOT AVAILABLE, WE MAY NOT BE ABLE TO FUND OUR PLANNED EXPANSION OR CONTINUE OPERATIONS.

     We currently anticipate that our existing capital may be sufficient to meet our need for working capital and capital expenditures into the fourth quarter of 2001 and we plan to raise additional funds prior to that time. However, we may need to raise additional funds sooner than we expect. For example, we may need additional financing if we:

     - are unable to increase our revenues as anticipated;

     - decide to expand faster than planned;

     - develop new or enhanced services or products ahead of schedule;

     - need to respond to competitive pressures; or

     - need to acquire complementary products, businesses or technologies.

     We cannot be certain that the necessary financing will be available on acceptable terms, or at all. Numerous companies engaged in the provision of goods or services online have recently encountered significant difficulty obtaining funding from the public capital markets as well as through private transactions. If we raise additional capital through the issuance of equity securities, the common stock interest of investors holding shares prior to such issuance would be diluted. In addition, we may raise any necessary additional capital through the issuance of preferred stock, with rights superior to those of the common stock purchased by investors prior to such issuance. If adequate funds are not available on acceptable terms, we may not be able to continue operations.

OUR NETWORK INFRASTRUCTURE, COMPUTING SYSTEMS OR SOFTWARE MAY FAIL OR BE COMPROMISED OR DAMAGED, WHICH COULD HARM OUR BUSINESS, FINANCIAL CONDITION AND REPUTATION.

     The performance of our hardware and software is critical to our business and our ability to attract consumer members, marketers and high-traffic portal, community and content web sites. System failures that cause an interruption in service or a decrease in responsiveness of our transaction processing or data storage capabilities could impair our reputation and the attractiveness of our brand. We have experienced periodic system interruptions, which may occur from time to time in the future. We have experienced approximately 5 disruptions over the past year that lasted more than one hour. The average disruption time for each was approximately 2.25 hours. Each of these disruptions was caused by unique errors in our software code that were all subsequently corrected and did not have a material effect on our business. Any significant increase in the frequency or severity of future disruptions could have an adverse effect on our business.

     The software for our online direct marketing and promotions system is complex and may contain undetected errors or defects, especially when we implement upgrades to our system. Any errors or defects that are discovered after our software is released for use could damage our reputation or result in lost revenues.

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

     We monitor and test our system and software, and from time to time have identified minor defects. We currently address such defects by rewriting software code and, if possible, replacing portions of our proprietary software with commercially available software components. Any difficulties in implementing this new software may result in greater than expected expense and may cause disruptions to our business.

     Exodus Communications hosts our systems and provides us with communications links. The delivery of our services is substantially dependent on our ability and the ability of Exodus to protect our computer hardware and network infrastructure against damage from, among others:

     - human error;

     - fire and flooding;

     - power loss;

     - telecommunications failure; and

     - online or physical sabotage.

     We rely on Exodus for a significant portion of our Internet access as well as monitoring and managing the power and operating environment for our server and networking equipment. Any interruption in these services, or any failure of Exodus to handle higher volumes of Internet use, could result in financial losses or impair our reputation. Further, there can be no assurance that we will be able to continue our relationship with Exodus on acceptable terms, if at all.

OUR SYSTEM CAPACITY NEEDS ARE UNTESTED AND OUR FAILURE TO HANDLE THE GROWTH OF OUR DATABASE MAY DAMAGE OUR BUSINESS OR REQUIRE US TO EXPEND SUBSTANTIAL CAPITAL.

     The capacity of our system has not been tested and we do not yet know the ability of our system to manage substantially larger numbers of users and transactions. A substantial increase in our membership base and a corresponding increase in the number of data records could strain our servers and storage capacity, which could lead to slower response time or system failures. We may not be able to handle our expected user and transaction levels while maintaining satisfactory performance. System failures or slowdowns adversely affect the speed and responsiveness of our transaction processing. These would have a negative impact on the experience for our consumer members and reduce our system's effectiveness. Such an increase could require us to expand and upgrade our technology, processing systems and network infrastructure. Any unexpected upgrades could be disruptive and costly. Our failure to handle the growth of our databases could lead to system failures, inadequate response times or corruption of our data, and could negatively affect our business, results of operations and financial condition. We believe our system's hardware, at peak traffic levels, runs at approximately 50% of capacity. We may be unable to expand and upgrade our systems and infrastructure to accommodate this growth in a timely manner. Any failure to expand or upgrade our systems could damage our reputation and our business.

     In addition, if our usage of telecommunications capacity increases, we will need to purchase additional networking equipment and rely more heavily on Exodus to maintain adequate data transmission speeds. The availability of these products or services may be limited or their cost may be significant.

OUR BUSINESS COULD SUFFER IF INTERNET USERS REDUCE OR BLOCK OUR ACCESS TO THEIR PERSONAL DATA.

     We collect consumer demographic and purchase preference information from our members and also collect data regarding the categories of offers viewed and offers clicked-on by members. Privacy concerns may cause users to resist signing up for our system, providing us with personal information and allowing us to monitor their usage. If users were to reduce the information voluntarily supplied to us or block our access to their data, our ability to improve our database of consumer information and the value of our service would diminish.

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

PRIVACY LAWS MAY BE ENACTED OR APPLIED TO US WHICH COULD RESTRICT OUR ABILITY TO DISCLOSE CONSUMER DATA WITH THIRD PARTIES WHICH COULD ADVERSELY EFFECT OUR BUSINESS.

     We currently report aggregate, but not individual, consumer demographic information and purchase preference information to network partners about the members that joined through their service. Marketers only receive aggregate information about our membership for purposes of targeting promotions to members with certain demographic or purchase preference criteria. Growing concern about privacy and the collection, distribution and use of personal information, even in the aggregate, may lead to the enactment and application of federal or state laws or regulations that would restrict our ability to provide customer data to third parties. In addition, several states have proposed legislation that would limit the uses of customer information gathered online. Consequently, any future regulation that would restrict our ability to provide information regarding our members would have a negative impact on our business by restricting our methods of operation or imposing additional costs.

IF WE ARE NOT SUCCESSFUL IN PROTECTING OUR INTELLECTUAL PROPERTY OUR BUSINESS WILL SUFFER.

     We depend heavily on technology to operate our business. Our success depends on protecting our intellectual property, which is one of our most important assets.

Proprietary Technology

     We have developed proprietary technology including database and interface servers, offer creation and presentation software, and software to enable communication between marketers' e-commerce systems and our system.

Patents

     We have two issued U.S. patents and three pending U.S. patent applications. Our first issued patent is entitled "Electronic couponing method and apparatus" and relates to the method and apparatus for distributing, generating, and redeeming discount coupons, rebate or gift certificates or the like that tracks each coupon using a consumer ID number printed on the coupon. Our second issued patent, which is a continuation-in-part to our first patent, is entitled "Electronic discount couponing method and apparatus for generating an electronic list of coupons." Our pending patent applications seek to protect technology we use or may use in our business. We have no issued foreign patents, but we have two pending foreign patent applications in the European Union. It is possible that no patent will issue from the currently pending patent applications.

Trademarks

     We have registered the e-centives trademark in the U.S. We have filed U.S. trademark registrations for the e-centives logo, PromoCast, PromoCommerce, PromoMail, PromoMail Event and PromoMail Spotlight, all of which are pending. We have also filed for trademark registration of e-centives, the e-centives logo, PromoCast and PromoCommerce in Switzerland and with the European Union. We also claim rights in a number of additional tradenames associated with our business activities.

Internet Domain Names

     We hold rights to various web domain names including "e-centives.com." Regulatory bodies in the United States and abroad could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable to prevent third parties from acquiring domain names that are similar to or diminish the value of our trademarks and other proprietary rights.

     We have not registered any copyrights in the U.S. or elsewhere related to our software or other technology.

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

     If we do not adequately protect our intellectual property, our business, financial condition and results of operations would be harmed. Our means of protecting our intellectual property may not be adequate. Unauthorized parties may attempt to copy aspects of our service or to obtain and use information that we regard as proprietary. It is also possible that our patents or any potential future patents may be found invalid or unenforceable, or otherwise be successfully challenged. If any of our current or future patents are successfully challenged by a third party, we could be deprived of our right to prevent others from using the methods covered by such patents. In addition, competitors may be able to devise methods of competing with our business that are not covered by our patents or other intellectual property. Although, members can access our service over the Internet from anywhere in the world, we currently only have operations in the U.S. The laws of some foreign countries do not protect our intellectual property rights to as great an extent as do the laws of the United States. Our competitors may independently develop similar technology, duplicate our technology or design around any patents that we may obtain or our other intellectual property.

IF WE INFRINGE UPON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS OUR BUSINESS AND FINANCIAL RESULTS COULD BE HARMED.

     There has been a substantial amount of litigation in the software and Internet industry regarding intellectual property rights. It is possible that, in the future, third parties may claim that our current or potential future technologies infringe upon their intellectual property. We expect that software developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows. Any such claims, with or without merit, could be time-consuming, result in costly litigation and diversion of management resources, or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could seriously harm our ability to operate our business and our financial condition may suffer.

WE ARE, AND WILL CONTINUE TO BE, CONTROLLED BY OUR CO-FOUNDERS, WHICH COULD RESULT IN OUR TAKING ACTIONS OF WHICH YOU DO NOT APPROVE.

     As of June 1, 2001, our co-founders, Messrs. Amjadi, Akhavan and Friedli, owned approximately 41.1% of our outstanding common stock. As a result, they continue to be able to control most matters requiring stockholder approval. Among other things, they are able to elect a majority of the directors and approve significant corporate matters, such as a merger or sale of the business.

WE MAY BE SUBJECT TO CLAIMS BASED ON THE CONTENT OF OUR PROMOTIONS AND OUR WEB SITE.

     The online promotions developed by our marketers may not comply with federal, state or local laws governing the content of advertisements and the sale of products and services. We do not control the content of the promotions we deliver. Our role in facilitating these promotions may expose us to liability based on the content of the promotions. We also may face liability if the promotional information in the promotions is defamatory, inaccurate, or infringes on proprietary rights of others. Marketers or our employees may make errors or enter inaccurate information, and we do not proofread or otherwise verify the information contained in the promotions. We may face civil or criminal liability for unlawful advertising or other marketer activities. We could also face claims based on the content that is accessible from our web site through links to other web sites.

     We may not be adequately insured to cover these claims. Any claims could require us to spend significant time and money in litigation, even if we ultimately prevail. In addition, negative publicity caused by these inaccuracies could damage our reputation and diminish our brand.

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

OUR BUSINESS MAY BE AFFECTED BY SEASONAL FLUCTUATIONS IN DIRECT MARKETING SPENDING AND INTERNET USE WHICH COULD CAUSE OUR OPERATING RESULTS AND STOCK PRICE TO FLUCTUATE WIDELY.

     Our limited operating history and rapid growth make it difficult for us to assess the impact of seasonal factors on our business. We expect seasonal fluctuations will affect our business. We believe that online direct marketing spending will be highest in the fourth quarter of each calendar year due to increased consumer spending during the holiday period, and lowest during the summer months of the third quarter. Because the market for Internet direct marketing services is emerging, we cannot be certain of these seasonal patterns and additional patterns may develop in the future as the market matures. This could cause our operating results and stock price to fluctuate widely.

IF WE DO NOT MANAGE OUR GROWTH, OUR BUSINESS WILL BE HARMED.

     We may not be successful in managing our rapid growth. We have grown from 60 employees on June 30, 1999 to 174 employees on June 1, 2001. Past growth has placed, and future growth will continue to place, a significant strain on our management and resources, related to the successful integration of personnel. The acquisition and integration of the Commerce Division of Inktomi has and will continue to divert management's attention and place an additional strain on our management and resources.

     To manage the expected growth of our operations, we will need to improve our existing and implement new operational and financial systems, procedures and controls. We will also need to expand our finance, administrative, client services and operations staff and train and manage our growing employee base effectively. Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. Our business, results of operations and financial condition will suffer if we do not effectively manage our growth.

IF WE LOSE THE SERVICES OF ANY OF OUR KEY EXECUTIVES, OUR BUSINESS AND STOCK PRICE COULD SUFFER.

     Our success depends in large part on the contributions of Kamran Amjadi, our Chairman and Chief Executive Officer and Mehrdad Akhavan, our President and Chief Operating Officer, whose understanding of our services, strategy and relationships would be extremely difficult to duplicate from outside our company. Although we maintain employment agreements with Messrs. Amjadi and Akhavan, we do not have and do not currently plan to enter into employment agreements with any of our other employees. The loss of the services of Messrs. Amjadi and Akhavan or any other key personnel could have a material adverse effect on our business. We do not maintain "key person" life insurance policies.

IF WE ARE UNABLE TO RETAIN OUR SKILLED EMPLOYEES, OUR BUSINESS MAY BE HARMED.

     Our future success also depends on our ability to retain and motivate our skilled employees, particularly our technical, sales and marketing personnel. In addition, we need to retain the key personnel that we hired in connection with the acquisition of the Commerce Division in order to successfully integrate it into our existing business. The loss of these employees would harm our business. Additionally, we face intense competition in retaining personnel from a number of sectors, including technology and Internet companies. Many of these companies have greater financial resources than we have to attract and retain qualified personnel. We have occasionally encountered and expect to continue to encounter difficulties in retaining skilled employees, particularly software developers and engineers. We need developers and engineers who have experience with the newest software development tools and Internet technologies. We may be unable to retain our skilled employees or identify, attract, assimilate or retain other qualified employees in the future, which may in turn harm our business.

WE HAVE A SIGNIFICANT AMOUNT OF STOCK-BASED COMPENSATION EXPENSE RELATING TO STOCK OPTION GRANTS WHICH WILL DECREASE EARNINGS OVER THE NEXT FOUR YEARS.

     Stock-based compensation represents an expense associated with the recognition of the difference between the fair market value of common stock at the time of an option grant and the option exercise price. Stock compensation is amortized over the vesting period of the options, generally four years. For the year ended December 31, 2000, the charge relating to stock option grants was USD 1,713,649. We estimate the charge relating to stock option grants will be USD 1,300,000, USD 1,300,000, USD 1,300,000 and USD 400,000 in 2001, 2002, 2003, and
2004 respectively. These charges will dilute earnings for those years and may have a negative impact on our stock price.

                         RISKS RELATED TO OUR INDUSTRY

THE DEMAND FOR INTERNET DIRECT MARKETING SERVICES IS UNCERTAIN.

     The market for online direct marketing has only recently begun to develop. Most businesses have little or no experience using the Internet for direct marketing and promotion. As a result, many businesses have allocated only a limited portion of their marketing budgets to online direct marketing. In addition, companies that have invested a significant portion of their marketing budgets in online marketing may decide after a time to return to more traditional methods if they find that online marketing is a less effective method of promoting their products and services than traditional marketing methods. We cannot predict the amount of direct marketing spending on the Internet in general, or demand for our targeted direct marketing services in particular. The demand for online marketing may not develop to a level sufficient to support our continued operations or may develop more slowly than we expect.

MANY OF OUR CLIENTS ARE EMERGING INTERNET COMPANIES THAT REPRESENT CREDIT RISKS.

     Most of our marketer clients are Internet companies, many of which have significant losses, negative cash flow and limited access to capital. Many of these companies represent credit risks and could fail. Any financial difficulties of our clients may result in difficulties in our ability to collect accounts receivable or lower than expected sales of our products and services. If our Internet clients continue to have financial difficulties or if such difficulties worsen, our financial results would suffer. In addition, we have experienced decreased sales of our products due to the general economic slowdown which has particularly impacted the Internet and technology sector.

           ADDITIONAL RISKS RELATED TO OWNERSHIP OF OUR COMMON STOCK

THE MARKET PRICE OF OUR COMMON STOCK, LIKE THE MARKET PRICES OF STOCKS OF OTHER INTERNET-RELATED COMPANIES, MAY FLUCTUATE WIDELY AND RAPIDLY.

     The market price of our common stock, like the market prices of stocks of other Internet-related companies, may fluctuate widely and rapidly. The market price and trading volume of our common stock since our initial public offering on October 3, 2000 has been and may continue to be highly volatile. Factors such as variations in our revenue, earnings and cash flow and announcements of new service offerings, technological innovations, strategic alliances and/or acquisitions involving competitors or price reductions by us, our competitors or providers of alternative services could cause the market price of our common stock to fluctuate substantially. Additionally, broad market fluctuations, including fluctuations of the SWX New Market of the SWX Swiss Exchange, which result in changes to the market prices of the stocks of many companies but are not directly related to the operating performance of those companies, could also adversely affect the market price of our common stock.

THE LISTING OF OUR SHARES ON THE SWX NEW MARKET OF THE SWX SWISS EXCHANGE MAY LIMIT OUR ABILITY TO RAISE CAPITAL AND COULD ADVERSELY AFFECT OUR STOCK PRICE.

     We are the first U.S. company to list solely on the SWX Swiss Exchange. We are not listed on any U.S. exchange. Because we are the first U.S. company to do this, we are uncertain what effect, if any, our listing on only the SWX New Market of the SWX Exchange will have upon our ability to raise additional financing in the U.S. capital markets. If the listing of our shares solely on the SWX New Market of the SWX Swiss Exchange is received by investors with uncertainty, the listing may discourage potential investors and could hinder our ability to raise necessary financing on acceptable terms. In addition, after
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

the expiration of the various lock-up periods entered into by our current stockholders in connection with our initial public offering, all of the shares of our common stock will be eligible for trading on the SWX New Market. If a significant amount of such shares are offered for sale on the SWX New Market after the lock-up periods expire, it could decrease our stock price.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Much of the information in this prospectus consists of forward-looking statements based on our current expectations. These statements are inherently predictive and speculative, and you must not assume that they will prove to be correct. You can often identify these statements by forward-looking words such as:

     - "may";

     - "will," "intend," "plan to";

     - "expect," "anticipate," "project," "believe," "estimate"; and

     - "continue" or similar words.

     You should read such statements very carefully because they:

     - discuss our future plans or expectations;

     - contain projections of our future financial condition or results of operations; or

     - state other forward-looking information.

     When you consider such forward-looking statements, you should keep in mind the risk factors above and the other cautionary statements in this prospectus because they provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.

                       SPECIAL NOTE REGARDING MARKET DATA

     We use market data and industry forecasts in this prospectus which we have obtained from market research, publicly available information and industry publications. These publications generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. While we believe that the surveys and market research others have performed are reliable, we have not independently verified this information.

               MARKET INFORMATION -- PRICE RANGE FOR COMMON STOCK

     There is no established public trading market for our common stock in the United States. Since our initial public offering on October 3, 2000, our common stock has traded on the SWX New Market of the SWX Swiss Exchange under the symbol "ECEN." The following table reflects the high and low sales prices, in Swiss Francs and U.S. Dollars, reported on the SWX New Market of the SWX Swiss Exchange for each quarter listed. The amounts listed in U.S. Dollars reflect the relevant exchange rate as of the date of such high or low price.

                   PERIOD                          SWISS FRANCS             US DOLLARS
                   ------                      ---------------------   --------------------
                                                 HIGH         LOW        HIGH        LOW
                                               ---------   ---------   ---------   --------
                    2000
                    ----
Quarter ended December 31, 2000..............  CHF 21.80   CHF 11.75   USD 12.46   USD 7.04

                    2001
                    ----
Quarter ended March 31, 2001.................  CHF 15.25    CHF 8.50    USD 9.35   USD 4.92
April 1, 2001 to June 1, 2001................   CHF 8.50    CHF 2.45    USD 4.87   USD 1.37

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We intend to retain future earnings, if any, to finance the expansion of our business, and do not expect to pay any cash dividends in the foreseeable future. Please see our "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Liquidity and Capital Resources" section below.

     The declaration of dividends is within the discretion of our board of directors and subject to limitations set forth in the Delaware General Corporation Law. Our certificate of incorporation provides that if dividends are paid, they must be paid equally on each share of outstanding common stock. Payment of any dividends on our common stock is subject to the rights of any preferred stock then outstanding.

                                USE OF PROCEEDS

     The selling stockholders will receive all of the net proceeds from the sale of their shares. We will incur approximately USD 95,000 in costs and expenses associated with the registration of the shares but will not receive any proceeds from the sale of the shares. The selling stockholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the selling stockholder and transfer and other taxes attributed to the sale of the shares.

                            SELECTED FINANCIAL DATA
               (IN U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

     You should read the selected financial data shown below together with our financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial data included elsewhere in this prospectus. Our statements of operations data for each of the years ended December 31, 1998, 1999 and 2000 and the balance sheet data as of December 31, 1999 and 2000, are derived from our audited financial statements included elsewhere in this prospectus. Our statement of operations data for the period from August 2, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997 and the balance sheet data as of December 31, 1996, 1997 and 1998 have been derived from our audited financial statements not included in this prospectus. The financial information as of March 31, 2001 and for the three months ended March 31, 2000 and 2001 was derived from our unaudited financial statements, which are also included in this prospectus and include, in the opinion of our management, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for the fair presentation of our financial position and results of operations for those periods. The historical results presented below are not necessarily indicative of the results to be expected for any future fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 21.

                                     PERIOD FROM
                                    AUGUST 2, 1996
                                       (DATE OF
                                      INCEPTION)                                                            THREE MONTHS ENDED
                                       THROUGH                    YEAR ENDED DECEMBER 31,                       MARCH 31,
                                     DECEMBER 31,    -------------------------------------------------   ------------------------
                                         1996           1997         1998         1999         2000         2000         2001
                                    --------------   ----------   ----------   ----------   ----------   ----------   -----------
                                                                                                               (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue...........................    $       --     $       --   $       --   $      740   $   10,230   $    1,042   $     1,803
Cost of revenue...................            --             --           --        1,027        2,208          401         2,066
                                      ----------     ----------   ----------   ----------   ----------   ----------   -----------
 Gross profit (loss)..............            --             --           --         (287)       8,022          641          (263)
Product development, exclusive of
 stock-based compensation.........            17            814        1,160        2,427        2,873          663         1,280
General and administrative,
 exclusive of stock-based
 compensation.....................           159            753        1,237        4,083        8,765        1,453         1,983
Sales and marketing, exclusive of
 stock-based
 compensation.....................            25          1,105        2,480        7,890       19,006        3,788         3,286
Network partner fees..............            --             --           --          730        6,354          777           630
Stock-based compensation:
 Product development..............            --             --           --          283          822          262           100
 General and administrative.......            --             --           --          297          333           42           119
 Sales and marketing..............            --             --           --          475          558          219           125
                                      ----------     ----------   ----------   ----------   ----------   ----------   -----------
Loss from operations..............          (201)        (2,672)      (4,877)     (16,472)     (30,689)      (6,563)       (7,786)
Interest income, net..............             4            187          310          268          694          105           330
Other income......................            --             --           --           34           50           13            --
                                      ----------     ----------   ----------   ----------   ----------   ----------   -----------
 Loss before income taxes.........          (197)        (2,485)      (4,567)     (16,170)     (29,945)      (6,445)       (7,456)
Income taxes......................            --             --           --           --           --           --            --
                                      ----------     ----------   ----------   ----------   ----------   ----------   -----------
Net loss..........................          (197)        (2,485)      (4,567)     (16,170)     (29,945)      (6,445)       (7,456)
Preferred stock dividend
 requirements and accretion of
 convertible redeemable preferred
 stock............................            --           (180)        (383)        (383)        (552)        (149)           --
                                      ----------     ----------   ----------   ----------   ----------   ----------   -----------
Net loss applicable to common
 stockholders.....................    $     (197)    $   (2,665)  $   (4,950)  $  (16,553)  $  (30,497)  $   (6,594)  $    (7,456)
                                      ==========     ==========   ==========   ==========   ==========   ==========   ===========
Basic and diluted loss per common
 share............................    $    (0.07)    $    (0.56)  $    (1.02)  $    (3.40)  $    (4.09)  $    (1.35)  $     (0.49)
Shares used to compute basic and
 diluted net loss per common
 share............................     2,881,053      4,726,882    4,860,000    4,869,601    7,460,272    4,875,597    15,215,721

                                                                         AS OF DECEMBER 31,                   AS OF
                                                             -------------------------------------------    MARCH 31,
                                                              1996     1997     1998     1999     2000        2001
                                                             ------   ------   ------   ------    ----     -----------
                                                                                                           (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents..................................  $  521   $7,084   $2,377   $  427   $27,062     $17,519
Working capital............................................     465    6,916    2,117      872    26,528      17,521
Total assets...............................................   5,172    7,390    3,031    5,490    36,377      42,268
Deferred revenue...........................................      --       --       --      791       904       2,160
Stockholders' equity.......................................     528    7,154    2,587      995    30,834      35,501

                  SELECTED FINANCIAL DATA -- COMMERCE DIVISION
                         (IN U.S. DOLLARS IN THOUSANDS)

     You should read the Commerce Division's selected financial data shown below together with the financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial data included elsewhere in this prospectus. The statements of operations data for each of the years ended September 30, 1999 and 2000, are derived from the audited financial statements included elsewhere in this prospectus. The financial information for the three months ended December 31, 1999 and 2000 was derived from unaudited financial statements, which are also included in this prospectus and include, in the opinion of management, all adjustments, consisting only of normal, recurring adjustments, that are considered necessary for the fair presentation of the Commerce Division's results of operations for those periods. The historical results presented below are not necessarily indicative of the results to be expected for any future fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 21.

                                                                                THREE MONTHS ENDED
                                                    YEAR ENDED SEPTEMBER 30,       DECEMBER 31,
                                                    ------------------------    ------------------
                                                       1999          2000        1999       2000
                                                    ----------    ----------    -------    -------
STATEMENT OF OPERATIONS DATA:
Revenue...........................................   $  1,110      $ 14,608     $ 1,112    $ 5,996
Cost of revenue...................................        662         3,138         255      1,428
                                                     --------      --------     -------    -------
  Gross profit....................................        448        11,470         857      4,568
Product development, exclusive of stock-based
  compensation....................................      6,462        12,272       1,635      3,134
General and administrative, exclusive of
  stock-based compensation........................        197           956          62        543
Sales and marketing, exclusive of stock-based
  compensation....................................      4,104         9,190       1,572      2,080
Stock-based compensation..........................        562           742         185        231
                                                     --------      --------     -------    -------
Loss from operations..............................    (10,877)      (11,690)     (2,597)    (1,420)
Other income......................................         --            --          --         --
                                                     --------      --------     -------    -------
  Loss before income taxes........................    (10,877)      (11,690)     (2,597)    (1,420)
Income taxes......................................         --            --          --         --
                                                     --------      --------     -------    -------
Net loss..........................................   $(10,877)     $(11,690)    $(2,597)   $(1,420)
                                                     ========      ========     =======    =======

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion of our financial condition and results of operations together with "Selected Financial Data" and our financial statements and the notes to those financial statements elsewhere in this prospectus. In addition to historical information, this discussion contains forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to competitive factors, risks associated with our expansion plans and other factors discussed under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

GENERAL

     We currently provide an online direct marketing system that delivers promotions, which we call e-centives, to consumers across the web sites of our network partners and by e-mail. We developed a web-based application that enables consumers to register to receive e-centives at our network partners' web sites or through our web site, www.e-centives.com. Our members provide demographic information and indicate interests in product categories in return for e-centives targeted to their shopping preferences. We create an online account for each member, which can be accessed on the web site of the network partner through which they joined and on our web site. Members can also elect to receive e-centives by e-mail. We offer technology to our marketers, that automatically recognizes our members when they enter the marketer's web site, and highlights and applies relevant e-centives during the shopping and purchase process.

RECENT ACQUISITION OF COMMERCE BUSINESS

     On March 28, 2001, we completed the acquisition of the Commerce Division of Inktomi Corporation, a developer of scalable Internet infrastructure software based in Foster City, California. We exchanged 2,551,700 shares of our common stock, or 14.4% of our outstanding common stock, for the assets of the division. Of the 2,551,700 shares issued to Inktomi Corporation in the acquisition, 1,020,680 shares, or 40%, were placed in escrow, 382,755 of which will be released to Inktomi Corporation based upon the achievement of revenue and performance targets for the acquired business at the end of twelve and eighteen months following the closing. If such performance and revenue criteria are not achieved for such periods, then all such shares will be returned to us. The remaining 637,925 of escrow shares are held in satisfaction of any potential indemnity claims and will be released within contractually agreed upon time frames. As part of the purchase price the Company also issued a warrant to purchase an additional 1,860,577 shares of the Company's common stock upon the achievement of additional revenue targets at the end of twelve months following the closing. In connection with the acquisition, the Company entered into a license agreement and a reseller agreement with Inktomi Corporation. Under the terms of the license agreement, Inktomi Corporation will perpetually license certain software and technology to the Company to be used in the acquired business. Pursuant to the reseller agreement, Inktomi Corporation will resell certain products of the acquired business for a period of twelve months from the closing.

     The Commerce Engine is the primary product offering of the acquired business. Inktomi Corporation launched the first commercial version of the Commerce Engine in mid-1999. The Commerce Engine is designed to collect and organize vast amounts of electronic product information from online merchants and publishers of comparative product information. The Commerce Engine is also designed to track and confirm purchases made by end-users of our customers' services and to generate invoices for our online merchants to support performance-based marketing arrangements among multiple parties. We believe that the combined technologies, content, and services will enable us to provide Internet users with attractive, personalized tools to make better purchasing decisions online and offline. With this transaction, we also added several new clients -- including AT&T, NTT, Excite UK, and The Washington Post -- as well as a broadened portfolio of products and services to offer existing clients. We also gained an immediate foothold in Europe with newly hired Commerce Division employees located in London.

     Through this acquisition, we hired approximately 70 new employees and significantly increased our operating expenses. Our expenses have increased by approximately USD 1.5 million per month, primarily due to the assumption of the lease for office space in Redwood Shores, California and the salaries of the additional employees.

     Although our expenses have increased, the revenues that we will generate from the Commerce Division will be substantially less than previously anticipated. At the time we entered into the acquisition agreement in January 2001, we recognized that the business of the Commerce Division as operated by Inktomi was slowing due primarily to changing market conditions and we did not expect that the newly acquired Commerce Division would generate the same level of revenues that it generated in prior years. However, we did not anticipate that the business of the Commerce Division would deteriorate so extensively prior to the closing. Between the signing of the acquisition agreement and the closing of the transaction, several important contracts were terminated and as a result several significant customers were lost. In addition, several customers did not consent to the assignment of their contracts to us. Although the failure of these contracts to be transferred to us triggered a large purchase price reduction, the loss of the important customers has resulted in a significant reduction in the expected revenues from operation of the Commerce Division during 2001 and beyond. We will need to spend more time and resources than we had planned in order to try to increase the base of large customers and realize the intended benefits of the acquisition. We cannot assure you that these efforts will be successful.

PRODUCTS AND REVENUES

     We launched our e-centives service in November 1998. We typically enter into contracts for the delivery of our service on behalf of marketers and our network partners. We deliver e-centives through our suite of services, principally comprised of PromoMail, PromoCast and PromoCommerce. We also offer these services on a performance contract basis. Our newest product offering is the Commerce Engine, which we acquired from Inktomi at the end of March 2001.

     Between November 1998 and June 1999, while we were introducing our service, we allowed marketers to use our system at no charge. We began generating revenue in the third quarter of 1999 with 100% of the revenue in 1999 generated from the delivery of e-centives to members on behalf of marketers and network partners.

     For the three months ended March 31, 2000, our revenue breakdown was as follows:

     - 82% from the purchase of services on a fixed fee contractual basis (32% from PromoCast, 3% from PromoCommerce and 47% from PromoMail)

     - 18% from the delivery of e-mails for ZDNet

     For the three months ended March 31, 2001, our revenue breakdown was as follows:

     - 94% from the purchase of services on a fixed fee contractual basis (88% from PromoMail)

     - 5% from the purchase of services on a performance contract basis

     - 1% from the Commerce Engine (allocation for three days based on date of acquisition)

     Over the past few years, e-mail has become one of the predominant internet applications as measured by the percentage of users and total message volume online. Due to its targeting and personalization capabilities, and relatively low cost of implementation, the use of e-mail as a marketing vehicle has significantly increased as a percentage to total online marketing dollars. E-mail marketing is also flexible for both customer acquisition and retention. Similar to the increased interest in the marketplace for e-mail marketing as a whole, sales of our PromoMail services has become a much higher percentage of our total sales.

     Our PromoMail service consists of targeted e-mails highlighting a marketer's specific promotions. Marketers who contract to use the PromoMail service participate in mailings to a group of members based upon those members' preferences. Participating marketers are charged a fixed fee for each member to whom the e-mail is sent. We recognize revenue related to the delivery of e-centives via the PromoMail service upon transmission of the e-mail to the members.

     Marketers who subscribe to the PromoCast service enter into fixed-fee contracts for our delivery of either a specified or unlimited number of e-centives to the accounts of a targeted group of members over the contractual period. Once a member receives and clicks on the offer, our system links the member directly to the appropriate page within the marketer's site. The term of these contracts is typically one year or less. Each e-centive has an expiration date, typically 30 days from the date the e-centive is placed in a member's account. An e-centive is considered delivered when a member visits his or her account. Because we have an obligation to maintain the e-centive on our system until it expires, we recognize revenue upon expiration of the delivered e-centive. Revenue related to delivery of an unlimited quantity of e-centives is recognized ratably over the contract term. We currently do not guarantee the delivery of the specific number of e-centives that the marketer purchases under these contracts. Under these contracts, if there are any remaining e-centives not used by the marketer at the end of the contract period, those unused e-centives are forfeited.

     Our PromoCommerce service consists of several components including a PromoCast package, perpetual software license and maintenance on such software. Revenue related to the incorporated PromoCast package is recognized ratably over the term of the contract. The software components enable the subscribing merchant's site to recognize our members when they enter into the merchant's web site and automatically detect, highlight and apply relevant e-centives during the shopping and purchase process. The maintenance component provides subscribing merchants with product updates and telephone support services. Our customer support contracts typically have a one-year term, and revenue is recognized ratably over the term of the contract.

     When marketers purchase services on a performance contract basis for PromoMail and PromoCast, revenue is based solely on the actions of our members. We earn a contractually specified amount based on the number of members who click on the offer or other specified link, the number of purchases or the amount of sales generated by our members. Revenue is recognized upon the click-through or upon notification by the marketer of the number or amount of applicable sales. We expect that more of our contracts with marketers will be performance based contracts.

     Our initial revenues from the Commerce Engine have been generated primarily through license, support and maintenance fees from Internet portal and other Web site destination customers and revenue-sharing arrangements with participating online merchants. Our contracts for our Commerce Engine currently provide for payments to us consisting of implementation fees and annual information service fees from Internet sites, as well as annual service fees and transaction fees from participating online merchants. Revenue is recognized ratably over the life of the contract, which typically have one or two year terms.

     We also provide consulting services to marketers, such as assistance with promotions planning. Revenue related to these consulting services is recognized as the related services are provided. To date, we have recognized an insignificant amount of revenue from consulting services.

MARKETING PARTNERS

     In the first quarter of 2001, we entered into several barter transactions (marketing partner transactions) that consist of the sale of large quantities of outbound e-mail to marketing partners, and the purchase of banner advertisements and outbound e-mail services by e-centives from these same partners. We generally enter into a contractual relationship with a marketing partner for delivery of a specified quantity of targeted e-mails to our membership database or other databases, offering promotions and special offers on behalf of the marketing partners. In addition, we place orders with the marketing partner to purchase a specified volume of banner advertisements, website click-throughs or outbound e-mail. This marketing activity is designed to drive the marketing partners' viewers and members to our registration page to register for the e-centives service. Revenue and expenses from these marketing partner transactions are recorded based upon the fair value of the promotional e-mails delivered at a similar quantity or volume of e-mails delivered in a qualifying past cash transaction. Fair value of promotional e-mails delivered is based upon the Company's recent historical experience of cash received for e-mail deliveries in accordance with EITF 99-17. Such revenues are recognized when the promotional e-mails are delivered. Corresponding expenses are recognized for the advertisements received when the Company's advertisements are displayed on the reciprocal web sites or properties, which is typically in the same period as the delivery of the promotional e-mails and are included as part of sales and marketing expense. These transactions comprised approximately 68% of the Company's revenue during the quarter ended March 31, 2001.

     In light of the significant amount of our revenue generated by these marketing partner transactions in the first quarter of 2001, there is substantial risk that our revenue could be negatively impacted in future quarters if we do not complete sufficient additional transactions to meet our revenue goals. In addition, if we are either unable or unwilling to continue purchasing banner advertising, or other forms of marketing services, from our marketing partners, they may be unwilling to purchase our services, thus having a negative effect on our ability to generate revenue in the future.

     In certain cases, we are paid part or all of our services up front, but recognize revenue upon delivery of our services over the contract term. We have, and expect to continue to have, a deferred revenue liability on our balance sheet.

     On March 31, 2001, we renegotiated our Co-Branding Agreement with Excite@Home ("Excite"), dated as of February 16, 2000 and amended December 30, 2000. The renegotiated agreement relieves us from obligations to make payments of up to USD 13 million to Excite over the next two years. The new agreement with Excite is a one-year agreement whereby Excite will provide us with access to e-mail and other subscriber information. In exchange for this information, we will pay Excite a percentage of the revenue generated from these subscribers. In connection with the renegotiation, we purchased USD 1.3 million worth of data and e-mail services from Matchlogic, a wholly owned subsidiary of Excite, of which USD 1.0 million was used as of March 31, 2001.

OUTSOURCED E-MAIL

     We recently began offering an outsourced e-mail service to marketers. This service will allow marketers to outsource their e-mail marketing campaigns to us. This solution will allow merchants to cost-effectively conduct e-mail marketing without having to develop and build their own e-mail infrastructure and manage the process. Our outsource e-mail solution consists of e-mail delivery, list management and tracking services. Our e-mail marketing system is designed to help build an ongoing, personalized dialogue with the merchant's target audience and maximize effectiveness through targeting and testing. As of June 1, 2001, we have generated an insignificant amount of revenue from our outsourced e-mail service.

CERTAIN INDUSTRY TRENDS

     There has been a recent slowdown in the Internet sector in the United States, particularly with respect to retail Internet companies. Many retail Internet companies are having difficulties raising capital, borrowing money and otherwise funding their operating losses. In addition to our traditional brick and mortar merchants, we have a number of clients that are retail Internet companies, many of which have significant losses, negative cash flow and limited access to capital. These marketer clients are experiencing even greater cash flow problems due to this slowdown. Therefore, some of our marketer clients could fail. As a result of the difficulties of some of our marketer clients, we have had to expend additional effort to collect our accounts receivable, and in certain cases have had to settle for less than the total amount owed. In the three months ended March 31, 2001, we incurred charges related to an increase of USD 16,302 in our provision for doubtful accounts and wrote off USD 70,703 in bad debt. While we believe that our allowance for doubtful accounts as of March 31, 2001 is adequate to cover any difficulties with the collection of our accounts receivable balance, there can be no assurance that the allowance will be adequate to cover any receivables later deemed to be uncollectible.

     In light of the recent turmoil in the Internet sector, many advertisers are tightening their marketing budgets which may affect our sales in upcoming quarters. We may face additional challenges in the second quarter of 2001 due to the Internet slowdown. We expect that this trend will continue in the near future. We plan to continue to expand our business to include additional direct marketing and commerce products and services so as to grow our business over the near term.

RESULTS OF OPERATIONS

     The following presents our financial position and results of operation as of and for the three months ended March 31, 2001 and as of and for the year ended December 31, 2000. Since then, we have continued to incur substantial losses. We expect to continue to incur losses through 2001 as we continue to promote, develop and deploy our system. We expect our expenses to increase in absolute dollars in future periods as we hire additional personnel and incur additional costs related to the growth of our business and our operations as a public company.

  Three Months Ended March 31, 2001 and 2000.

     Revenue. Revenue increased by USD 760,425 to USD 1,802,575 in the three months ended March 31, 2001 compared to USD 1,042,150 in the three months ended March 31, 2000. Of total first quarter revenues, USD 1,216,850 was generated through marketing partner transactions as described in the Overview. There were no marketing partner transactions during the first quarter of 2000.

     Cost of Revenue. Cost of revenue consists primarily of expenses related to providing our services for our marketers, including personnel costs associated with providing our services, depreciation of servers, network and hosting charges, and network partner revenue share payments. Cost of revenue increased by USD 1,664,763 to USD 2,065,511 in the three months ended March 31, 2001 compared to USD 400,748 in the three months ended March 31, 2000. We primarily attribute the fluctuation to increased partner revenue share payments associated with our increased revenue and a one-time purchase of USD 1,000,000 of outbound e-mail services from Matchlogic, a wholly owned subsidiary of Excite, in connection with the renegotiation of our agreement with Excite.

     Product Development. Product development consists primarily of expenses related to the development of our technology and the maintenance of our data, including payroll and related expenses for personnel and associated software and hardware maintenance costs. We expense product development costs as we incur them. Product development expenses increased by USD 616,714 to USD 1,280,100 in the three months ended March 31, 2001, compared to USD 663,386 in the three months ended March 31, 2000. The majority of this increase resulted from increased product development personnel costs associated with the development of our systems, including its infrastructure and computer software.

     General and Administrative. General and administrative expenses include payroll and related expenses for accounting, finance, legal, human resources, and administrative personnel, as well as selected executives. In addition, general and administrative expenses include fees for professional services, occupancy related costs, and all other corporate costs, including depreciation and amortization. General and administrative expenses increased by USD 530,089 to USD 1,983,268 in the three months ended March 31, 2001, compared to USD 1,453,179 in the three months ended March 31, 2000. The fluctuation was the result of several factors, including an increase of USD 240,102 in general and administrative salaries in the first quarter of 2001 compared to the first quarter of 2000 due to growth in the number of personnel. The fluctuation in general and administrative expenses also includes an increase in rent expense of USD 318,503 in the first quarter of 2001 compared to the first quarter of 2000 as we obtained additional office space in September 2000.

     Sales and Marketing. Sales and marketing expenses consist primarily of payroll, sales commissions and related expenses for personnel engaged in sales, marketing and customer support, as well as advertising and promotional expenditures. Sales and marketing expenses decreased by USD 502,223 to USD 3,285,920 in the three months ended March 31, 2001, compared to USD 3,788,143 in the three months ended March 31, 2000. While on-line marketing expenditures targeted at attracting marketers and network partners to our direct marketing system increased by USD 1,118,368 for the first quarter of 2001; broadcast, printed publications and other marketing efforts were lower by USD 1,464,219 when compared
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

to the same quarter in 2000. Marketing partner transactions accounted for USD 1,030,037 of the on-line marketing expenditures for three months ended March 31, 2001.

     Network Partner Fees. Network partner fees include the fees we pay our network partners for members, advertising and exclusivity on the network partners' site. Network partner fees decreased by USD 146,259 to USD 630,335 in the three months ended March 31, 2001, compared to USD 776,594 in the three months ended March 31, 2000. This decrease is primarily the result of a shift from paying our partners a fixed fee per new member to revenue share arrangements that are classified as cost of revenue.

     Interest income, net. Interest income, net consists of income on our cash balances less interest expense on long-term debt. Net interest income increased by USD 225,650 to USD 330,447 in the three months ended March 31, 2001, compared to USD 104,797 for the three months ended March 31, 2000. We earned more interest income in the first quarter of 2001 due to higher cash balances resulting from our initial public offering in October 2000.

     Stock-based compensation. Stock-based compensation expenses consist of the accrual of the difference between the fair value of our common stock and the exercise price of certain performance-based options prior to the measurement date and the accrual of the difference between the estimated fair value of our common stock and the exercise price of stock options issued to employees. Stock-based compensation expenses decreased by USD 178,759 to USD 344,085 in the three months ended March 31, 2001, compared to USD 522,844 for the three months ended March 31, 2000. This decrease can be attributed to performance based options that were fully vested in 2000.

     Net loss. Net loss increased by USD 1,010,752 to USD 7,456,198 in the three months ended March 31, 2001, compared to USD 6,445,446 for the three months ended March 31, 2000. The fluctuation is primarily attributed to the increase in cost of revenue of USD 1,664,763 and operating expenses of USD 319,563, netted against the increase in revenue of USD 760,425 and interest income of USD 225,650.

  Years ended December 31, 2000 and 1999.

     Revenue. Revenue for the year ended December 31, 2000 was USD 10,230,000. Our revenue for the year ended December 31, 1999 was USD 740,000. We attribute the increase primarily to the expansion of our operations and to the fact that we did not begin to charge for our services until the second half of 1999. We forged several new strategic alliances with network partners during 2000. Contracts we entered into with ZDNet, Excite, Uproar and LifeMinders, Inc. contributed approximately 48% of the increase in revenue from 1999 to 2000.

     Cost of Revenue. Cost of revenue represents expenses related to providing online promotions for our marketers, including a portion of the salaries, benefits and related expenses of our client services, network operations and technical services personnel as well as revenue sharing payments to network partners. Cost of revenue increased by USD 1,180,000 to USD 2,208,000 in the year ended December 31, 2000 compared to USD 1,028,000 in the year ended December 31, 1999. We attribute this increase primarily to the additional salaries resulting from an increase in the number of personnel.

     Product Development. Product development costs include expenses we incur for research, design and development of our proprietary online promotion technology. We expense product development costs as we incur them. Product development expenses increased by USD 446,000 to USD 2,873,000 in the year ended December 31, 2000, compared to USD 2,427,000 in the year ended December 31, 1999. The majority of this increase resulted from increased product development personnel costs associated with the development of our online direct marketing system, including its infrastructure and computer software. We expect these costs to increase in absolute dollars in 2001 compared to 2000. We expect to incur approximately USD 10 million in product development expenses in 2001.

     General and Administrative. General and administrative expenses consist of salaries for executive and selected senior management, finance and administrative personnel and associated employee benefits, facilities costs, computer and office equipment operating leases, training, and all other corporate costs, including depreciation and amortization. General and administrative expenses increased by USD 4,682,000 to USD 8,765,000 in the year ended December 31, 2000, compared to USD 4,083,000 in the year ended December 31, 1999. This increase resulted principally from an increase of USD 1,295,000 from the increase in the number of general and administrative personnel and includes increases of USD 558,000 from increased legal costs and USD 598,000 from increased rent for additional office space. In addition, we have experienced increased depreciation of fixed assets of USD 673,000 for the year ended December 31, 2000 in connection with our increased capital expenditures for computer equipment. Further, the increase in general and administrative expenses for the year ended December 31, 2000 includes a USD 650,000 payment to coolsavings.com as part of the settlement of certain patent litigation. We expect these costs to increase in absolute dollars in 2001 compared to 2000. We expect to incur approximately USD 14 million in general and administrative expenses in 2001.

     Sales and Marketing. Sales and marketing expenses consist primarily of salaries, associated benefits and travel expenses for our sales and marketing personnel and promotional expenses. Sales and marketing expenses increased by USD 11.1 million to USD 19.0 million in the year ended December 31, 2000, compared to USD 7.9 million in the year ended December 31, 1999. We attribute this increase mainly to increased marketing expenditures of USD 15.1 million targeted at attracting more marketers and network partners to our direct marketing system.

     Network Partner Fees. Network partner fees include the fees we pay our network partners for members, advertising and exclusivity on the network partners' site. Network partner fees increased by USD 5,623,000 to USD 6,354,000 in the year ended December 31, 2000, compared to USD 731,000 in the year ended December 31, 1999. We attribute this increase mainly to the payments made to Excite. We expect these costs to increase in absolute dollars in 2001 compared to 2000. We expect to incur approximately USD 8 million in network partner fees in 2001.

     Stock-based compensation. Stock-based compensation expenses consist of the accrual of the difference between the fair value of our common stock and the exercise price of certain performance-based options prior to the measurement date and the accrual of the difference between the estimated fair value of our common stock and the exercise price of stock options issued to employees. Stock-based compensation expenses increased by USD 660,000 to USD 1,714,000 in the year ended December 31, 2000, compared to USD 1,054,000 for the year ended December 31, 1999. The increase resulted principally from additional options granted to employees at exercise prices less than fair market value. We expect to incur approximately USD 1.4 million in stock-based compensation expenses in 2001.

     Interest income, net. Interest income, net consists of income on our cash balances less interest expense on long-term debt. Net interest income increased by USD 425,000 to USD 693,000 in the year ended December 31, 2000, compared to USD 268,000 for the year ended December 31, 1999. This fluctuation was due to an increase in interest income resulting from an increase in cash balances from the Series C funding and the IPO.

     Net Loss. Net loss increased by USD 13.7 million to USD 29.9 million in the year ended December 31, 2000, compared to USD 16.2 million for the year ended December 31, 1999. The increase is primarily attributed to the increase in operating costs of USD 22.5 million to USD 38.7 million in the year ended December 31, 2000, compared to USD 16.2 million for the year ended December 31, 1999.

Years ended December 31, 1999 and 1998.

     Revenue. We generated USD 740,000 in revenue in 1999. We did not generate revenue in 1998 because we were a development stage entity devoting substantially all of our efforts to develop and market our direct marketing infrastructure.

     Cost of Revenue. We incurred USD 1,028,000 in cost of revenue expenses in 1999. As a development stage company, we incurred no cost of revenue expenses in 1998.

     Product Development. Product development expenses were USD 2,427,000 and USD 1,161,000 in 1999 and 1998, respectively. We attribute USD 1.2 million of the 1999 increase to product development personnel costs associated with the development of our online direct marketing system, including its infrastructure and computer software.

     General and Administrative. General and administrative expenses were USD 4,083,000 and USD 1,237,000 in 1999 and 1998, respectively. We attribute USD 440,000 of the 1999 increase to additional personnel in the general and administrative area, USD 730,000 of the 1999 increase to higher legal costs and USD 180,000 of the 1999 increase for rent for increased office space. In addition, USD 250,000 of the 1999 increase resulted from increased depreciation of fixed assets in connection with our increased capital expenditures for computer equipment and USD 750,000 of the 1999 increase was caused by the amortization of a patent that was purchased in 1999.

     Sales and Marketing. Sales and marketing expenses were USD 7,890,000 and USD 2,480,000 in 1999 and 1998, respectively. We attribute USD 1,630,000 of the 1999 increase to increases in the number of direct sales personnel and USD 2.5 million for 1999 to increased marketing expenditures targeted at attracting more marketers to our direct marketing system.

     Network Partner Fees. Network partner fees were USD 731,000 in 1999. We incurred no network partner fees in 1998.

     Stock-based compensation. Stock-based compensation expenses were USD 1,054,000 in 1999. We incurred no stock-based compensation expenses in 1998.

     Interest income, net. Interest income, net was USD 268,000 and USD 310,000 in 1999 and 1998, respectively. The decrease from 1998 to 1999 was due to a decrease in cash balances as funds were used to meet operating expenses.

     Net Loss. Net loss was USD 16.2 million and USD 4.6 million in 1999 and 1998, respectively. The increase from 1998 to 1999 is primarily attributed to the increase in operating costs of USD 11.3 million to USD 16.2 million in the year ended December 31, 1999, compared to USD 4.9 million for the year ended December 31, 1998.

COMMERCE DIVISION RESULTS OF OPERATIONS

     The following presents the Commerce Division's financial position and results of operation as of and for the three months ended December 31, 2000 and as of and for the year ended September 30, 2000.

     Although our expenses have increased, the revenues that we will generate from the Commerce Division will be substantially less than previously anticipated. At the time we entered into the acquisition agreement in January 2001, we recognized that the business of the Commerce Division as operated by Inktomi was slowing and we did not expect that the newly acquired Commerce Division would generate the same level of revenues that it generated in prior years. However, we did not anticipate that the business of the Commerce Division would deteriorate so extensively prior to the closing . Between the signing of the acquisition agreement and the closing of the transaction, several important contracts were cancelled and as a result several significant customers were lost. Although the failure of these contracts to be transferred to us triggered a large purchase price reduction, the loss of the important customers has resulted in a significant reduction in the expected revenues from operation of the Commerce Division during 2001 and beyond. We will need to spend more time and resources than we had planned in order to try to increase the base of large customers and realize the intended benefits of the acquisition. We cannot assure you that these efforts will be successful.

  Three months ended December 31, 2000 and 1999.

     Revenue.  The revenue for the three months ended December 31, 2000 was USD
6.0 million, an increase of USD 4.9 million over the USD 1.1 million revenue for the three months ended December 31, 1999. The increase is primarily due to the increased number of customers each quarter since inception, with larger contracts starting in 2000.

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

     Cost of Revenue. Cost of revenue increased by USD 1.1 million to USD 1.4 million in the three months ended December 31, 2000 compared to USD 300,000 in the three months ended December 31, 1999. Due to the increase in the customer base, additional equipment was required to support the new contracts. As the data and support requirements grew, so did the costs of revenue.

     Product Development. Product development expenses increased by USD 1.5 million to USD 3.1 million in the three months ended December 31, 2000, compared to USD 1.6 million in the three months ended December 31, 1999. This increase can be attributed to the additional number of employees needed to maintain and develop the Commerce Division's products, as well as to support non-recurring engineering projects for various customers.

     General and Administrative. General and administrative expenses increased by USD 400,000 to USD 500,000 in the three months ended December 31, 2000, compared to USD 100,000 in the three months ended December 31, 1999. Due to the overall growth in the Commerce Division, increased infrastructure expenses were required to support the increase in business.

     Sales and Marketing. Sales and marketing expenses increased by USD 500,000 to USD 2.1 million in the three months ended December 31, 2000, compared to USD
1.6 million in the three months ended December 31, 1999. This increase reflects the expansion of the sales group needed to help grow the Commerce Division, as well as increased commissions associated with the new contracts being signed.

     Net Loss. Net loss decreased by USD 1.2 million to USD 1.4 million in the three months ended December 31, 2000, compared to USD 2.6 million for the three months ended December 31, 1999. The decrease is the result of the increase in gross profit of USD 3.7 million being offset by the increase in operating costs of USD 2.5 million.

  Years ended September 30, 2000 and 1999.

     Revenue. The revenue for the year ended September 30, 2000 was USD 14.6 million, an increase of USD 13.5 million over the USD 1.1 million for the year ended September 30, 1999. A large portion of the increase in revenue can be attributed to signing of several large contracts, such as those with Network Commerce, Terra Networks and British Telecommunications.

     Cost of Revenue. Cost of revenue increased by USD 2.4 million to USD 3.1 million in the year ended September 30, 2000 compared to USD 700,000 in the year ended September 30, 1999. This increase is related to the increase in revenue and can be attributed to higher network and hosting charges, as well as higher depreciation associated with the additional equipment needed to support the growth of the business.

     Product Development. Product development expenses increased by USD 5.8 million to USD 12.3 million in the year ended September 30, 2000, compared to USD 6.5 million in the year ended September 30, 1999. The majority of this increase is the result of increased product development personnel costs associated with the maintenance of existing products, the development the new products, and non-recurring engineering projects per customer contracts.

     General and Administrative. General and administrative expenses increased by USD 800,000 to USD 1.0 million in the year ended September 30, 2000, compared to USD 200,000 in the year ended September 30, 1999. This increase resulted principally from an increase in the number of general and administrative personnel and an overall increase in infrastructure related expenses needed to support the increased level of business being generated.

     Sales and Marketing. Sales and marketing expenses increased by USD 5.1 million to USD 9.2 million in the year ended September 30, 2000, compared to USD
4.1 million in the year ended September 30, 1999. This increase can be attributed to increasing the size of the sales force, increased commissions associated with the higher revenue and increased marketing expenditures aimed at attracting new customers.

     Net Loss. Net loss increased by USD 800,000 to USD 11.7 million in the year ended September 30, 2000, compared to USD 10.9 million for the year ended September 30, 1999. The increase is primarily attributed to the increase in operating costs of USD 11.8 million, offset by the increase in gross profit of USD 11.0 million.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception through September 2000, we funded our operations primarily from the private sale of our convertible preferred stock and common stock, through which we raised net proceeds of USD 45,829,578 through September 2000. Our last private offering was completed in February 2000, in which we issued 2,328,434 shares of our Series C convertible preferred stock with approximate total proceeds of USD 23,800,000. On October 10, 2000, we completed an initial public offering in Switzerland of shares of our common stock which are listed on the SWX New Market Segment of the SWX Swiss Exchange (the "Swiss IPO"). After deducting expenses and underwriting discounts, we received approximately USD
36.7 million in proceeds from this transaction. All of our shares of preferred stock converted automatically on the closing of the Swiss IPO.

     At March 31, 2001, we held USD 17,633,772 in cash and cash equivalents and short-term investments. We hold restricted cash of USD 542,984 and long-term investments of USD 1,007,282 as collateral for letter of credit commitments to secure our lease payment obligations.


     Cash used in operating activities was USD 8,368,390 and USD 6,212,723 for the three months ended March 31, 2000 and 2001, respectively, and USD 4,299,091, USD 12,904,109 and USD 27,589,830 for the years ended December 31, 1998, 1999 and 2000, respectively. For each period, the net cash flows used in operating activities largely reflect the Company's net losses.



     Cash used in investing activities was USD 385,900 and USD 2,095,654 for the three months ended March 31, 2000 and 2001, respectively, and USD 407,744, USD 4,570,697 and USD 3,081,391 for the years ended December 31, 1998, 1999 and 2000, respectively. The increase in net cash used for investing activities reflects the increase in long-term investments of USD 1,007,282 for the certificate of deposit associated with the sublease agreement with Inktomi Corporation for office space in Redwood Shores, California.



     The cash used in financing activities of USD 1,234,382 for the three months ended March 31, 2001 was primarily due to the March 2, 2001 payment of dividends that were declared on preferred stock in 2000. Cash provided by financing activities was USD 20,469,390 for the three months ended March 31, 2000, with the majority due to the February 2000 private offering of our Series C convertible preferred stock. Cash provided by financing activities was USD 15,524,688 for the year ended December 31, 1999 and USD 57,306,474 for the year ended December 31, 2000. Cash provided by financing activities for the year ended December 31, 2000 was impacted by the USD 36.7 million in proceeds from the Swiss IPO and USD 20.5 million from private sales of our convertible preferred stock. Cash provided by financing activities for the year ended December 31, 1999 was impacted by USD 13.5 million from private sales of our convertible preferred stock. There was no cash provided by financing activities for the year ended December 31, 1998.


     We believe that our existing cash resources may be sufficient to meet our anticipated cash needs for working capital and capital expenditures into the fourth quarter of 2001. After that we will have to raise additional funds to continue to operate our business at present levels. However, we may have to raise additional funds sooner to fund any expansion, to develop new or enhanced products or services, to respond to competitive pressures or to make acquisitions. We intend to pursue financing in the near future, and to cut back on expenses if necessary to conserve cash. We have received a commitment from Peter Friedli, one of our major investors and a director, that he or entities he controls will provide USD 10 million in financing to us which we expect will fund our operations through the first quarter of 2002. We cannot be certain that additional financing will be available to us on acceptable terms, or at all. If adequate funds are not available, or not available on acceptable terms, we may not be able to continue or expand our business.

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

     We have already undertaken a series of cost-cutting measures to preserve cash and will continue to do so. Following completion of the Commerce Division acquisition, we eliminated 21 redundant positions (approximately 11% of our workforce) in late April 2001. We have similarly undertaken efforts to reduce marketing, real estate, and general overhead expenses. We will continue to look prudently at all expenditures in order to control costs and make additional cuts as necessary.

RECENTLY ENACTED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS 133, Accounting For Derivative Instruments and Hedging Activities. In June 2000, the FASB issued SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activity, an amendment of SFAS 133. SFAS 133 and SFAS 138 require that all derivative instruments be recorded on the balance sheet at their respective fair values. SFAS 133 and SFAS 138 are effective for all fiscal quarters of all fiscal years beginning after 2000. We adopted SFAS 133 and SFAS 138 on January 1, 2001. The adoption of these standards did not have a material impact on our financial condition, results of operations or cash flows.


     In July 2001, the FASB announced that it will issue Statement No. (FAS) 141, Business Combinations, and FAS 142, Goodwill and Other Intangible Assets. FAS 141 will require that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. FAS 141 will also specify criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. FAS 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of FAS 142. FAS 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.



     The Company is required to adopt the provisions of FAS 141 immediately, except with regard to business combination initiated prior to July 1, 2001, which it expects to account for using the purchase method, and FAS 142 effective January 1, 2002. Furthermore, any goodwill and any intangible asset determined to have an indefinite useful life that are acquired in a purchase business combination completed after June 30, 2001 will not be amortized, but will continue to be evaluated for impairment in accordance with the appropriate pre-FAS 142 accounting literature. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 will continue to be amortized prior to the adoption of FAS 142.



     FAS 141 will require upon adoption of FAS 142, that the Company evaluate its existing intangible assets and goodwill that were acquired in a prior purchase business combination, and to make any necessary reclassifications in order to conform with the new criteria in FAS 141 for recognition apart from goodwill. Upon adoption of FAS 142, the Company will be required to reassess the useful lives and residual values of all intangible assets acquired in purchase business combinations, and make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, to the extent an intangible asset is identified as having an indefinite useful life, the Company will be required to test the intangible asset for impairment in accordance with the provisions of FAS 142 within the first interim period. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.



     In connection with the transitional goodwill impairment evaluation, FAS 142 will require the Company to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. To accomplish this the Company must identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. The Company will then have up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit's carrying amount. To the extent a reporting unit's carrying amount exceeds its fair value, an indication exists that the reporting unit's goodwill may be impaired and the Company must perform the second step of the transitional impairment test. In the second step, the Company must compare the implied fair value of the reporting unit's goodwill, determined by allocating the reporting unit's fair value to all of it's assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with FAS 141, to its carrying amount, both of which would be measure as of the date of adoption. This second step is required to be completed as soon as possible, but no later than the end of the year of adoption. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in the Company's statement of operations.



     And finally, any unamortized negative goodwill existing at the date FAS 142 is adopted must be written off as the cumulative effect of a change in accounting principle.



     As of the date of adoption, the Company expects to have unamortized identifiable intangible assets in the amount of approximately $6.3 million which will be subject to the transition provisions of FAS 141 and 142. Because of the extensive effort needed to comply with adopting FAS 141 and 142, it is not practicable to reasonably estimate the impact of adopting these Statements on the Company's financial statements at the date of this report, including whether any transition al impairment losses will be required to be recognized as the cumulative effect of a change in accounting principle.


QUALITATIVE AND QUANTITATIVE DISCUSSION OF MARKET RISK

     To date, we do not have any derivative financial instruments and do not plan to use any derivatives in our investment portfolio. We invest our cash in short-term, interest-bearing, investment-grade securities. We believe that our exposure to interest rate risk is not material to our results of operations.

     We do not have any material exposure to any foreign currency exchange rate risk.

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

                                    BUSINESS

OVERVIEW

     We provide an online direct marketing system that enables marketers to access consumers across the web sites of our network partners and by e-mail. Our system allows marketers to offer a wide range of promotions for products and services in which consumers have expressed interest. These promotions can include, among others, digital coupons, sales notices, free shipping offers, minimum purchase discounts and repeat purchase incentives. We call these online promotions e-centives. We developed a web-based application that enables consumers to register to receive e-centives at our network partners' web sites or through our web site, www.e-centives.com. Our members provide demographic information and indicate interests in product categories in return for e-centives targeted to their shopping preferences. We create an online account for each member which can be accessed on the web site of the network partner through which they joined and on our web site. Members can also elect to receive e-centives by e-mail. We also offer technology to our marketers that automatically recognizes our members when they enter the marketer's web site, and highlights and applies relevant e-centives during the shopping and purchase process. During the year ended December 31, 2000, we delivered e-centives for over 190 marketers, including Overstock.com, SmarterKids.com, Netgrocer.com, Cooking.com and CarParts.com.

     Our network partners include high-traffic portal, community and content web sites, such as Excite.com and iVillage.com. We provide a web-based application to our network partners that enables them to offer e-centives accounts and promotions to their users on a co-branded basis, maintaining the look and feel of the network partner's web site. We thereby enable our network partners to incorporate a new member benefit into their web site without the costs and challenges of building and maintaining their own direct marketing system. We believe these relationships enable us to expand our database of consumers, provide convenient access for our members and attract new marketers to our system.

     As of May 31, 2001, we maintained over 10.4 million e-centives accounts. Although we keep our members' identities confidential, we analyze our database of demographic and preference information with sophisticated tracking and data analysis to help our marketers execute more effective promotional campaigns. We believe our combination of network partners, marketers and members across a network of web sites creates a robust infrastructure for offering targeted promotions over the Internet.

RECENT DEVELOPMENTS

     On March 28, 2001, we completed the acquisition of the Commerce Division of Inktomi Corporation, a developer of scalable Internet infrastructure software based in Foster City, California. We exchanged 2,551,700 shares of our common stock, or 14.4% of our outstanding common stock after the acquisition, for the assets of the division. Of the 2,551,700 shares issued to Inktomi in the acquisition, 382,755 shares were placed into escrow and will be released upon the achievement of revenue and performance targets for the acquired business at the end of twelve and eighteen months following the closing. If such performance and revenue criteria are not achieved for such periods, then all of the escrowed shares will be returned to us. As part of the purchase price we also issued to Inktomi a warrant to purchase an additional 1,860,577 shares upon the achievement of additional revenue targets at the end of twelve months following the closing. In connection with the acquisition, we entered into a license agreement and a reseller agreement with Inktomi. Under the terms of the license agreement, Inktomi will perpetually license certain software and technology to us to be used in the acquired business. Pursuant to the reseller agreement, Inktomi will resell certain products of the acquired business for a period of twelve months from the closing.

     The Commerce Engine is the primary product offering of the Commerce Division. Inktomi launched the first commercial version of the Commerce Engine in mid-1999. The Commerce Engine is designed to collect and organize vast amounts of electronic product information from online merchants and publishers of comparative product information. The Commerce Engine is also designed to track and confirm purchases made by end-users of our customers' services and to generate invoices for our online merchants to support performance-based marketing arrangements among multiple parties.

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

     Through this acquisition, we believe we will strengthen our position as a leading provider of specialized Internet infrastructure solutions, including direct marketing and distributed commerce. The combined solutions create a compelling collection of technologies, content, and services that provide Internet users with valuable, personalized tools to make better purchases decisions online and offline. With this transaction, we also added several new clients -- including AT&T, NTT, Excite UK, and The Washington Post -- as well as a broadened portfolio of products and services to offer existing clients. We also gained an immediate foothold in Europe with newly hired Commerce Division employees located in London.

OUR SYSTEM

     We maintain a comprehensive direct marketing system designed to enable marketers to access consumers across the web sites of our network partners and by e-mail. Our system includes a web-based application that enables consumers to register to receive e-centives at our network partners' web sites or through our web site. Our members provide demographic information and product category interests in return for targeted e-centives. Our system then delivers e-centives for products and services directly to the member's account or through e-mail. Members can easily access their e-centives on the web site of the network partner through which they joined, or on our web site. In addition, we offer technology that enables a marketer to recognize our members when they visit the marketer's web site and incorporate e-centives into the shopping and purchase process. We believe that by developing a system that benefits our marketers, network partners and members, we are well positioned to become a leading direct marketing infrastructure on the Internet.

  Marketer Benefits

     - Access to a large membership across our network partners' web sites. We enable marketers to access our large member base and deliver their promotions across a network of web sites. By partnering with high traffic web sites to offer our service, we are able to increase our membership base and expand the audience for the marketers' promotions. Furthermore, by integrating our service into network partner web sites, we enable marketers to deliver e-centives through web sites such as portals which consumers often use to initiate their shopping activities.

     - Outsourced direct marketing application. Our software applications and technology enable marketers to offer targeted promotions without having to devote the time and resources to develop their own direct marketing technology. Since we can rapidly deploy our technology on behalf of the marketer, the marketer can quickly launch its online promotional campaigns. We create and deliver e-centives for marketers and provide other promotional technologies to them.

     - Sophisticated targeting and tracking. We deliver targeted offers for marketers based on the demographic and purchase preference information of our members. Our system also provides periodic reports to help marketers analyze the effectiveness of their marketing campaigns.

     - Flexible promotional options. Our infrastructure allows us to electronically deliver a wide range of offers, which can include digital coupons, sales notices, free shipping offers, minimum purchase discounts and return purchase incentives. We also offer technology to marketers that enables them to recognize our members when they enter the marketer's web site, highlight the e-centive at the opportune time and apply the e-centive at the point of purchase.

  Network Partner Benefits

     - New service for members. We provide our network partners with a web-based software application so that they can offer a promotion service to their users. Our system is designed to help increase their user base and the frequency of user visits.

     - Outsourced solution. We integrate our web-based application with our network partners' web sites. Consumers can register to receive e-centives through our network partners' web sites, often as part

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

       of the network partners' registration process. We then host and serve member accounts pages and associated offers that appear on our network partners' web sites. All of these elements are co-branded and maintain the look and feel of the network partners' web site. We also provide consulting services to support the relationship and customer service for our network partners' users and their advertising clients.

     - Enhanced promotional capabilities. By enabling our network partners to offer their advertising clients access to our direct marketing system, we provide our network partners with additional solutions to sell. Network partners can offer access to our system to their advertising clients through their own sales forces or refer them to our sales representatives.

     - New revenue stream. We provide our network partners with a new revenue stream. We compensate most of our network partners for members we acquire through their web sites either by paying a fee for new members or by paying a percentage of the revenue we generate from the delivery of e-centives to such new members or both. Most of our network partners receive a percentage, typically between 20% and 50%, of the net revenue generated by us for the delivery of e-centives to the new members we obtained through their web sites. We anticipate entering into more agreements with network partners in the future with revenue sharing arrangements.

  Member Benefits

     - Relevant offers. We seek to deliver relevant offers to our members based on the purchase preference and demographic information they provide to us during registration and as periodically updated.

     - Easy to access. Our system is designed to provide members with easy and timely access to their e-centives. We deliver the e-centives directly to personal accounts which members can access at our network partners' web sites through which they joined or through our web site. Members can also elect to have e-centives delivered to them by e-mail and regulate the frequency of those e-mails.

     - Convenient and organized. All e-centives delivered to members, including those delivered by e-mail, are stored in the member's personal account organizer where they are organized by category. Members can browse their personal account organizer by category or search for specific e-centives by marketer name or keyword. We automatically delete expired e-centives to eliminate clutter in the account.

     - Private and secure. All information in our database is digitally encoded, anonymous and secure to maintain the privacy of our members. By combining privacy with value and convenience, we seek to create a trusted brand name that will enable our members to have greater confidence in the e-centives that they receive.

GROWTH STRATEGY

     Our goal is to provide the leading direct-marketing infrastructure on the Internet. To achieve this objective, we intend to:

     - Expand the number of partners and our membership base. We plan to attract members by broadening our existing relationships and entering into new relationships with high-traffic portal, community and content web sites, as well as by generating visits at our web site. We believe that our network partners are critical for attracting new members and to providing existing members with a convenient access point to their accounts. The types of payment arrangements we have with network partners are described above under "-- Network Partner Benefits."

     - Increase the number of marketers and offers. We plan to attract additional marketers, including retailers and large national advertisers, by increasing our sales and marketing efforts and building on the established relationships of our network partners with their advertisers. We also work with existing marketers to increase their usage of our system. As the size of our membership increases, we believe that we will be able to attract more marketers to our system, increasing both the breadth and quality of our offers.

     - Continue to develop direct marketing and promotional tools. We intend to continue to develop new technologies to enhance the performance of our infrastructure. These new technologies include additional direct-marketing and promotional tools for our network partners and marketers, along with enhanced services and features for our members. We intend to expand our existing team of software engineers to accelerate the introduction of new technologies.

     - Expand internationally. To date, we have focused on pursuing opportunities in the United States. As the Internet market outside the United States grows, we intend to expand into Europe and other countries. We believe the anticipated international growth of Internet usage and electronic commerce may generate significant market opportunities for us. Our acquisition of the Commerce Division provided us with new employees in London and our first presence in Europe. We are currently considering expanding our United Kingdom presence and expanding into other European countries such as Switzerland and Germany.

     - Pursue acquisitions of related technologies and services. We believe that the market for online direct-marketing services and technologies is fragmented and growing rapidly. Through acquisitions we may obtain new product and service offerings and other proprietary technologies, access to new geographic markets or a larger consumer user base. In furtherance of this strategy, we acquired the Commerce Division which give us additional products and services to offer to our existing customer base and provides us new customers to which we may sell our existing products.

OUR PRODUCTS AND SERVICES

     Our proprietary system is designed to provide a comprehensive direct marketing solution for each of three constituencies: marketers, network partners and members. We provide proprietary products and services to meet the needs of each constituency in order to effectively deliver promotions to a targeted audience.

     Marketers. During the year ended December 31, 2000, we delivered approximately 177.0 million e-centives for over 190 marketers. During the first five months of 2001, we delivered approximately 154.6 million e-centives for over 60 marketers. Below is a list of our largest clients for whom we delivered e-centives during 2001, none of whom accounted for more than 8% of our revenue.

2(nd) Story Software
Blue Dolphin
CarParts.com
Cyberrebate.com
Dell
Delta Three
Discovery.com
E*Trade
eVineyard
Half.com
Gevalia
ICE.com
Marshalls
Netflix
Northwest Airlines
Officemax
OurHouse.com
Overstock.com
Sears
Simply Wireless
Staples.com
Walmart
WebRx/HealthCentral.com

     We currently offer marketers the following direct marketing services:
PromoCast(TM), PromoCommerce(TM), and PromoMail(TM). We also offer services on a performance contract basis.

     Our PromoCast service enables marketers to deliver targeted e-centives to our members' accounts. Once marketers purchase e-centives, we assist them in launching their promotional campaigns quickly and easily. Marketers typically use our client services team to create and distribute their e-centives. Once a member clicks on the offer, our system links the member directly to the appropriate page on the marketer's web site. We provide periodic reports to marketers to help them assess the effectiveness of each campaign. For the year ended December 31, 2000, PromoCast accounted for approximately 16% of our revenue.

     Our PromoCommerce service builds on our PromoCast solution by integrating the marketer's web site directly with our direct marketing infrastructure. In addition to delivering e-centives to the accounts of members, the PromoCommerce service enables marketers to recognize our members when they enter the marketer's web site and display their offers on the web pages determined by the marketer. A marketer can present new offers in a variety of places on their web site including their home page, specific sections based on product or merchandise category, or on the purchase confirmation page, all depending on the marketer's promotional criteria. For example, offers may be presented on the home page to entice consumers to make an impulse purchase, or alternatively on the purchase confirmation page to motivate a repeat purchase. Once the member accepts the new e-centive presented at the marketer's site, it can be redeemed immediately or it is automatically stored in the member's online account organizer to be redeemed at a later date.

     Through our PromoCommerce service, e-centives are automatically applied at the point of purchase with pricing and any other terms of the transaction appropriately adjusted. The member does not need to provide any additional codes or entries. Our authentication technology helps prevent fraudulent online use of offers. For the year ended December 31, 2000, PromoCommerce accounted for approximately 3% of our revenue.

     Our PromoMail service is offered as an added service and can be used in conjunction with PromoCommerce or PromoCast. Our PromoMail service enables marketers to deliver targeted offers to members by electronic mail. PromoMail messages can be planned to coincide with special occasions, such as Valentine's Day and Mother's Day, and highlight specific promotions relevant to the occasion and the member. A PromoMail message can include e-centives from a limited number of marketers, each of which is stored in members' accounts. We track, measure and report response rates to the marketer for each mailing. For the year ended December 31, 2000, PromoMail accounted for approximately 56% of our revenue.

     When marketers purchase services on a performance contract basis, e-centives are delivered by the same methods as in the PromoCast or PromoMail services, but revenue is based solely on the performance of the e-centives. We earn a contractually specified amount based on the number of members who click on the offer or the amount of sales the offer generates. For the year ended December 31, 2000, performance based contracts accounted for approximately 3% of our revenue.

     Through the acquisition of the Commerce Division of Inktomi, we acquired a new product offering called the Commerce Engine. The Commerce Engine is a high-performance commerce application designed to handle the challenges of bringing online consumers and merchants together and facilitating transactions between them. The Commerce Engine is designed as a platform to provide a comprehensive commerce experience for online consumers, enabling them to locate products, compare features and prices among products, and locate and purchase these products through participating online merchants. Similar to our web based application we provide to our network partners, we plan to make the Commerce Engine available to Internet portals and other Web site customers who can, in turn, provide online commerce services through their sites to end users.

     The Commerce Engine provides portals and other Web site customers with an infrastructure to enable their end users to make purchase decisions for goods and services online. The Commerce Engine is designed to function the way consumers already shop by integrating all aspects of the online commerce process, from expert advice and word of mouth comparisons, to bargain hunting and comparison shopping. For shoppers who generally know what product they want but not the brand or model, the Commerce Engine enables end users to evaluate several alternatives.

     Similar to our web based application we provide to our network partners, we plan to provide and manage all hardware, software and operational aspects of the Commerce Engine and the associated databases of product libraries and purchasing locations. This will include collecting, organizing, storing and updating vast quantities of electronic product information, and presenting this information for display to end users. We plan to provide our customers with a programming interface and software tools to enable them to maintain and customize the look and feel of their commerce service user interface.

     We expect to generate revenues from the Commerce Engine primarily through license, support and maintenance fees from Internet portal and other Web site destination customers and revenue-sharing arrangements with online merchants. The online commerce market is in a rapid state of evolution. The demand for commerce infrastructure services and the aggregate amount of site traffic and shoppers available through distribution partners are subject to significant variation and a variety of factors that are outside of our control.

     We recently began offering an outsourced e-mail service to marketers. This service will allow marketers to outsource their e-mail marketing campaigns to us. This solution will allow merchants to cost-effectively conduct e-mail marketing without having to develop and build their own e-mail infrastructure and manage the process. Our outsource e-mail solution consists of e-mail delivery, list management and tracking services. Our email marketing system is designed to help build an ongoing, personalized dialogue with the merchant's target audience and maximize effectiveness through targeting and testing. As of June 1, 2001, we have generated an insignificant amount of revenue from our outsourced e-mail service.

     Network Partners. We maintain relationships with network partners that operate high-traffic portal, content and community web sites. We provide our network partners with a web-based application that can be fully integrated within their web pages. Our application provides network partners with the ability to offer e-centives to their advertisers and users without the costs and challenges of building and maintaining their own online direct marketing system. We provide and maintain the underlying technology, host and serve co-branded pages, create and deliver offers and provide consulting services and member support.

     Our network partners' users can become e-centives members during the registration process of all but three of our twenty-one network partners' web sites. Alternatively, members can join our system through various other access points throughout the network partner's web site. In either case, our service is delivered on a co-branded basis maintaining the look and feel of the network partner's web site.

     As of June 14, 2001, we provide services through the following network partners:

AllCommunity.com             CoVia                        LifeMinders, Inc.
Ask Jeeves, Inc.             DesktopDollars, Inc.         TheGlobe.com
Bidcentives, Inc.            Excite                       ThirdAge Media
Care2.com                    Intuit, Inc.                 USAToday.com
Chase Manhattan Bank         iVillage, Inc.               ZDNet
Classmates Online, Inc.

     As of December 31, 2000, approximately 94% of our members have come from our relationships with our network partners, and we expect this trend to continue. See "-- Network Partner Benefits" for a discussion of how we pay our network partners for the acquisition of new members through our network partners.

     Members. As of May 31, 2001, we maintained over 10.4 million e-centives accounts. We provide our members with control over many aspects of our system, including what categories of offers they receive and when those offers are redeemed. To join our system, consumers sign-up for and personalize their e-centives account through any of our network partner web sites or our web site. When creating or updating their account, our members provide demographic information and select categories in which they have an interest. These categories currently include:

Automotive                   Groceries                    Pets
Baby Stuff                   Health & Beauty              Services
Books & Magazines            Hobbies                      Sports & Fitness
Computers                    Home & Gardening             Toys & Games
Electronics                  Local                        Travel
Fashion                      Music & Video                Luxury Designer
Gifts & Gourmet              Office                       Special Events

     Based on this information, we place promotions in the accounts of our members. Members may also elect to receive e-mails that highlight specific promotions and which are automatically placed in the member's account for their convenience.

     Our system then allows members to easily store, review, delete or redeem their e-centives. Member accounts are accessible at the web sites of the network partners through which the member joined or through our web site. Members may also opt to have their offers e-mailed to them on a periodic basis, the frequency of which is determined by the member. Unless they are redeemed or deleted, e-centives are automatically saved in the member account until they expire. Members can browse their personal account organizer by category or search for specific e-centives by marketer name or keyword. Each e-centive includes the marketer's logo, a description of the promotion being offered and an expiration date. Members who click on the e-centive are automatically linked to the marketer's web site. If the marketer uses our PromoCommerce solution, the promotion may be automatically applied to the purchase.

     We place a high degree of value on maintaining the privacy of our members and believe that this commitment is critical to becoming a trusted source of promotions online. We do not share any individual member information with marketers or other third parties. Marketers only receive aggregate information about our membership for purposes of targeting promotions to members with certain demographic or purchase preference criteria. For example, we may disclose the total number of males in the "Computers" interest category to a marketer in connection with a promotion. Our members' personal information is digitally encoded on our database and remains private, anonymous and secure. In addition, we have a license from TRUSTe, an independent, non-profit privacy organization dedicated to building users' trust and confidence in the Internet. Under TRUSTe's program, we have agreed to adhere to established privacy principles and to comply with ongoing oversight and consumer resolution procedures.

SALES AND MARKETING

     We seek to establish relationships with marketers principally through our direct sales force. We also work with our network partners to establish relationships with their advertisers and work with advertising or promotional agencies to reach their clients. We maintain sales personnel in major metropolitan areas of Washington, D.C., San Francisco, New York and Chicago, as well as in the United Kingdom.

     In order to strengthen our existing relationships with marketers, we offer account management, technology integration and consulting services. We assign account managers with knowledge of direct marketing and promotions to marketers with the goal of increasing the performance of their marketing efforts and overall satisfaction with our services. Our integration services team provides installation, maintenance and support to marketers who choose to integrate our PromoCommerce software with their e-commerce systems and web sites. We also maintain a consulting team that provides periodic reports to marketers and helps formulate strategies to more effectively promote their products and services.

     We have a business development group that focuses on establishing relationships with operators of portals, content, community and other high-traffic web sites in order to build our partner network. Once the relationship is established, we assign relationship managers to assist with the day-to-day operation of the integrated co-branded system and enhance our service offerings.

     We market our products and services primarily through advertising, public relations and network partner co-marketing efforts. We market to potential partners and marketers through a variety of offline and online media including magazines, newspapers, radio, outdoor and Internet advertisements. We market to consumers primarily through the relationships with our partners and marketers. Our partners and PromoCommerce marketers feature the e-centives brand, logo and messages on their web sites, providing us with greater brand awareness as a leading direct marketing infrastructure on the Internet.

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

TECHNOLOGY

     We have developed a proprietary and scalable technology infrastructure that enables marketers to create, deliver, redeem and track targeted e-centives. The e-centives system consists of:

     - database and user interface servers; and

     - software components for PromoCommerce.

     All e-centives are stored in and accessed from our database servers. These databases are developed using object-oriented database technology and are designed for rapid identification of target members. Our database server architecture is hardware scalable, which means that we can add new hardware servers to increase capacity or improve access times as our membership and number of e-centives grow. We have recently implemented the following initiatives to improve performance and decrease system failures:

     - a backup of membership and application data is completed daily;

     - individual server failures have been mitigated through the deployment of redundant servers and storage devices; and

     - all database servers have been upgraded to maximize both processor speed and available memory.

     However, there can be no assurance that these initiatives will be successful in preventing future system failures.

     The user interface servers search our databases and display the individual member's e-centives accounts as web pages. These servers control the co-branded web pages of our marketers and partners. The user interface servers are deployed in a way to permit uninterrupted service in the event of a failure of one server.

     The software components of PromoCommerce enable communication between a marketer's e-commerce server and our system. This real-time communication enables the marketer to recognize our members when they enter the marketer's web site and display offers on the site. These components run on Sun Solaris and Windows NT and are compatible with most major electronic commerce software platforms, such as Microsoft's electronic commerce software.

     We monitor and test our system and software, and from time to time have identified minor defects. We currently address such defects by rewriting software code and, if possible, replacing small portions of our proprietary software with commercially available software components. Any difficulties in implementing this new software may result in greater than expected expense and may cause disruptions to our business.

     We spent approximately USD 1.2 million, USD 2.4 million, and USD 2.9 million in 1998, 1999 and 2000, respectively, on research, design and development activities. We expect to continue to increase spending on these activities in the future.

COMPETITION

     As a provider of an online direct-marketing system, we generally compete with advertising and other promotion programs for a portion of a marketer's total marketing budget. In addition, within the promotions market, we compete with a variety of businesses. Our primary competition can be categorized as follows:

     - both online and offline direct marketing and promotion companies;

     - Internet-based marketing and advertising firms; and

     - other companies that facilitate the marketing of products and services on the Internet.

     Current or potential competitors include:

     - e-mail marketers, such as LifeMinders, Inc. and Netcreations;

     - rewards programs, such as Netcentives and Mypoints; and

     - coupon providers, such as coolsavings.com.

We also compete for marketing dollars with other online marketing and advertising companies, such as providers of banner advertisements, as well as offline marketing and promotion companies.

     Our ability to compete depends on many factors.

     Factors over which we have some level of control:

     - success in developing and expanding our membership base;

     - ability to enter into relationships with network partners and marketers;

     - ability to provide simple, cost-effective and reliable promotions;

     - timely development and marketing of new promotion services; and

     - ability to manage rapidly changing technologies, frequent new service introductions and evolving industry standards.

     Factors outside our control include:

     - development, introduction and market acceptance of new or enhanced services by our competitors;

     - changes in pricing policies of our competitors; and

     - entry of new competitors in the market.

The failure to compete successfully would impair our ability to generate revenues and become profitable.

     We believe the market for our recently acquired Commerce Engine application to be rapidly evolving and intensely competitive. In this area, we mainly compete with comparison shopping services on the Internet. Some of our current and potential competitors include:

     - other providers of commerce technologies and services such as InfoSpace;

     - commerce destination sites including Deal Time and mySimon;

     - commerce wallet providers such as Brodia;

     - affiliate services including BeFree and Linkshare; and

     - Internet portals and other captive marketplace Web sites, including America Online, Excite@Home and Yahoo!

     We believe the principal factors that will draw end-users to an online commerce application include brand availability, selection, personalized services, convenience, price, accessibility, customer service, quality of content, and reliability and speed of fulfillment for products ordered. Because we serve primarily as a technology and infrastructure provider and not as a retailer or operator of a search engine, our customers and partners are responsible for many of these factors, and we have little or no control over them.

     We expect competition to intensify as more competitors enter our markets. Many of our existing competitors, as well as a number of potential new competitors, have significantly greater financial, technical, marketing and managerial resources than we do. Many of our competitors also generate greater revenue and are better known than we are. They may compete more effectively and be more responsive to industry and technological change.

INTELLECTUAL PROPERTY RIGHTS

     A large part of our success depends on protecting our intellectual property, which is one of our most important assets. If we do not adequately protect our intellectual property, our business, financial condition and results of operations would be seriously harmed.

     We have developed proprietary technology including database and interface servers, offer creation and presentation software, and software to enable communication between marketers' e-commerce systems and our system. All of our marketer clients who desire to use our software sign our standard form license agreement. In addition, we require employees, contractors and other persons with access to our proprietary information to execute confidentiality and non-compete agreements. We seek to protect our software, documentation and other written materials under trade secret and other intellectual property laws, which afford only limited protection. We have not registered any copyrights in the U.S. or elsewhere related to our software or other technology.

     We have two issued U.S. patents and ten pending U.S. patent applications. Our first issued patent is entitled "Electronic couponing method and apparatus" and relates to the method and apparatus for distributing, generating, and redeeming discount coupons, rebate or gift certificates or the like that tracks each coupon using a consumer ID number printed on the coupon. Our second issued patent, which is a continuation-in-part to our first patent, is entitled "Electronic discount couponing method and apparatus for generating an electronic list of coupons." Our pending patent applications seek to protect technology we may use in our business. We have no issued foreign patents, but we have two pending foreign patent applications. It is possible that no patent will issue from the currently pending patent applications. It is also possible that our patents or any potential future patents may be found invalid or unenforceable, or otherwise be successfully challenged. Also, any patent we have currently or that is issued to us may not provide us with any competitive advantages. We may not develop future proprietary products or technologies that are patentable, and the patents of others may seriously limit our ability to do business.

     We have obtained a U.S. trademark registration for e-centives. We have filed trademark registrations for the e-centives logo, PromoCast, PromoCommerce, PromoMail, PromoMail Event and PromoMail Spotlight, all of which are pending. We have also filed for trademark registration of e-centives, the e-centives logo, PromoCast and PromoCommerce in Switzerland and with the European Union. We also claim rights in a number of additional names and marks associated with our business activities.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and, while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Our means of protecting our proprietary rights may not be adequate, and our competitors may independently develop similar technology, duplicate our products or design around patents issued to us or our other intellectual property.

     There has been a substantial amount of litigation in the software industry regarding intellectual property rights. In fact, we recently settled litigation with one of our competitors regarding our intellectual property. See "-- Legal Proceedings." It is possible that in the future, other third parties may claim that our current or potential future products infringe upon their intellectual property. We expect that software developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any claims, with or without merit, could be time-consuming to defend, result in costly litigation or require us to enter into royalty or licensing agreements. These agreements, if required, may not be available on terms acceptable to us or at all, which could seriously harm our business, financial condition and results of operations.

     We integrate third-party software into the software we use in our business. We license database software from Oracle Corporation and Object Design, Inc. (now known as Excelon). The third-party software may not continue to be available to us on commercially reasonable terms. We may not be able to renew these agreements or develop alternative technology. If we cannot maintain licenses to key third-party software, develop similar technology or license similar technology from another source on a timely or commercially feasible basis, our business, financial condition and results of operations could be seriously harmed.

EMPLOYEES

     As of June 1, 2001, we had 174 full-time employees. Of these, 47 were sales and marketing, 95 were product development, and 32 were general and administrative personnel.

     None of our employees is represented by a labor union, nor have we ever experienced a work stoppage. We believe our employee relations are good. The table below reflects the growth in our employee headcount at December 31 for each of the years below:

1997........................................................   16
1998........................................................   31
1999........................................................   74
2000........................................................  110

FACILITIES

     We do not currently own any real estate. Our headquarters and principal administrative, finance, legal, sales and marketing operations are located in approximately 47,000 square feet of leased office space in Bethesda, Maryland, a suburb of Washington, D.C. Our lease is for a term of five years and expires in September 2005. Our rent expense under this lease is approximately USD 132,000 per month. We also maintain an office in New York, New York. As a result of the Commerce Division acquisition, we entered into a lease for approximately 30,724 square feet of office space in Redwood City, California for a term of 9 years at a rent of USD 132,236 per month.

LEGAL PROCEEDINGS

     In August 1998, coolsavings.com, Inc., an online coupon provider, filed a patent infringement lawsuit against us in the U.S. District Court for the Northern District of Illinois. In its complaint, coolsavings.com alleges that we have infringed and are infringing a patent held by coolsavings.com entitled "Interactive Marketing Network and Process Using Electronic Certificates." The patent is described in its abstract as a "data processing system issuing electronic certificates through 'online' networks of personal computers, televisions or other devices with video monitors or telephones." The patent involved in this litigation relates to a data processing system used to issue electronic certificates online.

     In April 1999, we filed a patent infringement lawsuit against coolsavings.com in the U.S. District Court for the District of Maryland. In our complaint, we allege that coolsavings.com is infringing a patent held by us, U.S. Patent No. 5,710,886. Our patent, entitled "Electronic Couponing Method and Apparatus" is described in its abstract as a "method and apparatus for distributing, generating, and redeeming discount coupons, rebate or gift certificates or the like that tracks each coupon using a consumer ID number printed on the coupon."

     In March 2000, we filed an additional patent infringement lawsuit against coolsavings.com in the U.S. District Court for the District of Maryland. In our complaint, we alleged that coolsavings.com is infringing our U.S. Patent No. 6,035,280. Our patent, entitled "Electronic Discount Couponing Method and Apparatus For Generating an Electronic List of Coupons" is described in its abstract as a "method and apparatus for distributing, generating, and redeeming discount Virtual Coupons, rebate or gift certificates or the like which may be used in conjunction with a frequency card program or the like." This litigation was consolidated into the litigation filed in April 1999.

     On September 29, 2000, we settled all of the patent infringement litigation matters between us and coolsavings.com. The terms of the settlement provide for a cross-license between us and coolsavings for each of the patents currently in dispute. There are no royalties or other incremental payments involved in the cross-license. Pursuant to this settlement, we agreed to make payments of up to USD 1.35 million to coolsavings as follows:

     - USD 650,000 which was paid to coolsavings at the signing of the settlement documents on September 29, 2000;

     - USD 250,000 if coolsavings prevails in a motion for summary judgment in a separate litigation between coolsavings and Catalina Marketing Corporation involving the coolsavings' patent currently in dispute; and

     - up to USD 450,000 if and to the extent the coolsavings' patent currently in dispute survives the pending reexamination proceedings at the Patent and Trademark Office that were initiated by a third party.

     We are not a party to any material legal proceeding, arbitration or administrative procedure.

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

     The following table presents information about each of our executive officers, key employees and directors.


NAME                                    AGE          POSITION(S) WITH COMPANY
----                                    ---          ------------------------
Kamran Amjadi.........................  37    Chairman and Chief Executive Officer
Mehrdad Akhavan.......................  37    President, Chief Operating Officer,
                                                Secretary and Director
David Samuels.........................  40    Senior Vice President and Chief
                                              Financial Officer
Lawrence Brand........................  47    Senior Vice President of Sales and
                                              Business Development
Jason Karp............................  33    Vice President and General Counsel and
                                                Assistant Secretary
Ira Becker............................  32    Vice President of Strategic Alliances
Peter Friedli.........................  46    Director


     Kamran Amjadi has served as our Chairman and Chief Executive Officer since he co-founded our business in August 1996. From September 1990 until August 1996, Mr. Amjadi was the Executive Vice President and Director of United States Operations for MP Technologies, a software company. From July 1986 until August 1990, Mr. Amjadi was a software engineer with the Hewlett-Packard Corporation.

     Mehrdad Akhavan has served as our President and Chief Operating Officer since October 1999, having served as our Executive Vice President and Secretary since he co-founded our business in August 1996. Mr. Akhavan was elected to our board of directors in October 1996. From November 1994 until August 1996, Mr. Akhavan was President of TechTreK, a children's computer entertainment and education center. From January 1991 until November 1994, Mr. Akhavan was President of Trident Software, a company he co-founded, which digitized works of art.

     David Samuels joined us as Senior Vice President and Chief Financial Officer in April 2001. Prior to joining e-centives, Mr. Samuels served as Vice President of Finance for Teligent International where, as a member of the senior management team, he played a pivotal role orchestrating the financial management and funding initiatives for multiple joint venture businesses in Europe, Asia, and Latin America. He also spent more than a decade with Host Marriott Services Corporation, serving most recently as Vice President of Finance, Development and Operations for New Markets. He began his career as an auditor with KPMG LLP.

     Lawrence Brand joined us in November 1997 as our Vice President of Sales. He became our Senior Vice President of Sales and Business Development in November 1999. From September 1990 until April 1997, Mr. Brand was the Executive Vice President and General Manager of InterBase Software, a division of Borland International, a developer of application, tools and relational databases. From July 1984 until February 1990, Mr. Brand held various positions with Oracle Corporation, serving most recently as National Director of Financial Services.

     Jason Karp joined us as our Vice President and General Counsel in March 2000. From July 1998 to March 2000, Mr. Karp held several positions with Net2000 Communications, Inc., an integrated provider of local, long distance, data and internet access services, and served most recently as Assistant Vice President of Legal and Regulatory Affairs. From October 1996 to June 1998, Mr. Karp held several management positions with MCI Communications. From December 1994 to September 1996, Mr. Karp was a senior attorney in the Common Carrier Bureau of the FCC.

     Ira Becker joined us in September 1998 as Director of Business Development and was promoted to Vice President of Strategic Alliances in May 1999. From November 1997 until September 1998,

Mr. Becker was Director of Sales Development at PointCast, an Internet news and information company. From September 1995 until September 1997, Mr. Becker was Vice President of Sales of inquiry.com, an Internet resource for information technology professionals. From September 1989 until September 1995, Mr. Becker was a manager with Ziff-Davis Publishing.


     Peter Friedli co-founded our business in August 1996. Mr. Friedli was elected to our board of directors in October 1996. Mr. Friedli has been the principal of Friedli Corporate Finance, Inc., a venture capital firm, since its inception in 1986. Prior to joining Friedli Corporate Finance, Mr. Friedli worked as an international management consultant for service and industrial companies in Europe and the U.S. Mr. Friedli also serves as the President of New Venturetec, Inc., a publicly traded Swiss venture capital investment company and currently serves as a director of VantageMed Corporation, a publicly traded provider of healthcare information services.



BOARD OF DIRECTORS



     Our board of directors consists of Kamran Amjadi, Mehrdad Akhavan and Peter Friedli. Kamran Amjadi is the Chairman of our board of directors. James Caccavo, a partner with Moore Capital Management's private equity group, resigned from our board of directors in June 2001 due to Moore Capital's policy for its partners not to sit on the boards of public companies.


  Board Committee

     Our board of directors currently has a compensation committee. The compensation committee determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of other employees and consultants. The compensation committee also administers our various incentive compensation, stock and benefit plans. The compensation committee consists of Mr. Friedli, the committee's chairman, and Mr. Amjadi.

  Director Compensation

     We do not currently compensate our directors who are also employees. Each non-employee director currently is reimbursed for reasonable travel expenses for each board meeting attended. In addition, each non-employee director receives 10,000 stock options per year of service, with vesting one year from the date of grant.

  Compensation Committee Interlocks and Insider Participation

     None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

EXECUTIVE COMPENSATION

     The following table sets forth in U.S. Dollars the compensation paid to or earned by our named executive officers which includes our Chief Executive Officer and the four other most highly compensated executive officers whose salary and bonus for services rendered in all capacities for the fiscal year ended December 31, 2000 exceeded USD 100,000. We will use the term "named executive officers" to refer to these people later in this prospectus.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                     ------------
                                                              ANNUAL COMPENSATION     SECURITIES
                                                              --------------------    UNDERLYING
NAME AND PRINCIPAL POSITION(S)                         YEAR   SALARY($)   BONUS($)     OPTIONS
------------------------------                         ----   ---------   --------   ------------
Kamran Amjadi
  Chairman and Chief Executive Officer...............  2000   $170,000    $40,000      175,000

Mehrdad Akhavan
  President, Chief Operating Officer, Secretary and
  Director...........................................  2000   $150,000    $40,000      100,000

Michael Sullivan(1)
  Chief Financial Officer and Treasurer..............  2000   $139,375    $20,000       50,000

Homayoon Tajalli
  Senior Vice President of Products and
  Engineering........................................  2000   $150,000    $30,000      220,800

Lawrence Brand
  Senior Vice President of Sales and Business
  Development........................................  2000   $150,000    $50,000       49,564

---------------

(1) Michael Sullivan served as our Chief Financial Officer and Treasurer from May 1999 until March 2001.

  Employment Agreements

     Kamran Amjadi and Mehrdad Akhavan are employed under employment agreements which terminate on August 31, 2002. Mr. Amjadi and Mr. Akhavan's employment agreements provide for annual base salaries of USD 170,000 and USD 150,000, respectively, subject to increase by the board of directors. Each of Mr. Amjadi and Mr. Akhavan is eligible for an annual bonus of USD 50,000. Each of Messrs. Amjadi and Akhavan may be terminated without cause by us at any time provided that we are required to pay the full balance of their salaries for the term. If we are taken over, sold, or involved in a merger or acquisition of any kind and the same salary is not offered to Messrs. Amjadi and Akhavan for the remaining term of their agreements then they shall be entitled to payment of the full balance of their salaries for the term. Each of Messrs. Amjadi and Akhavan has agreed for a period of one year not to compete directly with or be employed by any person or organizations that compete directly with our products or services developed or in development at the time of their termination.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table summarizes the options granted to each of our named executive officers during the fiscal year ended December 31, 2000.

                                        INDIVIDUAL GRANTS
                       ----------------------------------------------------
                       NUMBER OF      PERCENT OF
                       SECURITIES   TOTAL OPTIONS
                       UNDERLYING     GRANTED TO
                        OPTIONS      EMPLOYEES IN    EXERCISE    EXPIRATION
NAME                    GRANTED      FISCAL YEAR       PRICE        DATE
----                   ----------   --------------   ---------   ----------
Kamran Amjadi........   275,000         17.52%       USD 13.00      7/1/10
Mehrdad Akhavan......   275,000         17.52%           13.00      7/1/10
Michael
  Sullivan(2)........    25,000                           3.50      1/1/10
                         25,000                           6.50      7/1/10
                        -------
                         50,000          3.18%
Homayoon Tajalli.....        --            --               --          --
Lawrence Brand.......    49,564          3.16%            3.50      1/1/10


                        POTENTIAL REALIZABLE VALUE AT ASSUMED ANNUAL RATES OF
                             STOCK PRICE APPRECIATION FOR OPTION TERM(1)
                       -------------------------------------------------------
NAME                         0%                 5%                  10%
----                   ---------------   -----------------   -----------------
Kamran Amjadi........     USD 45,430       USD 2,322,300       USD 5,815,461
Mehrdad Akhavan......         45,430           2,322,300           5,815,461
Michael
  Sullivan(2)........        140,060             283,171             502,732
                             166,630             373,618             691,178
Homayoon Tajalli.....             --                  --                  --
Lawrence Brand.......        277,677             561,404             996,696

---------------

(1) The potential realizable value is calculated based on the 10-year term of the option at the time of grant. The 0% assumed annual rate of stock price appreciation is indicative of the difference between the exercise price per share and the estimated fair value of our common stock on the date of grant.

(2) Michael Sullivan served as our Chief Financial Officer and Treasurer from May 1999 until March 2001.

                         FISCAL YEAR-END OPTION VALUES

     The following table presents information with respect to stock options owned by each of our named executive officers at December 31, 2000.

                                            NUMBER OF SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                                                 UNEXERCISED OPTIONS AT          IN-THE-MONEY OPTIONS AT
                                                   DECEMBER 31, 2000                DECEMBER 31, 2000
                                            --------------------------------   ---------------------------
NAME                                        EXERCISABLE       UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                                        ------------      --------------   -----------   -------------
Kamran Amjadi.............................    175,000            200,000       $  681,000      $     --
Mehrdad Akhavan...........................    175,000            200,000          681,000            --
Michael Sullivan(1).......................     56,250             43,750          320,563       235,438
Homayoon Tajalli..........................    220,800                 --        1,282,848            --
Lawrence Brand............................    181,018             39,782        1,182,951       231,133

---------------

(1) Michael Sullivan served as our Chief Financial Officer and Treasurer from May 1999 until March 2001.

STOCK INCENTIVE AND OPTION PLAN

     Our amended and restated stock incentive and option plan provides for the grant of options, restricted stock and other stock-based compensation to our employees, consultants and advisors. We currently have available 5,000,000 shares of common stock available for issuance under our stock option plan. As of June 1, 2001, 3,774,225 shares of common stock were subject to outstanding options under our stock option plan and 1,225,775 remained available for future issuance. A description of the provisions of our stock option plan is set forth below.

     Administration. The Stock Option Plan is administered by the compensation committee of the Board of Directors. Subject to the terms of the plan, the compensation committee may select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the plan.

     Common Stock Reserved for Issuance under the Plan. The common stock to be issued under our stock option plan consists of authorized but unissued shares. The number of shares currently authorized for issuance under the plan is 5,000,000. Beginning in December 2002 and continuing through December in 2006, the number of shares authorized for issuance under the plan shall automatically increase by a number of shares equal to the lesser of two percent (2%) of the total number of shares of stock outstanding or the number of shares that would cause the number of shares of stock available for issuance under the plan to equal twenty percent (20%) of the total number of shares outstanding. The automatic increase shall only be effective if the Board of Directors ratifies the increase on or prior to the effective date of such increase. If any shares covered by an award are not purchased or are forfeited, or if an award otherwise terminates without delivery of any common stock, then the number of shares of common stock counted against the aggregate number of shares available under the plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under our stock option plan.

     Eligibility. Awards may be made under our stock option plan to our employees, service providers or consultants, including any employee who is an officer or director, to outside directors and to any other individual whose participation in the plan is determined to be in the best interests of e-centives by the Board of Directors.

     Amendment or Termination of the Plan. The Board of Directors may terminate or amend the plan at any time and for any reason. However, amendments will be submitted for stockholder approval to the extent required by the Internal Revenue Code or other applicable laws.

     Options. The Stock Option Plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code and stock options that do not qualify as incentive stock options.

     The exercise price of each stock option may not be less than 100% of the fair market value of our common stock on the date of grant. In the case of certain 10% stockholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of our common stock on the date of grant. An exception to these requirements is made for options that we grant in substitution for options held by employees of companies that we acquire. In such a case the exercise price is adjusted to preserve the economic value of the employee's stock option from his or her former employer.

     The term of each stock option is fixed by the compensation committee and may not exceed 10 years from the date of grant. The compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the compensation committee.

     In general, an optionee may pay the exercise price of an option by cash or certified check, by tendering shares of our common stock (which if acquired from us have been held by the optionee for at least six months) or by means of a broker-assisted cashless exercise.

     Stock options granted under our stock option plan may not be sold, transferred, pledged, or assigned other than by will or under applicable laws of descent and distribution. However, we may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees to help with estate planning concerns.

     Each non-employee director is granted an option to purchase 10,000 shares of common stock upon his or her initial election to the Board of Directors. Non-employee directors receive additional grants of options to purchase 10,000 shares each year thereafter that they continue in service to us as directors.

     Other Awards.  The compensation committee may also award:

     - shares of restricted stock, which are shares of common stock subject to restrictions;

     - restricted stock units, which are common stock units subject to restrictions;

     - shares of deferred stock, which are credited as deferred stock units, but ultimately payable in the form of unrestricted shares of common stock in accordance with the participant's deferral election;

     - shares of unrestricted stock, which are shares of common stock at no cost or for a purchase price determined by the compensation committee which are free from any restrictions under our stock option plan. Unrestricted shares of common stock may be issued to participants in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation to be paid to participants;

     - dividend equivalent rights, which are rights entitling the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock;

     - stock appreciation rights, which are rights to receive a number of shares or, in the discretion of the compensation committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the compensation committee;

     - performance stock awards, which are rights to receive a number of shares, subject to the attainment of specified performance goals; and

     - performance and annual incentive awards, which are ultimately payable in stock or cash, as determined by the compensation committee. The compensation committee may grant multi-year and annual incentive awards subject to achievement of specified goals tied to business criteria (described below). The compensation committee may specify the amount of the incentive award as a percentage of these business criteria, a percentage in excess of a threshold amount or as another amount which need not bear a strictly mathematical relationship to these business criteria. The compensation committee may modify, amend or adjust the terms of each award and performance goal. Awards to individuals who are covered under section 162(m) of the Internal Revenue Code, or who the compensation committee designates as likely to be covered in the future, must comply with the requirement that payments to such employees qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. In modifying, amending or adjusting the terms of an award to covered employees (or likely covered employees), the compensation committee may not take any action with respect to the employee that would cause any payment to the employee to fail to qualify as performance-based compensation under section 162(m) of the Internal Revenue Code.

     Effect of Certain Corporate Transactions. Certain change of control transactions involving us, such as a sale of the company, may cause awards granted under our stock option plan to vest, unless the awards are continued or substituted for in connection with the change of control transaction.

     Adjustments for Stock Dividends and Similar Events. The compensation committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under our stock option plan, including the individual limitations on awards, to reflect common stock dividends, stock splits and other similar events.

     Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits publicly-held companies such as e-centives to an annual deduction for federal income tax purposes of $1,000,000 for compensation paid to their chief executive officer and the four highest compensated executive officers (other than the chief executive officer) determined at the end of each year (the "covered employees"). However, performance-based compensation is excluded from this limitation. The Stock Option Plan is designed to permit the compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

     To qualify as performance-based:

     i. the compensation must be paid solely on account of the attainment of one or more preestablished, objective performance goals;

     ii. the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as outside directors for purposes of the exception;

     iii. the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by stockholders of the corporation before payment is made in a separate vote; and

     iv. the compensation committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

     In the case of compensation attributable to stock options, the performance goal requirement (summarized in (i) above) is deemed satisfied, and the certification requirement (summarized in (iv) above) is inapplicable, if (1) the grant or award is made by the compensation committee, (2) the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to an employee, and (3) and under the terms of the option, the amount of compensation is based solely on an increase in the value of the stock after the date of grant.

     One or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or business units (except with respect to the total stockholder return and earnings per share criteria), are used exclusively by the compensation committee in establishing performance goals:

     - total stockholder return;

     - such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor's 500 Stock Index;

     - net income;

     - pretax earnings;

     - earnings before interest expense, taxes, depreciation and amortization;

     - pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items;

     - operating margin;

     - earnings per share;

     - return on equity;

     - return on capital;

     - return on investment;

     - operating earnings;

     - working capital;

     - ratio of debt to stockholders' equity; and

     - revenue.

     Under the Internal Revenue Code, a director is an "outside director" if (1) he or she is not a current employee of the corporation is not a former employee who receives compensation for prior services (other than under a qualified retirement plan), (2) he or she has not been an officer of the corporation, and
(3) he or she does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a five percent ownership interest), remuneration from the corporation in any capacity other than as a director.

FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options. The grant of an option will not be a taxable event for the grantee or for us. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the "holding period requirement"). We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

     For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of our subsidiary from the date the option is granted through a date within three months before the date of exercise of the option.

     If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code and to certain reporting requirements.

     Non-Qualified Options. The grant of an option will not be a taxable event for the grantee or us. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

     If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

     A grantee who has transferred a non-qualified stock option to a spouse, child, grandchild, parent or sibling by gift will realize taxable income at the time the non-qualified stock option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member's tax basis in the shares of common stock will be the fair market value of the shares of common stock on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includible in the grantee's estate for estate tax purposes.

     Restricted Stock. A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award, determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse. If we comply with applicable reporting requirements and with the restrictions of
Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

     Deferred Common Stock. There are no immediate tax consequences of receiving an award of deferred common stock under our stock option plan. A grantee who is awarded deferred common stock will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the distribution date(s) under the deferral election, reduced by the amount, if any, paid for such shares. If we comply with applicable reporting requirements and with the restrictions of
Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

     Restricted Stock Units. There are no immediate tax consequences of receiving an award of restricted common stock units under our stock option plan. A grantee who is awarded restricted common stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

     Unrestricted Common Stock. Participants who are awarded unrestricted common stock will be required to recognize ordinary income in an amount equal to the fair market value of the shares of common stock on the date of the award, reduced by the amount, if any, paid for such shares. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

     Dividend Equivalent Rights. Participants who receive dividend equivalent rights will be required to recognize ordinary income in an amount distributed to the grantee pursuant to the award. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

     Stock Appreciation Rights. There are no immediate tax consequences of receiving an award of stock appreciation rights under our stock option plan. Upon exercising a stock appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

     Performance Share Awards. There are no immediate tax consequences of receiving an award of performance shares under our stock option plan. A grantee who is awarded performance shares will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee pursuant to the award, reduced by the amount, if any, paid for such shares. If we comply with applicable reporting requirements and with the restrictions of
Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

     Upon a grantee's disposition of performance shares, any gain realized in excess of the amount reported as ordinary income will be reportable by the grantee as a capital gain, and any loss will be reportable as a capital loss. Capital gain or loss will be long-term if the grantee has held the shares of common stock for at least one year. Otherwise, the capital gain or loss will be short-term.

     Performance and Annual Incentive Awards. The award of a performance or annual incentive award will have no federal income tax consequences for us or for the grantee. The payment of the award is taxable to a grantee as ordinary income. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

     THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON OPTIONEES, OTHER PARTICIPANTS AND E-CENTIVES WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS AND OTHER AWARDS UNDER THE STOCK

OPTION AND INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF ANY PARTICIPANT'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH A PARTICIPANT MAY RESIDE.

401(K) PLAN

     We have a tax-qualified employee savings plan which covers all of our employees who are at least 21 years of age. Eligible employees may defer up to 20% of their pre-tax earnings, subject to the Internal Revenue Service's annual contribution limit. Our 401(k) plan permits us to make additional discretionary matching contributions on behalf of all participants in our 401(k) plan in an amount determined by us. Our 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986 so that contributions by employees or by us to our 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan, and so that contributions by us, if any, will be deductible by us when made.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duties as a director, except for liability:

     - for any breach of the director's duty of loyalty to us or our stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - under a provision of Delaware law relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; or

     - for any transaction from which the director derives an improper personal benefit.

     As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

     Our bylaws provide for the indemnification of our directors and officers and any person who is or was serving at our request as a director, officer, employee, partner or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise. This indemnification is provided to the fullest extent authorized by, and subject to the conditions set forth in, the Delaware General Corporation Law. This indemnification will include the right to be paid the expenses by us in advance of any proceeding for which indemnification may be had in advance of its final disposition.

                           RELATED PARTY TRANSACTIONS

STOCK PURCHASES AND RELATED MATTERS

     Peter Friedli, a stockholder and one of our directors, has relationships with several of our other stockholders. He serves as the investment advisor to Joyce, Ltd., Pine, Inc., Savetech, Inc., Spring Technology Corp., USVentech, Inc., and Venturetec, Inc. Mr. Friedli serves as President of Venturetec and its parent corporation New Venturetec AG. As of December 31, 2000, Mr. Friedli beneficially owned approximately 10% of Pine, 3% of New Venturetec and 12% of Spring Technology.

     In October 1996, we sold 235,000 shares of our common stock to Joyce, 35,000 shares of our common stock to Pine, 10,000 shares of our common stock to Peter Friedli and 720,000 shares of our common stock to Savetech, Inc. at a price of USD 0.25 per share. At the same time, we granted to Mr. Friedli warrants exercisable for 56,000 shares of our common stock at an exercise price of USD 0.10 per share.

     In December 1996, we sold 200,000 shares of our common stock to Pine, 120,000 shares of our common stock to Spring Technology and 172,000 shares of our common stock to USVentech at a price of USD 1.00 per share. In February 1997, we sold 700,000 shares of our common stock to Venturetec at a price of USD
2.50 per share.

     In June 1997, we sold 1,700,000 shares of our Series A convertible preferred stock at a per share price of USD 4.50 for an aggregate consideration of USD 7.65 million to raise capital to finance our operations. Each share of Series A convertible preferred stock automatically converted into one share of common stock upon the completion of our initial public offering on October 3, 2000. The following table summarizes purchases, valued in excess of USD 60,000, of shares of our Series A convertible preferred stock by our directors, executive officers and 5% stockholders, including the number of shares of Series A convertible preferred stock bought, the aggregate consideration paid for the shares and the aggregate value of the shares at the time of our initial public offering based upon the offering price of USD 11.03 per share:

                                                    NUMBER OF
                                                 SHARES OF SERIES       AGGREGATE
                                                   A PREFERRED      STOCKHOLDER PRICE     AGGREGATE
                                                      STOCK               PAID          VALUE AT IPO
                                                 ----------------   -----------------   -------------
Venturetec.....................................      800,000          USD 3,600,000     USD 8,824,000
Spring Technology..............................      140,000                630,000         1,544,200

     These affiliates purchased the securities described above at the same price and on the same terms and conditions as the unaffiliated investors in the private financing. In connection with this offering, we granted warrants exercisable for 50,000 shares, 100,000 shares and 20,000 shares, respectively, of our common stock to Mr. Friedli, Spring Technology and Pine at an exercise price of USD 4.50 per share.

     In February 1999, we sold 2,500,000 shares of our Series B convertible preferred stock at a per share price of USD 6.00 for an aggregate consideration of USD 15 million. Each share of Series B convertible preferred stock automatically converted into one share of common stock upon the closing of our initial public offering on October 3, 2000.

     The following table summarizes purchases, valued in excess of USD 60,000, of shares of our Series B convertible preferred stock by our directors, executive officers and 5% stockholders, including the number of shares of Series B convertible preferred stock bought, the aggregate consideration paid for the shares and the aggregate value of the shares, assuming the conversion of the shares into our common stock and the offering price of USD 11.03 per share:

                                                  NUMBER OF
                                               SHARES OF SERIES       AGGREGATE
                                                 B PREFERRED      STOCKHOLDER PRICE     AGGREGATE
                                                    STOCK               PAID           VALUE AT IPO
                                               ----------------   -----------------   --------------
Venturetec...................................     2,000,000        USD 12,000,000     USD 22,060,000

     Venturetec purchased the shares of our Series B convertible preferred stock in this offering at the same price and on the same terms as the unaffiliated investors in this private financing. In connection with this offering, we granted warrants exercisable for 4,000 shares and 100,000 shares, respectively, of our common stock to Mr. Friedli and Spring Technology at an exercise price of USD 6.00 per share.

     In February 2000, we sold 2,328,434 shares of our Series C convertible redeemable preferred stock at a price of USD 10.20 per share for an aggregate consideration of USD 23.75 million to raise capital to finance our operations. Each share of Series C convertible redeemable preferred stock automatically converted into one share of common stock upon the completion of our initial public offering on October 3, 2000. The following table summarizes purchases, valued in excess of USD 60,000, of shares of our Series C convertible preferred stock by our directors, executive officers and 5% stockholders, including the number of shares of Series C convertible redeemable preferred stock bought, the aggregate consideration paid for the shares and the aggregate value of the shares at the time of our initial public offering based upon the offering price of USD 11.03 per share:

                                                   NUMBER OF
                                                SHARES OF SERIES       AGGREGATE
                                                  C PREFERRED      STOCKHOLDER PRICE     AGGREGATE
                                                     STOCK               PAID           VALUE AT IPO
                                                ----------------   -----------------   --------------
Venturetec....................................      196,080          USD 2,000,016      USD 2,162,762
Spring Technology.............................       49,020                500,004            540,691
Peter Friedli.................................       49,608                506,002            547,176

     These affiliates purchased the securities described above at the same price and on the same terms and conditions as the unaffiliated investors in the private financing. We also sold 367,648 shares at the same price in this offering to Excite, Inc., one of our network partners. See "Business -- Our Direct Marketing System -- Network Partners" for a discussion of our agreement with Excite.

     Each of the warrants we have granted entitles its registered holder to "piggyback" registration rights for the common stock underlying the warrants in certain public offerings of our securities, subject to underwriter restrictions.

     Our board of directors determined the respective per share purchase prices for the above-listed transactions based on the respective prices of our securities sold contemporaneously to third parties who were not affiliated with us.

OTHER TRANSACTIONS

     In July 1996, we entered into a consulting agreement with Friedli Corporate Finance, Inc., whereby Mr. Friedli provides us with financial consulting services and investor relations advice. Pursuant to this agreement, Friedli Corporate Finance is paid USD 4,000 per month plus reimbursement of expenses related to Mr. Friedli's services and accrues an additional USD 2,000 per month upon profitability. We paid Friedli Corporate Finance USD 63,000, USD 87,000 and USD 63,000, respectively, for Mr. Friedli's services rendered to us during 1998, 1999 and 2000, under this agreement. In addition, under this agreement, we granted Friedli Corporate Finance:

     - a preemptive right to purchase any debt or equity securities issued by us in a financing transaction;

     - a preemptive right to allocate 10% of the share offering in our initial public offering;

     - a veto right on an single capital expenditure of USD 500,000 or more until our initial public offering; and

     - a seat on our board of directors and its compensation committee.

     In October 2000, Friedli Corporate Finance permanently waived its rights to purchase shares of common stock in our initial public offering and our future offerings.

                             PRINCIPAL STOCKHOLDERS

     The following table presents information regarding the beneficial ownership of common stock as of June 1, 2001:

     - each person, or group of affiliated persons, who is the beneficial owner of more than five percent of our outstanding common stock;

     - each of our named executive officers;

     - each of our directors; and

     - all of our executive officers and directors as a group.

     Unless otherwise indicated, the address of each person identified is c/o e-centives, Inc., 6901 Rockledge Drive, 7th Floor, Bethesda, Maryland 20817.

     Holders of our common stock are entitled to one vote for each share held on all matters submitted to a stockholder vote. The persons named in this table have sole voting power for all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the footnotes to this table. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days after the date of this prospectus are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.


                                                                 SHARES
                                                              BENEFICIALLY
                                                                 OWNED       PERCENT
                                                              ------------     OF
                            NAME                                 NUMBER       CLASS
                            ----                              ------------   -------
Kamran Amjadi(1)............................................   1,871,000       8.8
Mehrdad Akhavan(2)..........................................     935,000       4.4
Peter Friedli(3)............................................   5,234,341      24.6
Venturetec, Inc.............................................   3,696,080      17.4
  c/o Friedli Corporate Finance AG
  Freigutstrasse 5
  8002 Zurich, Switzerland
Inktomi Corporation.........................................   2,551,700      12.0
David Samuels...............................................           0         *
Homayoon Tajalli(4).........................................     220,800       1.0
Lawrence Brand(5)...........................................     166,978         *
James Caccavo(6)............................................      10,000         *
All executive officers and directors as a group (6
  persons)(7)...............................................   8,448,119      39.7


---------------

 *  Less than 1% of the outstanding shares of common stock.

(1) Includes 275,000 shares issuable upon exercise of vested stock options.

(2) Includes 275,000 shares issuable upon exercise of vested stock options.

(3) Includes 30,000 shares issuable upon exercise of vested stock options and 110,000 shares issuable upon exercise of warrants to purchase held by Mr. Friedli individually, as well as shares of common stock and common stock underlying warrants held by entities over which Mr. Friedli has control, as follows: Joyce, Ltd. -- 235,000 shares of common stock; Pine Inc. -- 255,000 shares of common stock and 20,000 warrant shares; Savetech, Inc. -- 165,383 shares of common stock; Spring Technology Corp. -- 177,520 shares of common stock and 200,000 warrant shares; Venturetec, Inc. -- 3,696,080 shares of common stock; and USVentech -- 145,750 shares of common stock. As investment advisor to these entities, Mr. Friedli has voting and investment power with respect to these shares. See "Related Party Transactions -- Stock Purchases and Related Matters" for a description of Mr. Friedli's relationships with these entities. New Venturetec AG may be deemed to control Venturetec by virtue of its ownership of 100% of Venturetec's capital stock and its corresponding right to elect Venturetec's directors, and, therefore, our capital stock owned by Venturetec may also be deemed to be beneficially owned by New Venturetec.

(4) Includes 220,800 shares issuable upon exercise of vested stock options.

(5) Includes 166,978 shares issuable upon exercise of vested stock options.

(6) Includes 10,000 shares issuable upon exercise of stock options.

(7) Includes 987,778 shares issuable upon exercise of vested stock options and 330,000 shares issuable upon exercise of warrants.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     We currently have 40,000,000 shares of common stock authorized, par value USD 0.01 per share, and 17,346,754 shares of common stock outstanding as of June 1, 2001. We currently have 10,000,000 shares of preferred stock authorized, par value USD 0.01 per share, of which no shares are outstanding.

     As of the date of this prospectus, 88 record holders owned 17,346,754 shares of our outstanding common stock.

COMMON STOCK

     Holders of our common stock are entitled to one vote for each share held on all matters submitted to a stockholder vote. They do not have cumulative voting rights. As a result, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are entitled, from the date of issuance, to receive ratably dividends, if any, as the board of directors may declare out of funds legally available, subject to any preferential dividend rights of any then-outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after all debts and other liabilities are paid and any obligations to any holders of our preferred stock are fulfilled. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights of the holders of shares of any series of our preferred stock which we may designate and issue in the future may adversely affect the rights, preferences and privileges of holders of our common stock. Please see our discussion below under the caption "-- Preferred Stock."

PREFERRED STOCK

     After this offering closes, our board of directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock in one or more series. The board of directors may fix or alter the designations, preferences, rights and any qualification, limitations or restrictions of the shares of any series, including:

     - dividend rights;

     - conversion rights;

     - voting rights;

     - redemption terms and prices;

     - liquidation preferences; and

     - number of shares.

Although our board of directors' ability to designate and issue preferred stock could provide flexibility in possible acquisitions or for other corporate purposes, preferred stock issuances may have adverse effects on the holders of our common stock. Such adverse effects include:

     - restrictions on the payment of dividends on our common stock if dividends on the preferred stock have not been paid;

     - dilution of the voting power of our common stock to the extent the preferred stock has voting rights; and

     - deferral of participation in the distribution of our assets upon liquidation until satisfaction of any liquidation preference granted to holders of the preferred stock.

     In addition, the issuance of preferred stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock and accordingly may be used as an "anti-takeover" device. Our board of directors, however, currently does not contemplate issuing any preferred stock and is not aware of any pending transactions that would be affected by such issuance.

WARRANTS OUTSTANDING AS OF THE DATE OF THIS PROSPECTUS

     As of June 1, 2001, we had outstanding warrants to purchase 2,460,062 shares of our common stock. Warrants for 60,000 shares of our common stock are exercisable at USD 0.10 per share, 170,000 are exercisable at USD 4.50 per share, 1,860,577 are exercisable at USD 5.51, 250,000 are exercisable at USD
6.00 per share and 119,485 are exercisable at USD 10.20 per share. The following table presents information with respect to those holders of warrants to purchase more than 50,000 shares of our common stock in the aggregate as of the date of this prospectus.

                                                              NUMBER OF SECURITIES
                                                              UNDERLYING WARRANTS
                                                               AS OF THE DATE OF     AVERAGE EXERCISE
NAME                                                            THIS PROSPECTUS          PRICE(1)
----                                                          --------------------   ----------------
Peter Friedli...............................................         110,000             USD 2.31
Spring Technology Corp......................................         200,000                 5.25
Logitech Corp...............................................         136,000                 6.00
Deutsche Bank Alex. Brown...................................         119,485                10.20
Inktomi Corporation.........................................       1,860,577                 5.51
All warrant holders combined................................       2,460,062                 5.59

---------------

(1) This number represents the average exercise price of all of the warrants held by such person or persons.

All outstanding warrants to purchase shares of our common stock expire on December 31, 2003 except for the warrant held by Deutsche Bank Alex. Brown which expires on February 18, 2005 and the warrant held by Inktomi which expires on January 18, 2006. All warrants holders have registration rights with respect to the shares of common stock underlying their warrants. See "-- Registration Rights -- warrant holders" for a description of these rights.

REGISTRATION RIGHTS

  Warrant Holders

     Holders of warrants exercisable for an aggregate of 599,485 shares of our common stock have the right to require us to include all or a portion of the shares underlying their warrants if we propose to register our securities under the Securities Act. All of these shares are subject to lock-up agreements. In the future, if we register with the SEC the sale of any of our equity securities, each warrant holder will have the right to request that the shares underlying its warrants be registered in the same registration statement. However, if we distribute our shares in a registered offering through an underwriter, the underwriter may restrict the number of shares the warrant holders may register for sale in the registration statement.

  Holders of Common Stock

     Holders of an aggregate of 2,328,434 shares of common stock, referred to below as registrable securities, have registration rights with respect to the registrable securities. The holders of the registrable securities have signed lock-up agreements in connection with this offering. See "Shares Eligible for Future Sale -- Lock-up Agreements."

     Six months after the completion of the Swiss IPO, holders of registrable securities may request that we file a registration statement covering all or a portion of the registrable securities held by them, provided that the proceeds are at least USD 10 million. We are only obligated to effect two of these demand registrations in any 12-month period. In addition, if we become eligible to use a Form S-3 or similar form of registration statement to register an offering of our securities, holders of registrable securities may request that we file a registration statement on such form covering all or a portion of the registrable securities held by them, provided that the proceeds from that offering are at least USD 3.0 million. We are only obligated to effect three of these short-form demand registrations in any 12-month period. If the holders of registrable securities request a firm commitment underwritten offering, the number of shares included in the offering may be limited by the underwriters if they determine such inclusion would adversely affect the public offering. We have the right to defer the filing of one registration statement in any 12-month period for up to 120 days if we determine that it would be seriously detrimental for us to file the registration statement.

     In addition, if we propose to register our securities under the Securities Act, other than under the registration rights noted above or in connection with an employee benefit plan or certain acquisitions, the holders of the registrable securities may require us to include all or a portion of their securities in such registration. However, the underwriters, if any, of that offering have the right to limit the number of registrable securities proposed to be included in that registration.

     We will bear all of the costs and expenses incurred in connection with these registrations, except that the holders of registrable securities participating in any registration would pay their own underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of their securities. These registration rights terminate three years after the completion of the Swiss IPO.

PRE-EMPTIVE RIGHTS

     There are no pre-emptive rights with respect to any shares of our common stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW

     Section 203 of Delaware Law. Section 203 of the Delaware General Corporation Law applies to our company. This section prohibits us from engaging in a business combination with an interested stockholder. A business combination includes:

     - a merger;

     - an asset sale or disposition; and

     - another transaction resulting in a financial benefit to an interested stockholder.

Generally, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of our voting stock. This restriction will apply for three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Section 203 could delay, defer or prevent a change in control of our company. It might also reduce the price that investors might be willing to pay in the future for shares of our common stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DIVIDEND PAYING AGENT

     Swissfirst Bank AG serves as dividend paying agent for our shares traded on the SWX Swiss Exchange.

LISTING

     Our common stock is listed on the SWX New Market of the SWX Swiss Exchange under the trading symbol "ECEN." There is no trading market for our shares in the U.S.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the Swiss IPO, there was no market for our common stock and we cannot assure you that a trading market for our common stock will be sustained. There is no market for our shares in the United States. Our common stock is listed on the SWX New Market of the SWX Swiss Exchange.

     As described below, no shares currently outstanding will be available for sale immediately after this offering due to contractual restrictions on their resale set forth in lock-up agreements between our shareholders and the underwriters. Sales of substantial amounts of our common stock in the Swiss public market after these restrictions lapse or the anticipation thereof could adversely affect our common stock's market price and our ability to raise equity capital in the future. Although we have received no indication that and know of no criteria whereby the underwriters will waive such restrictions, the underwriters may waive these restrictions at any time.

     As of June 1, 2001, we have outstanding 17,346,754 shares of our common stock, assuming no exercise of outstanding options or warrants. Of these shares, the 3,700,000 shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by "affiliates" of us as that term is defined in Rule 144 under the Securities Act. The remaining 13,646,754 restricted shares held by existing stockholders, are subject to various contractual lock-up agreements described below providing that, with limited exceptions, the stockholder will not offer, sell, contract to sell or otherwise dispose of, or otherwise enter into any transaction (including any derivative transaction) having an economic effect similar to that of a sale of, or announce the offering of, any shares held prior to this offering or any security which is convertible into or exchangeable for, or which otherwise represents the right to acquire, shares prior to this offering for the periods described below. Though these shares may be eligible for earlier sale under the provisions of Rules 144, 144(k) and 701 under the Securities Act, none of these shares will be saleable until the expiration of the applicable lock-up period under these lock-up agreements. After the expiration of the applicable lock-up periods, all the restricted shares held by existing stockholders shall be eligible for sale on the SWX New Market.

     The following table presents the number of shares available for sale as of the dates indicated and assuming the exercise of all options and warrants outstanding as of the date of this prospectus.

                                                              NUMBER OF
                            DATE                                SHARES
                            ----                              ----------
As of the date of this prospectus...........................   4,146,720
October 10, 2001............................................   9,529,759
October 10, 2002............................................  19,415,329

     Sales of restricted securities on the SWX New Market, however, will still be subject to U.S. securities laws including Regulation S or Rule 144 which may, as applicable to each stockholder, restrict such sales. Under Rule 144, a stockholder who is not an "affiliate" of us, as defined in Rule 144, will be able to sell restricted securities held for at least a year, subject to volume limits, manner of sale and other restrictions. Shares held for two years by a non-"affiliate" stockholder would be saleable on the SWX New Market without these limits. Under Regulation S, a stockholder who is not an affiliate of us and is not a distributor will be able to sell shares on the SWX New Market without restriction provided that there are no directed selling efforts in the United States as defined in Regulation S.

     In addition, as of the date of this prospectus, there were outstanding options to purchase 3,774,225 shares of common stock. All of the shares issued upon such exercises will be subject to lock-up agreements.

     Rule 144. In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year is entitled to sell within any three-month period up to that number of shares that does not exceed the greater of: (1) 1% of the number of shares of common stock then outstanding, which will be approximately 173,468 shares after this offering, or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale. Sales under Rule 144 are also subject to certain "manner of sale" provisions, notice requirements and the requirement that current public information about us be available. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Rule 701. Rule 701 permits resales of qualified shares held by some affiliates in reliance upon Rule 144 but without compliance with some restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of or consultant to us who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 further provides that non-affiliates may sell shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares of common stock are required to wait until 90 days after the date of this prospectus before selling shares. However, all shares issued pursuant to Rule 701 are subject to lock-up agreements and will only become eligible for sale at the earlier of the expiration of their applicable lock-up period.

LOCK-UP AGREEMENTS

     The company and all of our existing shareholders have signed "lock-up" agreements with the underwriters as described below which limit their ability to sell their shares following this offering. Except as provided below, the underwriters may waive any or all of these restrictions at any time. The waiver of these restrictions would allow our shareholders to sell their common stock in the public market sooner than anticipated and could adversely affect our stock price. However, we have received no indication that and know of no criteria whereby the underwriters will waive such restrictions.

     Messrs. Kamran Amjadi, Mehrdad Akhavan, Peter Friedli, and Banque SCS Alliance S.A., Excite, Inc., Joyce, Ltd., Maerki Baumann & Co. AG, Moore Technology Venture Fund LP II, Pine, Inc., Ringier AG, Seligman New Technologies Fund, Inc. and Venturetec, Inc., each holding more than 2% of our issued and outstanding capital stock, have agreed along with certain other shareholders, holding approximately 10,550,212 shares in the aggregate, that they will not, except for certain limited circumstances, offer, sell, contract to sell or otherwise dispose of, or otherwise enter into any transaction, including any derivative transaction, having an economic effect similar to that of a sale of, or announce the offering of, any other shares currently held or any security which is convertible into or exchangeable for, or which otherwise represents the right to acquire any of the shares currently held for a period from the date we execute the underwriting agreement until twenty-four months from the date of the initial listing of the shares on the SWX New Market except that each such shareholder may dispose of one-third of his initial shareholding after twelve months following the initial listing of the shares on the SWX New Market and one-third of his initial shareholding after eighteen months following the initial listing of the shares on the SWX New Market. Because this lock-up restriction is required by the SWX Swiss Exchange for holders of 2% of more of our issued and outstanding capital stock, this lock-up is not waivable by the underwriters with respect to such 2% or greater holders for the first six months.

     In addition, Inktomi signed a lock-up agreement in which Inktomi has agreed not to sell the 2,551,700 base purchase price shares or the 1,860,577 shares issuable upon exercise of the Inktomi warrant (or enter into any transaction having a economic effect equivalent to a sale) except in accordance with the terms of the lock-up agreement and a restrictions on resale agreement until the following dates:

     - 10% of the Purchase Price Shares, until June 15, 2001;

     - 30% of the Purchase Price Shares and one-third of the warrant shares, until October 3, 2001;

     - 30% of the Purchase Price Shares and one-third of the warrant shares, until April 3, 2002; and

     - the remaining Purchase Price Shares and warrant shares, until October 3, 2002.

     The Inktomi warrant may not be transferred at any time.

     Inktomi has agreed to restrictions on the amount of our stock it can sell in any period. Following expiration of the no-sale restrictions discussed above, Inktomi may sell, in any three-month period, the greater of: (1) one percent (1%) of the number of the outstanding shares of our common stock as shown on the most recent report or statement published by us or (2) the average weekly trading volume of our common stock as reported on all national securities exchanges and/or reported through the automated quotation system of a registered securities association and/or the SWX Swiss Exchange during the four calendar weeks preceding the proposed sale. Alternatively, Inktomi may sell the number of shares of our common stock that an investment bank or other financial institution of national reputation in the U.S. or Switzerland selected by Inktomi reasonably believes will not cause a reduction of greater than ten percent (10%) in the market price of our common stock based on the last sale price as reported on the Nasdaq system (if our common stock is then listed on Nasdaq) or on the SWX New Market of the SWX Swiss Exchange.

     Employee shareholders and certain other shareholders, holding approximately 927,597 shares in the aggregate, have further agreed that they will not, except for certain limited circumstances, offer, sell, contract to sell or otherwise dispose of, or otherwise enter into any transaction, including any derivative transaction, having an economic effect similar to that of a sale of, or announce the offering of, any other shares currently held or any security which is convertible into or exchangeable for, or which otherwise represents the right to acquire any of the shares currently held for a period from the date we execute the underwriting agreement until eighteen months from the date of the initial listing of the shares on the SWX New Market except that each such shareholder may dispose of one-third of his initial shareholding after six months following the initial listing of the shares on the SWX New Market and one-third of his initial shareholding after twelve months following the initial listing of the shares on the SWX New Market.

     In addition, except for certain limited circumstances, we have agreed with swissfirst Bank AG that we will not issue, or announce the intent to issue, shares or other securities convertible or exchangeable into shares or representing rights to subscribe for shares, for a period from the date we execute the underwriting agreement until six months from the date of the initial listing of the shares on the SWX New Market.

                              SELLING STOCKHOLDERS


     This prospectus relates to the possible offer and sale from time to time of up to 4,907,009 shares of our common stock by various selling stockholders. Certain selling stockholders have agreed not to directly or indirectly offer, sell, offer to sell, contract to sell, or otherwise dispose of any shares of common stock for various periods. See "Shares Eligible for Future
Sale -- Lock-Up Agreements" for a description of the contractual lock-up arrangements. Certain selling stockholders are considered insiders, including employees and directors. Insiders who are privy to information about us which would be important to an investor in deciding whether to buy, sell or hold our securities, but has not been disclosed by us to the investment public, are subject, based on company policy, to limitations on buying and selling our securities. Shares owned by such insiders may be sold in accordance with such company policy only during specific intervals when all material information has been disclosed to the public.



     This prospectus relates to the possible offer and sale of 4,907,009 shares of common stock, but 539,215 shares are subject to contractual restrictions on sale. Accordingly, 4,367,794 shares will be available for offer and sale without restriction.


     The selling stockholders, each of whom purchased securities from us in the ordinary course of business and none of whom, at the time of such purchase, had any agreements or understandings, directly or indirectly, with any person to distribute the securities, include:

     - Inktomi Corporation, which received 2,551,700 shares of common stock from us in connection with our acquisition of the Commerce Division in March 2001.

     - individuals and entities who received series C convertible preferred stock in a private financing investment in us in February 2000 and which converted into shares of common stock upon the closing of our initial public offering; and

     - certain of our employees who received common stock upon the exercise of their options between October 10, 2000 and April 4, 2001.

     The following table sets forth certain information with respect to the selling stockholders.


                                                                                          UNREGISTERED
                                           SHARES BENEFICIALLY                        SHARES BENEFICIALLY
                                         OWNED PRIOR TO OFFERING                      OWNED AFTER OFFERING
                                         ------------------------                    ----------------------
             NAME OF OWNER                 NUMBER     PERCENTAGE    SHARES OFFERED    NUMBER     PERCENTAGE
             -------------               ----------   -----------   --------------   ---------   ----------
Inktomi Corporation(1).................  2,551,700       12.0         2,551,700              0      *

SERIES C INVESTORS
Venturetec, Inc.(2)....................  3,696,080       17.4           196,080      3,500,000      16.4
Peter Friedli(3).......................  5,234,341       24.6            49,608      5,184,733      24.4
Spring Technology Corp.(4).............    377,520        1.3            49,020        328,500      *
Swissfirst AG..........................     24,509       *               24,509              0      *
Power Equity AG........................     24,705       *               24,705              0      *
World Communications Development AG....     48,235       *               48,235              0      *
BG Investments Ltd.....................     98,039       *               98,039              0      *
Thirty-five East Partners (One) LLC....    196,079       *              196,079              0      *
Excite, Inc.(5)........................    367,648        1.7           367,648              0      *
Seligman Communications and Information
  Fund, Inc............................     98,039       *               98,039              0      *
Seligman New Technologies Fund, Inc....    542,157        2.5           542,157              0      *
Seligman Investment Opportunities
  Fund -- NTV Portfolio................    144,118       *              144,118              0      *
Moore Global Investments, Ltd..........    196,079       *              196,079              0      *
Remington Investment Strategies, LP....     49,019       *               49,019              0      *
Moore Technology Venture Fund LP II....    245,099        1.2           245,099              0      *

EMPLOYEES
David Ashman...........................      2,000       *                2,000              0      *
Kathleen Thomas........................      2,500       *                2,500              0      *
William Corwin.........................      6,000       *                6,000              0      *
Esther Hebbard.........................      2,000       *                2,000              0      *
Sergy Malishev.........................     25,250       *               10,000              0      *
Fatma Atalay...........................      1,875       *                1,875              0      *
Don Nachtwey...........................      2,500       *                2,500              0      *


---------------
 *  Less than one percent.


(1) The shares of common stock listed under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent shares received in exchange for the Commerce Division of Inktomi Corporation, 382,755 of which shares are in escrow and will only be released upon the achievement of revenue and performance targets at March 28, 2002 and September 28, 2002.



(2) The shares of common stock listed under the caption "Shares Beneficially Owned Prior to Offering" represent (a) 700,000 shares issued prior to the Swiss IPO, (b) 800,000 shares issued upon conversion of the Series A Preferred Stock in October 2000, (c) 2,000,000 shares issued upon conversion of the Series B Preferred Stock in October 2000 and (d) 196,080 shares issued upon conversion of the Series C Preferred Stock in October 2000. Peter Friedli, one of our directors and largest stockholders, is an investment advisor to Venturetec, Inc. As investment advisor to Venturetec, Inc., Mr. Friedli has voting and investment power with respect to these shares. See "Related Party

    Transactions -- Stock Purchases and Related Matters" for a description of Mr. Friedli's relationship with Venturetec, Inc.


(3) The shares of common stock listed under the caption "Shares Beneficially Owned Prior to Offering" represent (a) 150,000 shares issued prior to the Swiss IPO, (b) 49,608 shares issued upon conversion of the Series C Preferred Stock in October 2000; (c) 30,000 shares issuable upon exercise of vested stock options and (d) 110,000 shares issuable upon exercise of warrants, all of which are held by Mr. Friedli individually, as well as shares of common stock and common stock underlying warrants held by entities over which Mr. Friedli has control, as follows: Joyce, Ltd. -- 235,000 shares of common stock; Pine Inc. -- 255,000 shares of common stock and 20,000 warrant shares; Savetech, Inc. -- 165,383 shares of common stock; Spring Technology Corp. -- 177,520 shares of common stock and 200,000 warrant shares; Venturetec, Inc. -- 3,696,080 shares of common stock; and USVentech -- 145,750 shares of common stock. As investment advisor to these entities, Mr. Friedli has voting and investment power with respect to these shares. See "Related Party Transactions -- Stock Purchases and Related Matters" for a description of Mr. Friedli's relationships with these entities. Mr. Friedli is one of our directors and has a consulting agreement with us. See "Related Party Transactions -- Other Transactions" for a description of this consulting arrangement.



(4) The shares of common stock listed under the caption "Shares Beneficially Owned Prior to Offering" represent (a) 128,500 shares issued prior to the Swiss IPO (b) 100,000 shares issuable upon exercise of Series A warrants (c) 100,000 shares issuable upon exercise of Series B warrants, and (d) 49,020 shares issued upon conversion of the Series C Preferred Stock in October 2000. Peter Friedli, one of our directors and largest stockholders, is an investment advisor to Spring Technology Corp. As investment advisor to Spring Technology Corp., Mr. Friedli has voting and investment power with respect to these shares. See "Related Party Transactions -- Stock Purchases and Related Matters" for a description of Mr. Friedli's relationship with Spring Technology Corp.


(5) We have an agreement with Excite whereby Excite provides us with subscriber information and we pay Excite a percentage of the revenue generated from these subscribers.

                              PLAN OF DISTRIBUTION

     The shares may be sold or distributed from time to time by the selling stockholders named in this prospectus, by their donees, pledgees, transferees or other successors in interest. The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents.

     The selling stockholders may offer their shares at various times in one or more of the following transactions, which may include block transactions:

     - in ordinary brokers' transactions and transactions in which the broker solicits purchasers;

     - in transactions involving cross or block trades or otherwise on the SWX New Market of the SWX Swiss Exchange or such other market on which the common stock may from time to time be trading (including transactions in which brokers or dealers may attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction);

     - in transactions in which brokers, dealers or underwriters purchase the shares as principal and resell the shares for their own accounts pursuant to this prospectus;

     - in transactions "at the market" to or through market makers in our common stock or into an existing market for the common stock;

     - in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;

     - through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;

     - in privately negotiated transactions;

     - in short sales or transactions to cover short sales; or

     - in combination of any of the foregoing transactions

     The sale price to the public may be:

     - The market price prevailing at the time of the sale;

     - A price related to such prevailing market price;

     - At negotiated prices; or

     - Such other price as the selling stockholders determine from time to time.

     The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

     The selling stockholders also may sell their shares in accordance with Rule 144 under the Securities act, rather than pursuant to this prospectus.

     From time to time, one or more of the selling stockholders may pledge or grant a security interest in some or all of the shares owned by them. If the selling stockholders default in performance of the secured obligations, the pledgees or secured parties may offer and sell the shares from time to time. The selling stockholders also may transfer and donate shares in other circumstances. The number of shares beneficially owned by selling stockholders who transfer, donate, pledge or grant a security interest in their shares will decrease as and when the selling stockholders take these actions. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees or other successors in interest will be selling stockholders for purposes of this prospectus.

     A selling stockholder may sell short our common stock. The selling stockholder may deliver this prospectus in connection with such short sales and use the shares offered by this prospectus to cover such short sales.

     A selling stockholder or its pledgee, donee, transferee or other successor in interest may enter into hedging transactions with broker-dealers. The broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders, including positions assumed in connection with distributions of the shares by such broker-dealers. A selling stockholder or its pledgee, donee, transferee or other successor in interest also may enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer such shares. In addition, a selling stockholder may loan or pledge shares to a broker dealer, which may sell the loaned shares or, upon a default by the selling stockholder of the secured obligation, may sell or otherwise transfer the pledged shares.

     A selling stockholder or its pledgee, donee, transferee or other successor in interest may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers or use brokers, dealers, underwriters or agents to sell their shares. The broker-dealers acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling stockholders or the purchasers of the shares for whom such persons may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular person may be less than or in excess of customary commissions. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the offer and sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling stockholders can presently estimate the amount of such compensation.

     The selling stockholders, alternatively, may sell all or any part of the shares offered into his prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to his prospectus.

     We have advised the selling stockholders that during such time as they may be engaged into a distribution of the shares, they are required to comply with Regulation M under the Exchange Act. With certain exceptions, Regulation M prohibits any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. The foregoing restrictions may affect the marketability of the shares.

     Under our registration rights agreements with the selling stockholders, we are required to bear the expenses relating to this offering, excluding any underwriting discounts or commissions, stock transfer taxes and fees of legal counsel to the selling stockholders. We estimate these expenses will total approximately $50,000.

     We have agreed to indemnify the selling stockholders and any underwriters, brokers, dealers or agents and their respective controlling persons against certain liabilities, including certain liabilities under the Securities Act.

     It is possible that a significant number of shares could be sold at the same time. Such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

     This offering by any selling stockholder will terminate on the date which the selling stockholder has sold all of his shares.

                                 LEGAL MATTERS

     The validity of the shares of common stock being offered hereby and other legal matters will be passed upon for us by Hogan & Hartson L.L.P., Washington, D.C.

                                    EXPERTS

     The financial statements and schedule of e-centives, Inc. as of December 31, 1999 and 2000, and for each of the years in the three-year period ended December 31, 2000 have been included herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements and schedule of Commerce Division, a division of Inktomi Corporation, as of September 30, 2000 and 1999 and for each of the two years in the period ended September 30, 2000 included in this Prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on and upon the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "Exchange Act"). You may read and copy any of the information we file with the SEC at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at 7 World Trade Center, 13th Floor,

New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain copies of filed documents by mail from the Public Reference Section of the SEC at room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. We file information electronically with the SEC. Our SEC filings also are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

     This prospectus is part of a registration statement we filed with the SEC under the Securities Act of 1933 (the "Securities Act"). As permitted by SEC rules, this prospectus omits certain information that is included in the registration statement. For further information about us and our common stock, you should refer to the registration statement and its exhibits. If we have filed a contract, agreement or other document as an exhibit to the registration statement, you may read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus regarding a contract, agreement or other documents is qualified in its entirety by reference to the actual document.

                         INDEX TO FINANCIAL STATEMENTS
                                E-CENTIVES, INC.

Independent Auditors' Report................................  F-2
Balance Sheets..............................................  F-3
Statements of Operations....................................  F-4
Statements of Stockholders' Equity..........................  F-5
Statements of Cash Flows....................................  F-6
Notes to Financial Statements...............................  F-7

                               COMMERCE DIVISION

Report of Independent Accountants...........................  F-23
Financial Statements of Commerce Division
Statements of Operations for the Years Ended September 30,
  2000 and 1999 and the Three Months Ended December 31, 2000
  (Unaudited) and 1999 (Unaudited)..........................  F-24
Balance Sheets as of September 30, 2000 and 1999 and
  December 31, 2000 (Unaudited).............................  F-25
Statements of Changes in Parent's Net Investment for the
  years ended September 30, 2000 and 1999 and the three
  months ended December 31, 2000 (Unaudited)................  F-26
Statements of Cash Flows for the Years Ended September 30,
  2000 and 1999 and the Three Months Ended December 31, 2000
  (Unaudited) and 1999 (Unaudited)..........................  F-27
Notes to Financial Statements...............................  F-28

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Unaudited Pro Forma Condensed Consolidated Financial
  Information...............................................  F-36
Unaudited Pro Forma Condensed Consolidated Statements of
  Operations for the three months ended March 31, 2001......  F-37
Unaudited Pro Forma Condensed Consolidated Statements of
  Operations for the year ended December 31, 2000...........  F-38
Notes to Unaudited Pro Forma Statements of Operations for
  the year ended December 31, 2000 and the three month
  period ended March 31, 2001...............................  F-39

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders e-centives, Inc.:

     We have audited the accompanying balance sheets of e-centives, Inc. as of December 31, 1999 and 2000, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of e-centives, Inc. as of December 31, 1999 and 2000 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP
McLean, Virginia
February 9, 2001

                                E-CENTIVES, INC.

                                 BALANCE SHEETS

                                                            DECEMBER 31,
                                                     ---------------------------
                                                         1999           2000       MARCH 31, 2001
                                                     ------------   ------------   --------------
                                                                                    (UNAUDITED)
                                     ASSETS

Current assets:
  Cash and cash equivalents........................  $    426,787   $ 27,062,040    $ 17,519,281
  Short-term investments...........................       109,020        114,491         114,491
  Accounts receivable, net of allowance for
     doubtful accounts of $27,125, $252,016 and
     $197,615 (unaudited) at December 31, 1999 and
     2000 and March 31, 2001, respectively.........       793,490      3,007,426       4,033,438
  Other receivables................................        17,461          4,209       1,346,211
  Prepaid expenses.................................       276,414      1,339,185       1,166,696
  Restricted cash..................................                      108,597         108,597
                                                     ------------   ------------    ------------
          Total current assets.....................     1,623,172     31,635,948      24,288,714
Property and equipment, net........................     1,584,273      2,993,413      13,781,042
Intangible asset, net..............................     2,250,000      1,250,000       2,698,940
Long-term investments..............................            --             --       1,007,282
Restricted cash....................................            --        434,387         434,387
Other assets.......................................        32,926         62,917          57,917
                                                     ------------   ------------    ------------
          Total assets.............................  $  5,490,371   $ 36,376,665    $ 42,268,282
                                                     ============   ============    ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................................     1,361,348      2,440,372       4,171,719
  Accrued expenses.................................       321,282        962,159         435,852
  Deferred revenue.................................       791,027        904,218       2,159,918
  Dividends payable................................            --      1,235,688              --
  Other liabilities................................        21,580             --              --
                                                     ------------   ------------    ------------
          Total current liabilities................     2,495,237      5,542,437       6,767,489
Long-term debt.....................................     2,000,000             --              --
                                                     ------------   ------------    ------------
          Total liabilities........................     4,495,237      5,542,437       6,767,489
                                                     ------------   ------------    ------------
Commitments and contingencies......................            --             --              --
Stockholders' equity:
  Series A convertible preferred stock (voting),
     $.01 par value, 2,000,000 shares authorized,
     1,700,000, 0 and 0 (unaudited) shares issued
     and outstanding at December 31, 1999 and 2000
     and March 31, 2001, respectively..............        17,000             --              --
  Series B convertible preferred stock (voting),
     $.01 par value, 3,000,000 shares authorized,
     2,500,000, 0 and 0 (unaudited) shares issued
     and outstanding at December 31, 1999 and 2000
     and March 31, 2001, respectively..............        25,000             --              --
  Common stock, $.01 par value, 25,000,000 shares
     authorized, 4,874,375, 15,168,434 and
     17,346,754 (unaudited) shares issued and
     outstanding at December 31, 1999 and 2000 and
     March 31, 2001, respectively..................        48,744        151,684         173,399
  Additional paid-in capital.......................    24,323,640     85,282,822      97,383,870
  Accumulated deficit..............................   (23,419,250)   (54,600,278)    (62,056,476)
                                                     ------------   ------------    ------------
          Total stockholders' equity...............       995,134     30,834,228      35,500,793
                                                     ------------   ------------    ------------
          Total liabilities and stockholders'
            equity.................................  $  5,490,371   $ 36,376,665    $ 42,268,282
                                                     ============   ============    ============

                See accompanying notes to financial statements.

                                E-CENTIVES, INC.

                            STATEMENTS OF OPERATIONS

                                       YEAR ENDED DECEMBER 31,            THREE MONTHS ENDED MARCH 31,
                              -----------------------------------------   -----------------------------
                                 1998           1999           2000           2000            2001
                              -----------   ------------   ------------   -------------   -------------
                                                                                   (UNAUDITED)
Revenue.....................  $        --   $    740,305   $ 10,230,035    $ 1,042,150     $ 1,802,575
Cost of revenue (exclusive
  of depreciation and
  amortization).............           --      1,027,696      2,207,855        400,748       2,065,512
                              -----------   ------------   ------------    -----------     -----------
          Gross profit
            (loss)..........           --       (287,391)     8,022,180        641,402        (262,937)
                              -----------   ------------   ------------    -----------     -----------
Operating expenses:
  Product development,
     exclusive of
     stock-based
     compensation...........    1,160,521      2,426,695      2,872,572        663,386       1,280,100
  General and
     administrative,
     exclusive of
     stock-based
     compensation...........    1,236,685      4,083,459      8,764,830      1,453,179       1,983,268
  Sales and marketing,
     exclusive of
     stock-based
     compensation...........    2,479,863      7,889,517     19,005,844      3,788,143       3,285,920
  Network partner fees......           --        730,550      6,353,937        776,594         630,335
  Stock-based compensation:
     Product development....           --        282,538        822,052        261,996         100,035
     General and
       administrative.......           --        297,155        333,215         42,168         118,618
     Sales and marketing....           --        474,503        558,382        218,680         125,432
                              -----------   ------------   ------------    -----------     -----------
          Loss from
            operations......   (4,877,069)   (16,471,808)   (30,688,652)    (6,562,744)     (7,786,645)
Interest income, net........      309,691        267,712        693,312        104,797         330,447
Other income................           --         33,764         50,000         12,500              --
                              -----------   ------------   ------------    -----------     -----------
          Loss before income
            taxes...........   (4,567,378)   (16,170,332)   (29,945,340)    (6,445,447)     (7,456,198)
Income taxes................           --             --             --             --              --
                              -----------   ------------   ------------    -----------     -----------
          Net loss..........   (4,567,378)   (16,170,332)   (29,945,340)    (6,445,447)     (7,456,198)
Preferred stock dividend
  requirements and accretion
  of convertible redeemable
  preferred stock...........     (382,500)      (382,500)      (551,773)      (148,605)             --
                              -----------   ------------   ------------    -----------     -----------
Net loss applicable to
  common stockholders.......  $(4,949,878)  $(16,552,832)  $(30,497,113)   $(6,594,052)    $(7,456,198)
                              ===========   ============   ============    ===========     ===========
Basic and diluted net loss
  per common share..........  $     (1.02)  $      (3.40)  $      (4.09)   $     (1.35)    $     (0.49)
Shares used to compute basic
  and diluted net loss per
  common share..............    4,860,000      4,869,601      7,460,272      4,875,597      15,215,721

                See accompanying notes to financial statements.

                                E-CENTIVES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                       SERIES A                SERIES B
                                    PREFERRED STOCK         PREFERRED STOCK          COMMON STOCK        ADDITIONAL
                                 ---------------------   ---------------------   ---------------------     PAID-IN     ACCUMULATED
                                   SHARES      AMOUNT      SHARES      AMOUNT      SHARES      AMOUNT      CAPITAL       DEFICIT
                                 ----------   --------   ----------   --------   ----------   --------   -----------   ------------
Balance, December 31, 1997.....   1,700,000   $ 17,000           --   $     --    4,860,000   $ 48,600   $ 9,769,900   $(2,681,541)
Net loss.......................          --         --           --         --           --         --            --    (4,567,378)
                                 ----------   --------   ----------   --------   ----------   --------   -----------   ------------
Balance, December 31, 1998.....   1,700,000     17,000           --         --    4,860,000     48,600     9,769,900    (7,248,919)
Issuance of Series B
 convertible preferred stock...          --         --    2,500,000     25,000           --         --    13,475,000            --
Exercise of stock options......          --         --           --         --       14,375        144        24,544            --
Stock-based compensation.......          --         --           --         --           --         --     1,054,196            --
Net loss.......................          --         --           --         --           --         --            --   (16,170,331)
                                 ----------   --------   ----------   --------   ----------   --------   -----------   ------------
Balance, December 31, 1999.....   1,700,000     17,000    2,500,000     25,000    4,874,375     48,744    24,323,640   (23,419,250)
Issuance of warrants related to
 convertible redeemable
 preferred stock...............          --         --           --         --           --         --       773,068            --
Issuance of common stock in
 connection with initial public
 offering, net of offering
 costs.........................          --         --           --         --    3,700,000     37,000    36,667,896            --
Exercise of stock options......          --         --           --         --       65,625        656       144,031            --
Conversion of Series A
 preferred stock to common
 stock.........................  (1,700,000)   (17,000)          --         --    1,700,000     17,000            --            --
Conversion of Series B
 preferred stock to common
 stock.........................          --         --   (2,500,000)   (25,000)   2,500,000     25,000            --            --
Conversion of Series C
 convertible redeemable
 preferred stock to common
 stock.........................          --         --           --         --    2,328,434     23,284    21,925,436            --
Stock-based compensation.......          --         --           --         --           --         --     1,713,649            --
Accretion of convertible
 redeemable preferred stock to
 redemption value..............          --         --           --         --           --         --      (264,898)           --
Declaration of dividends.......          --         --           --         --           --         --            --    (1,235,688)
Net loss.......................          --         --           --         --           --         --            --   (29,945,340)
                                 ----------   --------   ----------   --------   ----------   --------   -----------   ------------
Balance, December 31, 2000.....          --   $     --           --   $     --   15,168,434   $151,684   $85,282,822   $(54,600,278)
                                 ==========   ========   ==========   ========   ==========   ========   ===========   ============


                                     TOTAL
                                 STOCKHOLDERS'
                                    EQUITY
                                 -------------
Balance, December 31, 1997.....  $  7,153,959
Net loss.......................    (4,567,378)
                                 ------------
Balance, December 31, 1998.....     2,586,581
Issuance of Series B
 convertible preferred stock...    13,500,000
Exercise of stock options......        24,688
Stock-based compensation.......     1,054,196
Net loss.......................   (16,170,331)
                                 ------------
Balance, December 31, 1999.....       995,134
Issuance of warrants related to
 convertible redeemable
 preferred stock...............       773,068
Issuance of common stock in
 connection with initial public
 offering, net of offering
 costs.........................    36,704,896
Exercise of stock options......       144,687
Conversion of Series A
 preferred stock to common
 stock.........................            --
Conversion of Series B
 preferred stock to common
 stock.........................            --
Conversion of Series C
 convertible redeemable
 preferred stock to common
 stock.........................    21,948,720
Stock-based compensation.......     1,713,649
Accretion of convertible
 redeemable preferred stock to
 redemption value..............      (264,898)
Declaration of dividends.......    (1,235,688)
Net loss.......................   (29,945,340)
                                 ------------
Balance, December 31, 2000.....  $ 30,834,228
                                 ============

                See accompanying notes to financial statements.

                                E-CENTIVES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                             THREE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                    MARCH 31,
                                             -----------------------------------------   --------------------------
                                                1998           1999           2000          2000           2001
                                             -----------   ------------   ------------   -----------   ------------
                                                                                                (UNAUDITED)
Cash flows from operating activities:
  Net loss.................................  $(4,567,378)  $(16,170,331)  $(29,945,340)  $(6,445,446)  $(7,456,198)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Depreciation and amortization..........      143,442      1,170,829      2,093,805       444,800       634,174
    Stock-based compensation...............           --      1,054,196      1,713,649       522,844       344,085
    Provision for doubtful accounts........           --             --        489,973            --        16,302
    (Increase) decrease in:
      Accounts receivable..................           --       (793,490)    (2,703,909)     (797,706)   (1,042,314)
      Prepaid expenses and other assets....      (83,599)      (216,085)    (1,049,519)   (2,049,495)      173,489
    Increase (decrease) in:
      Accounts payable.....................      (86,832)     1,170,441      1,079,023      (463,884)    1,731,347
      Deferred revenue.....................           --        791,027        113,191       477,196       (87,301)
      Accrued expenses and other
        liabilities........................      295,276         89,304        619,297       (56,699)     (526,307)
                                             -----------   ------------   ------------   -----------   -----------
        Net cash used in operating
          activities.......................   (4,299,091)   (12,904,109)   (27,589,830)   (8,368,390)   (6,212,723)
                                             -----------   ------------   ------------   -----------   -----------
Cash flows from investing activities:
  Purchases of short-term investments,
    net....................................      (43,125)        (4,390)      (548,455)       (1,989)           --
  Purchase of long-term investments........           --             --             --            --    (1,007,282)
  Acquisition of property and equipment....     (364,619)    (1,566,307)    (2,502,945)     (383,911)     (688,455)
  Purchase of intangible asset.............           --     (3,000,000)            --            --            --
  Increase (decrease) in security
    deposits...............................           --             --        (29,991)           --         5,000
  Acquisition of Commerce Division.........           --             --             --            --      (404,917)
                                             -----------   ------------   ------------   -----------   -----------
        Net cash used in investing
          activities.......................     (407,744)    (4,570,697)    (3,081,391)     (385,900)   (2,095,654)
                                             -----------   ------------   ------------   -----------   -----------
Cash flows from financing activities:
  Proceeds from issuance of debt...........           --      2,000,000             --            --            --
  Payment of dividends.....................           --             --             --            --    (1,235,688)
  Issuance of common stock.................           --             --     36,704,896            --        (4,944)
  Issuance of Series B convertible
    preferred stock........................           --     13,500,000             --            --            --
  Issuance of Series C convertible
    redeemable preferred stock.............           --             --     20,456,891    20,456,890            --
  Exercise of stock options................           --         24,688        144,687        12,500         6,250
                                             -----------   ------------   ------------   -----------   -----------
        Net cash provided by financing
          activities.......................           --     15,524,688     57,306,474    20,469,390    (1,234,382)
                                             -----------   ------------   ------------   -----------   -----------
        Net increase (decrease) in cash and
          cash equivalents.................   (4,706,835)    (1,950,118)    26,635,253    11,715,100    (9,542,759)
Cash and cash equivalents, beginning of
  period...................................    7,083,740      2,376,905        426,787       426,787    27,062,040
                                             -----------   ------------   ------------   -----------   -----------
Cash and cash equivalents, end of period...  $ 2,376,905   $    426,787   $ 27,062,040   $12,141,887   $17,519,281
                                             ===========   ============   ============   ===========   ===========
Supplemental Disclosure of Noncash
  Financing Activities:

     In conjunction with the issuance of Series C convertible redeemable preferred stock in 2000, the Company issued warrants, valued at $773,068, for the purchase of 119,485 shares of common stock.

     On February 18, 2000, the long-term debt was converted into 196,078 shares of Series C convertible redeemable preferred stock at $10.20 per share.

     During September 2000, the Company declared dividends of $1,235,688 on Series A convertible preferred stock.

     Each share of Series A and Series B convertible preferred stock and Series C convertible redeemable preferred stock automatically converted into one share of common stock subsequent to closing of the Company's initial public offering on October 10, 2000.

                See accompanying notes to financial statements.

                                E-CENTIVES, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) ORGANIZATION

     e-centives, Inc. ("e-centives" or the "Company") was established as Imaginex, Inc. on August 2, 1996, through incorporation in the State of Delaware. During October 1996, the Company amended its articles of incorporation to change its name to Emaginet, Inc. In March 1999, the Company amended its articles of incorporation to change its name to e-centives, Inc.

     The Company provides an online direct-marketing system to a network of merchants, high-traffic Internet sites and consumers. This direct-marketing system enables merchants to target and deliver personalized electronic incentives ("e-centives") to consumers.

     The Company operates in a highly competitive environment and inherent in the Company's business are various risks and uncertainties including its limited operating history and unproven business model. The Company's success may depend in part upon the continuance of the Internet as a communications medium, prospective product and service development efforts, and the acceptance of the Company's offerings by the marketplace. The Company expects to expand its operations through continued capital investment. The Company is not currently generating sufficient cash flows from operations to support its current operating and capital requirements and is dependent on additional financing to fund these requirements. Management believes current existing capital and other available resources will be sufficient to continue operations through 2001.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) Cash and Cash Equivalents and Short-Term Investments

          All highly liquid investments with a maturity of three months or less when purchased are considered cash equivalents and those with a maturity between three and twelve months are considered short-term investments. Cash and cash equivalents consists of cash on deposit with banks and money market funds stated at cost which approximates fair value. In accordance with Statement of Financial Accounting Standards No. ("SFAS") 115, Accounting for Certain Investments in Debt and Equity Securities, the Company classifies all short-term investments as available-for-sale. Accordingly, these investments are carried at fair value. The fair value of such securities approximates cost and there were no material unrealized gains or losses at December 31, 1999 or 2000. The Company's portfolio of short-term investments at December 31, 2000 matures during 2001. Short-term investments consist of certificates of deposit.

    (b) Concentration of Credit Risk

          Financial instruments which potentially subject the Company to concentrations of credit risk consists of cash and cash equivalents, short-term investments and accounts receivable. The Company maintains its cash and cash equivalents and short-term investments with high quality financial institutions. At times, these accounts may exceed federally insured limits. The Company has not experienced any losses in such bank accounts.

          There has been a recent slowdown in the Internet sector in the United States, particularly with respect to retail Internet companies. Many retail Internet companies are having difficulties raising capital, borrowing money and otherwise funding their operating losses. Most of our marketer clients are retail Internet companies, many of which have significant losses, negative cash flow and limited access to capital. These marketer clients are experiencing even greater cash flow problems due to this slowdown. Therefore, many of our marketer clients could fail. As a result of the difficulties of some of our marketer clients, we have had to expend additional effort to collect our accounts receivable, and in certain cases have had to settle for less than the total amount owed. In the year ended December 31, 2000, we incurred charges related to a net increase of $225,000 in our provision for

                                E-CENTIVES, INC.

     doubtful accounts from 1999. While we believe that our allowance for doubtful accounts as of December 31, 2000 is adequate to cover any difficulties with the collection of our accounts receivable balance, there can be no assurance that the allowance will be adequate to cover any receivables later deemed to be uncollectible.

          The Company believes it is not exposed to significant credit risk related to cash and cash equivalents and short-term investments.

          One customer accounted for 11% of the Company's accounts receivable at December 31, 1999. There were two customers that accounted for 15% and 18%, respectively, of the Company's accounts receivable at December 31, 2000. For the year ended December 31, 1999, no one customer accounted for more than 10% of revenue. For the year ended December 31, 2000, three customers accounted for 15%, 12% and 12%, respectively of the Company's revenue.

    (c) Fair Value of Financial Instruments

          The Company considers the carrying value of the Company's financial instruments, which include cash equivalents, short-term investments, accounts receivable, accounts payable, and accrued expenses to approximate fair value at December 31, 1999 and 2000 because of the relatively short period of time between origination of the instruments and their expected realization or settlement. The carrying value of the Company's long-term debt approximates fair value at December 31, 1999 because of the relatively short period of time between origination of the debt and its expected maturity or conversion into Series C Convertible Redeemable Preferred Stock.

    (d) Allowance for Doubtful Accounts Receivable

          The Company maintains reserves for potential credit losses based on historical experience and ongoing customer credit evaluations.

    (e) Property and Equipment

          Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets which range from three to seven years. The costs of leasehold improvements are capitalized and amortized using the straight-line method over the shorter of their estimated useful life or the term of the respective lease.

    (f) Intangibles

          Intangible assets consists of a purchased patent which is amortized over the economic useful life of three years and reviewed for impairment whenever the facts and circumstances indicate that the carrying amount may not be recoverable. As of December 31, 2000, the related accumulated amortization was $1,750,000.

    (g) Revenue Recognition

          Revenue is generated by providing e-centives related services, licensing the Company's software product and providing other services including maintenance and technical support and consulting. The Company's suite of e-centives related services is principally comprised of PromoCast, PromoCommerce, PromoMail. The Company also offers services on a performance contract basis.

          Merchants who subscribe to the PromoCast service enter into fixed-fee contracts for delivery of either a specified or unlimited number of e-centives by the Company to the accounts of a targeted group of members over the contractual period, not to exceed one year. Each e-centive has an

                                E-CENTIVES, INC.

     expiration date, typically 30 days from the date the e-centive is placed in a member's account. An e-centive is considered delivered when a member visits their account. Because the Company has an obligation to maintain the e-centive on its system until it expires, the Company recognizes revenue upon expiration of the delivered e-centive. Revenue related to delivery of an unlimited quantity of e-centives is recognized ratably over the contract term.

          The PromoCommerce service, sold to merchants, represents a fixed-fee contract consisting of several components including a PromoCast package, perpetual software license and maintenance on the accompanying software. Revenue for this service is recognized ratably over the term of the contract. The Company has not sold software or maintenance separately; therefore, vendor specific objective evidence has not been established. The related revenue is recognized ratably over the term of the contract in accordance with AICPA Statement of Position ("SOP") No. 97-2, Software Revenue Recognition, as amended by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions.

          The PromoMail service, sold to merchants, consists of targeted e-mails highlighting specific e-centives. Participating merchants are charged a fixed fee for each member to whom the e-mail is sent. Revenue related to the PromoMail service is recognized upon transmission of the e-mail.

          When marketers purchase services on a performance contract basis, e-centives are delivered by the same methods as in the PromoCast or PromoMail services, but revenue is based solely on the performance of the e-centives. The Company earns a contractually specified amount based on the number of times a member clicks on the offer or the amount of sales the offer generates. Revenue is recognized upon the click-through or upon notification by the marketer of the number of applicable sales.

          Merchants may contract for consulting services, such as assistance with promotions planning. Revenue related to these consulting services is recognized as the related services are provided.

    (h) Deferred Revenue

          Deferred revenue represents billings or collections on contracts in advance of performance of services and is amortized into revenue as the related service is performed based upon the applicable revenue recognition methodology.

    (i) Cost of Revenue

          Cost of revenue represents expenses related to providing online promotions to merchants and includes a portion of the salaries, benefits and related expenses of Company personnel responsible for creating and delivering e-centives, installing and supporting the Company's software applications and related technology, revenue share amounts due to network partners and hosting the Company's web-based applications.

    (j) Product Development Costs

          Product development costs represent expenses related to maintaining and enhancing the Company's service offerings, and includes a portion of the salaries, benefits and related expenses of Company personnel responsible for maintaining and enhancing the Company's proprietary database, offer creation and delivery software, e-mail delivery infrastructure, and creation and management of member accounts. Product development costs are expensed as incurred.

          Development costs related to the software product marketed by the Company are accounted for in accordance with SFAS 86, Accounting for the Costs of Computer Software to be Sold, Leased or

                                E-CENTIVES, INC.

     Otherwise Marketed. Under the standard, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. To date, the period between achieving technological feasibility and the general availability of such software has been short; therefore, software development costs qualifying for capitalization have been immaterial. Accordingly, the Company has not capitalized any software development costs and has charged all such costs to product development expense.

    (k) Sales and Marketing Expense

          Sales and marketing costs include expenses incurred by the Company for ongoing sales, marketing and advertising activities, which are expensed as incurred.

    (l) Network Partner Fees

          Network partner fees includes contractual payments made to network partners for members, advertising, and exclusivity on the network partners' sites. These partner payments are being accrued ratably into network partner fees over the term of the respective agreement.

    (m) Stock-Based Compensation

          The Company accounts for employee stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. ("APB") 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of SFAS 123, Accounting for Stock-Based Compensation. Under APB 25, compensation expense is based upon the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price.

    (n) Advertising

          Advertising costs are expensed as incurred. Advertising expense was $472,764, $3,738,570 and $12,537,281 during 1998, 1999, and 2000, respectively.

    (o) Income Taxes

          The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (p) Start-Up Costs

          The costs of start-up activities, including organizational costs, are expensed as incurred in accordance SOP 98-5, Reporting on the Costs of Start-Up Activities.

    (q) Long-Lived Assets

          The Company assesses the recoverability of long-lived assets whenever adverse events or changes in circumstances or business climate indicate that an impairment may have occurred. If the future undiscounted cash flows expected to result from the use of the related assets are less than the carrying value of such assets, an impairment has been incurred and a loss is recognized to reduce the carrying

                                E-CENTIVES, INC.

     value of the long-lived assets to fair value, which is determined by discounting estimated future cash flows. The Company has not recognized an impairment loss in any of the periods presented.

    (r) Net Income (Loss) Per Share

          The Company computes net income (loss) available per share in accordance with SFAS 128, Earnings Per Share, and SEC Staff Accounting Bulletin No. ("SAB") 98. Under the provisions of SFAS 128 and SAB 98, basic net income (loss) available per share is computed by dividing the net income (loss) available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) available per share is computed by dividing the net income (loss) for the period by the weighted average number of common and dilutive common equivalent shares outstanding during the period. The Company has presented historical basic and diluted net income (loss) available per share in accordance with SFAS 128. As the Company had a net loss in each of the periods presented, basic and diluted net income (loss) available per share is the same.

    (s) Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

    (t) Comprehensive Income

          Effective January 1, 1998, the Company adopted the provisions of SFAS 130, Reporting Comprehensive Income. SFAS 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported as other comprehensive income.

    (u) Segment Information

          The Company operates in a single reportable segment and will evaluate additional segment disclosure requirements as it expands its operations.

    (v) Retirement Plan

          The Company sponsors a defined contribution retirement plan established under the provisions of Internal Revenue Code 401(k). Participating employees may elect to contribute up to 20% of their eligible wages. The Company contributes amounts to the plan on a discretionary basis up to 5% of each eligible employees' wages. The Company has not made any discretionary contributions.

    (w) Reclassifications

          Certain prior period amounts have been reclassified to conform to the current period presentation.

    (x) Recent Accounting Pronouncements

          In June 1998, the Financial Accounting Standards Board issued SFAS 133, Accounting For Derivative Instruments and Hedging Activities. In June 2000, the FASB issued SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activity, an amendment of SFAS 133.

                                E-CENTIVES, INC.

     SFAS 133 and SFAS 138 require that all derivative instruments be recorded on the balance sheet at their respective fair values. SFAS 133 and SFAS 138 are effective for all fiscal quarters of all fiscal years beginning after 2000. The Company will adopt SFAS 133 and SFAS 138 on January 1, 2001. The Company does not expect the adoption of these standards will have a material impact on its financial condition, results of operations or cash flows.

          In May 2000, the Emerging Issues Task Force released Issue No. 00-2, Accounting for Web Site Development Costs. EITF 00-2 establishes standards for determining the capitalization or expensing of incurred costs relating to the development of Internet web sites based upon the respective stage of development. The Issue is effective for fiscal quarters beginning after June 30, 2000 (including costs incurred for projects in process at the beginning of the quarter of adoption). The adoption of EITF 00-2 did not have a material impact on the Company's financial condition, results of operations or cash flows.

          In December 1999, the SEC issued Staff Accounting Bulletin No. ("SAB") 101, Revenue Recognition in Financial Statements, which provides additional guidance in applying generally accepted accounting principles for revenue recognition. The Company believes its revenue recognition policy is in compliance with SAB 101.

          In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25. With the exception of certain provisions which require earlier application, this interpretation is effective for all applicable transactions beginning July 1, 2000. Adoption of this Interpretation did not have a material impact on the Company's financial condition, results of operations or cash flows.

    (y) Unaudited Interim Financial Information

          The unaudited interim financial information as of March 31, 2000 and 2001 has been prepared in accordance with generally accepted accounting principles for interim financial information and with instructions to
     Article 10 of Regulation S-X. In the opinion of management, such information contains all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation of such periods. The operating results for any interim period are not necessarily indicative of results for any future periods.

          Revenue also includes barter revenues, which represent exchanges by the Company of promotional e-mail deliveries for reciprocal advertising space or traffic on other Web sites ("marketing partner transactions"). Revenues and expenses from these marketing partner transactions are recorded based upon the fair value of the promotional e-mails delivered at a similar quantity or volume of e-mails delivered in a qualifying past cash transaction. Fair value of promotional e-mails delivered is based upon the Company's recent historical experience of cash received for similar e-mail deliveries in accordance with EITF 99-17. Such revenues are recognized when the promotional e-mails are delivered. Corresponding expenses are recognized for the advertisements received when the Company's advertisements are displayed on the reciprocal web sites or properties, which is typically in the same period as delivery of the promotional e-mails and are included as part of sales and marketing expense. These transactions comprise approximately 68% of the Company's revenue during the quarter ended March 31, 2001.

                                E-CENTIVES, INC.

(3) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                   DECEMBER 31,
                                                             ------------------------
                                                                1999         2000
                                                             ----------   -----------
Computer equipment.........................................  $2,046,520   $ 4,041,020
Furniture and equipment....................................     127,021       501,506
Leasehold improvements.....................................      19,986       153,946
                                                             ----------   -----------
                                                              2,193,527     4,696,472
Less: accumulated depreciation and amortization............    (609,254)   (1,703,059)
                                                             ----------   -----------
                                                             $1,584,273   $ 2,993,413
                                                             ==========   ===========

(4) INTANGIBLE ASSET ACQUIRED

     The Company acquired a patent for "Electronic couponing method and apparatus" in April 1999 from SellectSoft, a software developer, for $3,000,000. The patent was recorded at the estimated fair value on the date of the acquisition and is being amortized on a straight-line basis over three years. As of December 31, 2000, the accumulated amortization on the patent was $1,750,000.

(5) LONG-TERM DEBT

     During 1999, the Company issued two debt instruments totaling $2,000,000. Each instrument had a face value of $1,000,000, accrued interest at 7.0 percent and was convertible into Series C Convertible Redeemable Preferred Stock ("Series C") during the period from initial designation of the Series C shares through February 15, 2000 unless extended by the Company. On February 18, 2000, the debt was converted into 196,078 shares of Series C stock at $10.20 per share. As a result of this conversion, the debt was classified as long-term as of December 31, 1999. In accordance with the terms of Series C, all accrued unpaid interest became payable in a single installment on the date of conversion.

(6) CONVERTIBLE PREFERRED STOCK

     In June 1997, the Company sold 1,700,000 shares of its Series A convertible preferred stock at a per share price of $4.50 for an aggregate consideration of $7.65 million to raise capital to finance its operations. In February 1999, the Company sold 2,500,000 shares of its Series B convertible preferred stock at a per share price of $6.00 for an aggregate consideration of $15 million.

     On January 19, 2000, the Company amended and restated its Articles of Incorporation to authorize 2,330,000 shares of Series C stock with a par value of $.01. On February 18, 2000, the Company issued 2,328,434 shares of Series C stock at a price of $10.20 per share and approximate total gross proceeds of $23,800,000 including $2,000,000 related to the conversion of long-term debt. In conjunction with the Series C Preferred Stock sale, the Company issued warrants to purchase 119,485 shares of common stock at $10.20 per share. These warrants were valued at $773,068.

     On September 22, 2000, the Company declared dividends of $1,235,688 on Series A convertible preferred stock.

     Each share of Series A, Series B and Series C convertible preferred stock automatically converted into one share of common stock subsequent to closing of the Company's initial public offering on October 10, 2000.

                                E-CENTIVES, INC.

(7) RELATED PARTY TRANSACTION

     In July 1996, the Company entered into a consulting agreement with Friedli Corporate Finance, Inc. ("FCF"). Peter Friedli, President of FCF, is related to the Company through his significant direct and indirect ownership of common stock, options and warrants. The agreement expires during December 2004.

     Under the agreement, FCF provides services to the Company in the form of consultation, advice and other assistance upon the Company's request. Such services may include, but are not limited to, (a) providing general business, financial and investment advice to the Company during the term of the agreement, and (b) serving as liaison between FCF clients/investors and the Company by disseminating information to such investors on behalf of the Company. Consulting expense under the FCF agreement was approximately $63,000, $87,000 and $63,000 for the years ended December 31, 1998, 1999 and 2000, respectively.

     During 1999, the Company issued a convertible long-term debt instrument for $1,000,000 to an investment group controlled by FCF. This instrument was converted into common stock upon consummation of the IPO.

(8) STOCK COMPENSATION

    (a) Stock Options

          The Company has a stock option plan which provides for the granting of options to directors and employees of the Company to purchase shares of its common stock within prescribed periods. The options generally vest over four years, one-fourth of the shares on each of the first through fourth anniversaries of the date of grant, and expire ten years after the grant date. As of December 31, 2000, the Company has reserved 3,200,000 shares of common stock for issuance under the plan.

          During 1997 and 1998, 100,018 performance-based option grants were made to certain key employees at an exercise price of $2.50. During 1999, 160,400 additional performance-based option grants were made to certain key employees, with an exercise price of $2.50 for 50,000 of these options and $3.50 for the remaining 110,400 options. No performance-based option grants were made in 2000. Compensation expense of $681,972 and $733,137 was recorded in 1999 and 2000, respectively, related to these options.

          The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options rather than the alternative fair value accounting method allowed by SFAS 123. APB 25 provides that compensation expense relative to the Company's employee stock options is measured based upon the intrinsic value of the stock option. SFAS 123 requires companies that continue to follow APB 25 to provide pro forma disclosure of the impact of applying the fair value method of SFAS 123.

          In accordance with APB 25, because the exercise price of the Company's employee stock options equaled the fair value of the underlying stock on the date of grant, no compensation expense was recognized in 1998. In 1999 and 2000, the Company recorded equity-based compensation expense of $372,224 and $980,512, respectively relating to options to purchase 960,800 shares granted in 1999 and 1,517,564 shares granted in 2000 equal to the difference between the fair value of the Company's common stock on the grant date and the exercise price of the options. Additionally, the Company expects to incur approximately $4.7 million of compensation expense during the period 2001 through 2004 relating to options granted in 1999 and 2000 equal to the difference between the fair value of the Company's common stock on the grant date and the exercise price of the options. The expense will be recognized ratably over the vesting period of the options, which is generally 4 years.

                                E-CENTIVES, INC.

          Had compensation expense for the Company's stock option plan been determined based upon the fair value methodology under SFAS 123, the Company's net loss would have increased to these pro forma amounts:

                                                       YEAR ENDED DECEMBER 31,
                                              -----------------------------------------
                                                 1998           1999           2000
                                              -----------   ------------   ------------
Net loss applicable to common stockholders:
  As reported...............................  $(4,949,878)  $(16,552,831)  $(30,497,113)
  Pro forma.................................   (4,998,884)   (16,682,893)   (31,675,819)
Basic and diluted net loss per share:
  As reported...............................  $     (1.02)  $      (3.40)  $      (4.09)
  Pro forma.................................        (1.03)         (3.43)         (4.25)

          The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model on the date of grant using the following assumptions:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                              1998   1999   2000
                                                              ----   ----   ----
Risk-free interest rates....................................  4.6%   6.4%   5.0%
Expected lives (in years)...................................  5.0    5.0    5.0
Dividend yield..............................................   --     --     --
Expected volatility(1)......................................   --     --    100%

---------------
     (1) 0% expected volatility was used for all options granted prior to the initial public offering on October 3, 2000.

          The weighted-average fair value of stock options granted during 1998, 1999 and 2000 was $0.53, $4.46, and $5.78, respectively.

          A summary of the Company's stock option activity and weighted average exercise price is as follows:

                                                                           WEIGHTED
                                                                NUMBER     AVERAGE
                                                                  OF       EXERCISE
                                                                SHARES      PRICE
                                                              ----------   --------
Balance, December 31, 1997..................................     265,736    $2.18
Granted.....................................................     381,500     2.50
Exercised...................................................          --       --
                                                              ----------
Balance, December 31, 1998..................................     647,236     2.37
Granted.....................................................   1,183,300     2.95
Exercised...................................................     (14,375)    1.72
Canceled....................................................     (65,125)    2.33
                                                              ----------
Balance, December 31, 1999..................................   1,751,036     2.77
Granted.....................................................   1,570,064     8.28
Exercised...................................................     (65,625)    2.11
Canceled....................................................    (440,625)    2.98
                                                              ----------
Balance, December 31, 2000..................................   2,814,850    $5.82
                                                              ==========

                                E-CENTIVES, INC.

          The following table summarizes information concerning currently outstanding and exercisable options at December 31, 2000:

                    OPTIONS OUTSTANDING
                 -------------------------
                                WEIGHTED-
                   NUMBER        AVERAGE       OPTIONS
   RANGE OF      OUTSTANDING    REMAINING    EXERCISABLE
   EXERCISE          AT        CONTRACTUAL       AT
    PRICES        12/31/00        LIFE        12/31/00
   --------      -----------   -----------   -----------
$ 0.25                5,000     5.9 years         5,000
$ 1.00               10,000     6.0 years         7,500
$ 2.50              814,986     7.9 years       567,111
$ 3.50              764,864     8.8 years       381,582
$ 6.50              625,500     9.5 years        45,000
$ 8.02 - $ 8.75      18,000     9.9 years            --
$10.56 - $12.46      26,500     9.8 years            --
$13.00              550,000     9.5 years       150,000
                  ---------                   ---------
                  2,814,850     8.8 years     1,156,193
                  =========                   =========

    (b) Warrants

          The Company has issued warrants to purchase common shares in connection with several equity issuances. The 1997 grant was in connection with the issuance of Series A preferred stock. The 1999 grant was in connection with the issuance of Series B preferred stock. The 2000 grant was in conjunction with the issuance of Series C convertible redeemable preferred stock. The following table sets forth the warrants outstanding and their weighted average exercise price:

                                                              SHARES    PRICE
                                                              -------   ------
Balance, December 31, 1997..................................  230,000   $ 3.35
Granted.....................................................       --       --
Exercised...................................................       --       --
                                                              -------
Balance, December 31, 1998..................................  230,000     3.35
Granted.....................................................  250,000     6.00
Exercised...................................................       --       --
                                                              -------
Balance, December 31, 1999..................................  480,000     4.73
Granted.....................................................  119,485    10.20
Exercised...................................................       --       --
                                                              -------
Balance, December 31, 2000..................................  599,485   $ 5.82
                                                              =======

     As of December 31, 1998, 1999 and 2000, all of the warrants were exercisable on a one-for-one basis into shares of common stock at the option of the holder. As of December 31, 2000, the remaining life of all outstanding warrants was 3 years.

                                E-CENTIVES, INC.

(9) COMMITMENTS

    (a) Leases

          The Company is obligated under several noncancelable operating lease agreements for office space expiring through 2005. As of December 31, 2000, future minimum lease payments required under these noncancelable operating leases are as follows:

2001  $1,741,000
2002   1,652,000
2003   1,702,000
2004   1,753,000
2005   1,227,000
      ----------
      $8,075,000
      ==========

          Rent expense under operating leases was approximately $185,000, $357,000 and $955,000 for the years ended December 31, 1998, 1999 and 2000, respectively.

    (b) Partner Payments

          During March 1999, the Company entered into a two-year agreement with Excite. This agreement required monthly payments commencing in March 1999 and totaling approximately $540,000 over the two-year term of the agreement for sponsorship and advertising fees. Such amount was being accrued ratably into network partner fees over the term of the agreement. In return for these fees, the partner must have run a specified number of the Company's advertising banners and promotional placements on its high-traffic Internet site. The terms of the contract were to be extended if this specified number was not met within the two-year period. During February 2000, this agreement was renegotiated.

          On February 16, 2000, the Company entered into a new agreement with Excite whereby members will be registered through Excite's registration process. Excite has agreed to provide the Company with at least 12,000,000 new members during the three-year term of the agreement in exchange for a per member fee. Over the term of the agreement, the Company is obligated to make a total of $19,650,000 in payments for these members, payable at $1,637,500 on a quarterly basis. However, at the end of the term of the agreement, to the extent Excite has not provided 12,000,000 members, the Company is entitled to a refund calculated on a ratable basis. Such payments are recorded as prepaid expense and accrued into sales and marketing expense on a pro-rata basis based upon the number of members provided pursuant to the terms of the agreement.

          Under this agreement, Excite agreed to purchase a minimum number of e-centives for at least $3.75 million over three years. At the beginning of each fiscal quarter, Excite is contractually obligated to purchase e-centives worth $312,500. Revenue will be recognized upon the expiration date of each resold e-centive. Pursuant to the agreement, Excite is required to sell these e-centives within six months. If Excite does not sell the e-centives within six months of purchase, the e-centives are forfeited and the value of the unsold e-centives will be recognized as revenue.

          On December 21, 2000, Excite agreed to amend the existing agreement to change the expiration dates for the e-centives purchased by Excite from six months after the end of the quarter in which such e-centives were purchased to the last day of the quarter in which such e-centives were purchased. Since the Company recognized revenue upon the resale or expiration of e-centives under this agreement, this amendment had the effect of allowing recognition of $625,000 in additional

                                E-CENTIVES, INC.

     revenue in 2000 that otherwise would have been recognized in 2001. Excite participated in the Series C financing round in February 2000.

          During May 1999, the Company entered into another agreement with the operator of a high-traffic Internet site requiring a payment of $250,000 at inception of the contract and monthly payments totaling approximately $350,000 over the two-year term of the agreement, commencing in September 1999. These non-refundable payments are prepayments of potential transaction and licensing fees as well as for the placement of a specified number of the Company's advertising banners and promotional placements on the partner's Internet site. The initial payment is included in prepaid expenses and is being amortized ratably into network partner fees over the term of the agreement. The monthly payments are being accrued ratably into network partner fees over the term of the agreement.

          In November 1999, the Company renegotiated two partner agreements entered into in September 1998, thereby eliminating the agreements' revenue share provisions and changing the future payments due. All future payments made in conjunction with both of these renegotiated agreements are recognized as network partner fees. For one of the partner agreements, in 1999, the Company made an additional quarterly payment of $150,000. The renegotiated contract changed the remaining payment structure from quarterly payments totaling $600,000 to equal monthly installments totaling $300,000, commencing November 1999. For the other 1998 partner agreement, the Company is obligated to make one additional payment (for total monthly payments approximating $420,000) as the term of the agreement was extended by one month due to the renegotiated contract. All contractual partner payments referred to above are being accrued ratably into network partner fees over the terms of the respective agreements.

          Beginning in March 2000, the Company began delivering e-mails to members on behalf of ZDNet which contain content supplied by ZDNet and do not contain an e-centive. These e-mails serve as notification to the members of an offer or promotion maintained on ZDNet's site. ZDNet is charged a fixed fee for each e-mail. Revenue related to the delivery of these e-mails is recognized upon delivery to the members.

          As of December 31, 2000, the Company was party to agreements with 23 network partners. These agreements typically cover periods from one to three years and require the Company to make monthly or quarterly payments for members, advertising and exclusivity on the network partners' sites.

          The Company's remaining commitment related to all partner agreements for the years 2001 and 2002 is approximately $7.0 million and $6.6 million, respectively.

    (c) Partner Agreements (unaudited)

          On March 31, 2001, the Company terminated its Co-Branding Agreement with Excite@Home ("Excite"), dated as of February 16, 2000 and amended December 30, 2000. The termination agreement relieved the Company of all of its future obligations, including making payments of up to $13 million to Excite over the next two years. In connection with the Termination Agreement, the Company also purchased $1.3 million worth of data and e-mail services from Matchlogic, a wholly owned subsidiary of Excite. Effective April 1, 2001, the Company entered into a new one-year agreement with Excite, whereby Excite will provide the Company with access to e-mail and other subscriber information. In exchange for this information, the Company will pay Excite a percentage of the revenue generated from these subscribers.

                                E-CENTIVES, INC.

    (d) Employment Agreements

          The Company has employment agreements with certain officers and employees. The Company also has bonus agreements with certain officers and employees as defined in the agreements.

(10) INCOME TAXES

     The Company has incurred operating losses since its inception and has recognized no current or deferred tax provision or benefit. The provision for income taxes is different from that which would be obtained by applying the statutory federal income tax rate to loss before income taxes. The items causing this difference are as follows:

                                                          YEAR ENDED          YEAR ENDED
                                                       DECEMBER 31, 1999   DECEMBER 31, 2000
                                                       -----------------   -----------------
Expected tax benefit at statutory rate...............     $ 5,497,913        $ 10,181,416
State tax, net of federal............................         765,362           1,375,744
Research and development tax credits.................         (65,396)                  0
Stock-based compensation, not deductible.............        (126,556)           (797,050)
Other, net...........................................         205,540              84,335
Increase in valuation allowance......................      (6,276,863)        (10,844,445)
                                                          -----------        ------------
                                                          $        --        $         --
                                                          ===========        ============

     Temporary differences and carryforwards that give rise to deferred tax assets and liabilities are as follows:

                                                                   DECEMBER 31,
                                                            --------------------------
                                                               1999           2000
                                                            -----------   ------------
Deferred tax assets:
  Net operating loss and general business credits
     carryforwards........................................  $ 5,212,842   $ 16,742,577
  Start-up costs and organizational costs.................    3,439,739      2,600,287
  Deferred compensation...................................      318,286         19,946
  Intangible assets.......................................      237,300        543,753
  Accrued expenses........................................       26,368         45,023
  Allowance for doubtful accounts receivable..............           --         97,882
  Property and equipment..................................      (21,290)         8,222
                                                            -----------   ------------
          Total gross deferred tax assets.................    9,213,245     20,057,690
            Valuation allowance...........................   (9,213,245)   (20,057,690)
                                                            -----------   ------------
                                                            $        --   $         --
                                                            ===========   ============

     The net change in the valuation allowance for the years ended December 31, 1999 and December 31, 2000 was an increase of $6,276,863 and $10,844,445, respectively. The valuation allowances at December 31, 1999 and December 31, 2000 are results of the uncertainty regarding the ultimate realization of the tax benefits related to the deferred tax assets. The net operating loss carryforward period expires commencing in 2011 through the year 2020. Further, as a result of certain financing and capital transactions, an annual limitation on the future utilization of a portion of the net operating loss carryforward may occur. As a result, the net operating loss carryforward may not be fully utilized before expiration.

                                E-CENTIVES, INC.

(11) BASIC AND DILUTED NET LOSS PER SHARE

     The Company computes net income (loss) per share in accordance SFAS 128, Earnings Per Share, which requires certain disclosures relating to the calculation of earnings (loss) per common share. The following represents a reconciliation of the numerators and denominators of the basic and diluted earnings per common share computations for net income (loss).

                                                               YEAR ENDED DECEMBER 31,
                                                      -----------------------------------------
                                                         1998           1999           2000
                                                      -----------   ------------   ------------
Net loss............................................  $(4,567,378)  $(16,170,331)  $(29,945,340)
Preferred stock dividend requirements...............     (382,500)      (382,500)      (551,773)
                                                      -----------   ------------   ------------
Net loss applicable to common stockholders..........  $(4,949,878)  $(16,552,831)  $(30,497,113)
                                                      ===========   ============   ============
Weighted average shares of common stock
  outstanding.......................................    4,860,000      4,869,601      7,460,272
                                                      ===========   ============   ============
Basic and diluted net loss per common share.........  $     (1.02)  $      (3.40)  $      (4.09)
                                                      ===========   ============   ============

     Diluted net loss applicable to common stockholders for the years ended December 31, 1998 and 1999 excludes convertible preferred stock, stock options, and warrants at a weighted average price of $3.86 and $4.64, respectively, due to their antidilutive effect. Diluted net loss applicable to common stockholders for the year ended December 31, 2000 excludes stock options and warrants at weighted average price of $5.82 due to their antidilutive effect.

(12) CONTINGENCIES

     In 1998, the Company was named as the defendant in a lawsuit made by coolsavings.com ("coolsavings") alleging patent infringement. The Company filed counterclaims alleging invalidity of the patent and interference with their prospective economic advantage and is seeking damages and injunctive relief.

     In April 1999, the Company initiated a separate lawsuit against coolsavings alleging infringement of the patent acquired from SellectSoft in 1999.

     On September 29, 2000, the Company reached an agreement to settle the patent infringement litigation matters between the Company and coolsavings. The terms of the settlement provide for a cross-license between the Company and coolsavings for each of the patents that were in dispute. Pursuant to this settlement, the Company made a $650,000 payment to coolsavings and will make additional payments of up to $700,000 to coolsavings as follows:

     - $250,000 if coolsavings prevails in a motion for summary judgment in a separate litigation between coolsavings and Catalina Marketing Corporation involving the coolsavings patent currently in dispute; and

     - up to $450,000 if and to the extent the coolsavings patent currently in dispute survives the pending reexamination proceedings at the Patent and Trademark Office that were initiated by a third party.

     The $650,000 payment to coolsavings was recorded as general and administrative expense for the year ended December 31, 2000. The Company has not accrued for the $700,000 in additional payments to coolsavings as payment of this amount is not probable.

(13) INITIAL PUBLIC OFFERING

     On October 3, 2000, the Company completed its initial public offering ("IPO") in which it sold 3,700,000 shares of its common stock to investors in Switzerland, resulting in proceeds to the Company of

                                E-CENTIVES, INC.

approximately $36.7 million, after deducting underwriters' commissions and other offering-related expenses. In connection with the IPO, 1,560,000 shares of Series A convertible preferred stock, 2,500,000 shares of Series B convertible preferred stock, and 2,328,434 shares of Series C convertible redeemable preferred stock were converted to common stock on a one-for-one basis.

(14) QUARTERLY DATA (UNAUDITED)

                                                                     1998
                                              ---------------------------------------------------
                                                 1ST          2ND           3RD           4TH
                                               QUARTER      QUARTER       QUARTER       QUARTER
                                              ---------   -----------   -----------   -----------
Revenues....................................  $      --   $        --   $        --   $        --
Operating loss..............................   (723,251)   (1,175,999)   (1,259,721)   (1,718,098)
Loss before income taxes....................   (632,893)   (1,113,889)   (1,175,174)   (1,645,422)
Net loss attributable to common
  stockholders..............................   (728,518)   (1,209,514)   (1,270,799)   (1,741,047)
                                              ---------   -----------   -----------   -----------
          Net loss per common shareholder --
            basic and diluted...............  $   (0.15)  $     (0.25)  $     (0.26)  $     (0.36)
                                              =========   ===========   ===========   ===========

                                                                    1999
                                            -----------------------------------------------------
                                                1ST           2ND           3RD           4TH
                                              QUARTER       QUARTER       QUARTER       QUARTER
                                            -----------   -----------   -----------   -----------
Revenues..................................  $        --   $        99   $   143,963   $   596,243
Operating loss............................   (1,850,320)   (3,748,920)   (4,320,993)   (6,551,574)
Loss before income taxes..................   (1,746,041)   (3,644,176)   (4,250,886)   (6,529,228)
Net loss attributable to common
  stockholders............................   (1,841,666)   (3,739,801)   (4,346,511)   (6,624,853)
                                            -----------   -----------   -----------   -----------
          Net loss per common
            shareholder -- basic and
            diluted.......................  $     (0.38)  $     (0.77)  $     (0.89)  $     (1.36)
                                            ===========   ===========   ===========   ===========

                                                                    2000
                                            -----------------------------------------------------
                                                1ST           2ND           3RD           4TH
                                              QUARTER       QUARTER       QUARTER       QUARTER
                                            -----------   -----------   -----------   -----------
Revenues..................................  $ 1,042,150   $ 2,161,416   $ 2,424,909   $ 4,601,560
Operating loss............................   (5,893,427)   (8,168,775)   (8,994,421)   (7,632,029)
Loss before income taxes..................   (5,776,130)   (8,022,168)   (8,913,303)   (7,233,739)
Net loss attributable to common
  stockholders............................   (5,871,755)   (8,223,752)   (9,115,487)   (7,286,119)
                                            -----------   -----------   -----------   -----------
          Net loss per common
            shareholder -- basic and
            diluted.......................  $     (1.20)  $     (1.69)  $     (1.81)  $     (1.35)
                                            ===========   ===========   ===========   ===========

     The sum of quarterly per share net losses does not necessarily agree to the net loss per share for the year due to the timing of the stock issuances.

(15) ACQUISITION (UNAUDITED)

     On March 28, 2001, the Company acquired the Commerce Division of Inktomi Corporation ("Commerce Division") in a purchase business combination for $12,182,289, consisting of 2,168,945 shares of the Company's common stock valued at $11,777,372 and approximately $404,917 in preliminary acquisition costs and estimated expenses. A total of 2,551,700 shares of our common stock, or 14.4% of our outstanding common stock, were issued, with 40% placed into escrow. Thirty-eight percent of the escrow shares, or 382,755, are to be released based upon the achievement of contractually defined revenue and performance targets for the Commerce Division. The remaining 637,925 of escrow shares are held in

                                E-CENTIVES, INC.

satisfaction of any potential indemnity claims and will be released within contractually agreed upon time frames. As part of the purchase price, the Company also issued to Inktomi Corporation a warrant to purchase an additional 1,860,577 shares of the Company's common stock upon the achievement of additional revenue targets for the Commerce Division at the end of 12 months following the closing of this acquisition. Results of the Commerce Division have been included with those of the Company for the period subsequent to the date of acquisition. The purchase price for the Commerce Division has been preliminarily valued at $12,182,289, based upon 2,168,945 shares of the Company's common stock valued at $11,777,372 and approximately $404,917 in preliminary acquisition costs and estimated expenses. The Company has engaged an independent third-party appraiser who is undertaking a valuation of the tangible and intangible assets acquired and liabilities assumed as part of this acquisition.

     The allocation of the purchase price to the fair value of the assets acquired and liabilities assumed is preliminary and will be finalized following completion of a full valuation of acquired assets and liabilities of the Commerce Division. The preliminary allocation of the purchase price is as follows:

Other Current assets........................................  $ 1,343,003
Fixed assets, net...........................................   10,483,350
Intangibles.................................................    1,698,939
Deferred revenue............................................   (1,343,003)
                                                              -----------
          Total purchase price..............................  $12,182,289
                                                              ===========

     The Company plans to amortize identifiable intangible assets over 2-3 years.

     The following unaudited pro forma results of operations for the three months ended March 31, 2001 and for the year ended December 31, 2000 are presented as though the Commerce Division had been acquired at the beginning of 2000, after giving effect to purchase accounting adjustments relating to amortization of intangible assets.

                                                       YEAR ENDED        THREE MONTHS ENDED
                                                      DECEMBER 31,           MARCH 31,
                                                          2000                  2001
                                                      ------------       ------------------
Revenue.........................................      $ 24,838,010          $ 7,798,527
Net loss........................................       (43,779,946)         $(9,221,684)
Weighted average shares of common stock
  outstanding...................................         9,629,217           17,337,516
Basic and diluted net loss per common share.....      $      (4.55)         $     (0.53)

     The pro forma results of operations are not necessarily indicative of the results that would have occurred had the Commerce Division acquisition been consummated on January 1, 2000, nor are they necessarily indicative of future operating results.

     In connection with the acquisition, the Company entered into a license agreement and reseller agreement with Inktomi Corporation. Under the terms of the license agreement, Inktomi Corporation will perpetually license certain software and technology to the Company to be used in the acquired business. Pursuant to the reseller agreement, Inktomi Corporation will resell certain products of the acquired business for a period of twelve months from the closing. In addition, commensurate with the acquisition, the Company hired 70 of Inktomi's Commerce Division employees and entered into a sublease agreement with Inktomi Corporation for approximately 30,724 square feet of office space in Redwood Shores, California. The term of the sublease is for 9 years and the base rent is $132,236 per month. Inktomi Corporation has agreed to provide the Company with certain transition services and support with respect to certain facilities and functions for up to six months following the acquisition.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Inktomi Corporation

     In our opinion, the accompanying balance sheets and the related statements of operations, of changes in parent's net investment and of cash flows, present fairly, in all material respects, the financial position of Commerce Division, a division of Inktomi Corporation, as defined in Note 1, at September 30, 2000 and 1999, and the results of its operations and its cash flows for each of the two years in the period ended September 30, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Inktomi Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
San Jose, California
February 16, 2001

                               COMMERCE DIVISION
                      (A DIVISION OF INKTOMI CORPORATION)

                            STATEMENTS OF OPERATIONS

                                                   YEAR ENDED                 THREE MONTHS ENDED
                                          -----------------------------   ---------------------------
                                          SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                              2000            1999            2000           1999
                                          -------------   -------------   ------------   ------------
                                                                                  (UNAUDITED)
Revenues................................  $ 14,607,975    $  1,110,374    $ 5,995,952    $ 1,112,384
Costs and expenses
  Cost of revenues......................     3,138,215         661,755      1,427,704        255,100
  Sales and marketing...................     9,931,591       4,666,326      2,310,699      1,757,188
  Research and development..............    12,272,527       6,462,318      3,133,851      1,635,335
  General and administrative............       956,010         197,261        543,498         61,789
                                          ------------    ------------    -----------    -----------
          Total operating expenses......    26,298,343      11,987,660      7,415,752      3,709,412
                                          ------------    ------------    -----------    -----------
          Net loss......................  $(11,690,368)   $(10,877,286)   $(1,419,800)   $(2,597,028)
                                          ============    ============    ===========    ===========

                See accompanying notes to financial statements.

                               COMMERCE DIVISION
                      (A DIVISION OF INKTOMI CORPORATION)

                                 BALANCE SHEETS

                                                             SEPTEMBER 30,
                                                       --------------------------   DECEMBER 31,
                                                          2000           1999           2000
                                                       -----------   ------------   ------------
                                                                                    (UNAUDITED)
                                             ASSETS
Current assets
  Accounts receivable, net...........................  $ 1,510,511   $    479,840   $   605,543
  Prepaid expenses...................................           --      1,835,285            --
                                                       -----------   ------------   -----------
       Total current assets..........................    1,510,511      2,315,125       605,543
Fixed assets, net....................................   11,826,591      2,954,432    11,107,714
                                                       -----------   ------------   -----------
          Total assets...............................  $13,337,102   $  5,269,557   $11,713,257
                                                       ===========   ============   ===========
                            LIABILITIES AND PARENT'S NET INVESTMENT
Current liabilities
  Accounts payable...................................  $   332,468   $      1,745   $    63,079
  Accrued expenses...................................    1,937,083        778,217       596,608
  Deferred revenues..................................    8,015,165        276,510     2,644,000
                                                       -----------   ------------   -----------
       Total current liabilities.....................   10,284,716      1,056,472     3,303,687
Parent's net investment
  Deferred stock-based compensation..................   (1,437,984)    (2,179,984)   (1,206,984)
  Accumulated deficit................................  (26,835,903)   (15,145,535)  (28,255,703)
  Parent's net contributions.........................   31,326,273     21,538,604    37,872,257
                                                       -----------   ------------   -----------
       Total parent's net investment.................    3,052,386      4,213,085     8,409,570
                                                       -----------   ------------   -----------
          Total liabilities and parent's net
            investment...............................  $13,337,102   $  5,269,557   $11,713,257
                                                       ===========   ============   ===========

                See accompanying notes to financial statements.

                               COMMERCE DIVISION
                      (A DIVISION OF INKTOMI CORPORATION)

                STATEMENTS OF CHANGES IN PARENT'S NET INVESTMENT

                                                                 TOTAL
                                                              ------------
Balance, October 1, 1998....................................  $   (496,455)
  Deferred stock-based compensation, net....................      (281,000)
  Net loss..................................................   (10,877,286)
  Net transfer from parent..................................    15,867,826
                                                              ------------
Balance, September 30, 1999.................................     4,213,085
  Deferred stock-based compensation, net....................       742,000
  Net loss..................................................   (11,690,368)
  Net transfer from parent..................................     9,787,669
                                                              ------------
Balance, September 30, 2000.................................     3,052,386
  Deferred stock-based compensation, net (Unaudited)........       231,000
  Net loss (Unaudited)......................................    (1,419,800)
  Net transfer from parent (Unaudited)......................     6,545,984
                                                              ------------
Balance, December 31, 2000 (Unaudited)......................  $  8,409,570
                                                              ============

                See accompanying notes to financial statements.

                               COMMERCE DIVISION
                      (A DIVISION OF INKTOMI CORPORATION)

                            STATEMENTS OF CASH FLOWS

                                                   YEARS ENDED                THREE-MONTHS ENDED
                                          -----------------------------   ---------------------------
                                          SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                              2000            1999            2000           1999
                                          -------------   -------------   ------------   ------------
                                                                                  (UNAUDITED)
Cash flows from operating activities:
Net loss................................  $(11,690,368)   $(10,877,286)   $(1,419,800)   $(2,597,028)
Adjustments to reconcile net loss to net
  cash used in operating activities
     Amortization of deferred stock
       based compensation...............       742,000         562,000        231,000        185,000
     Depreciation.......................     2,845,739         893,318        718,877        439,783
     Provision for doubtful accounts....       797,421              --        345,000             --
Changes in operating assets and
  liabilities Accounts receivable.......    (1,828,092)       (471,511)       559,968       (898,580)
     Prepaid expenses...................     1,835,285      (1,499,613)            --      1,809,905
     Accounts payable...................       330,723         (51,090)      (269,389)        (1,745)
     Accrued expenses...................     1,158,866          98,123     (1,340,475)       240,062
     Deferred revenues..................     7,738,655         221,510     (5,371,165)     7,403,226
                                          ------------    ------------    -----------    -----------
       Net cash provided by (used in)
          operating activities..........     1,930,229     (11,124,549)    (6,545,984)     6,580,623
                                          ------------    ------------    -----------    -----------
Cash flows from financing activities:
     Purchases of fixed assets..........   (11,717,898)     (3,900,277)            --       (837,167)
                                          ------------    ------------    -----------    -----------
       Net cash provided by (used in)
          financing activities..........   (11,717,898)     (3,900,277)            --       (837,167)
                                          ------------    ------------    -----------    -----------
Cash flows from investing activities:
       Net cash transfers from (to)
          Inktomi Corporation...........     9,787,669      15,024,826      6,545,984     (5,743,456)
                                          ------------    ------------    -----------    -----------
       Cash provided by (used in)
          investing activities..........     9,787,669      15,024,826      6,545,984     (5,743,456)
                                          ------------    ------------    -----------    -----------
  Change in cash and cash equivalents...            --              --             --             --
Cash and cash equivalents at beginning
  of period.............................            --              --             --             --
                                          ------------    ------------    -----------    -----------
Cash and cash equivalents at end of
  period................................  $         --    $         --    $        --    $        --
                                          ============    ============    ===========    ===========
Supplementary non-cash disclosure:
Transfer of deferred compensation from
  (to) Inktomi Corporation..............                       843,000

                See accompanying notes to financial statements.

                               COMMERCE DIVISION
                      (A DIVISION OF INKTOMI CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS

1.  DESCRIPTION OF THE DIVISION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Commerce Division is a wholly owned division of Inktomi Corporation ("Inktomi"). The Commerce Division technology provides portals, destination sites, retailers, banks, credit card services providers, insurance providers and telecommunication providers with outsourced infrastructure for commerce transactions over the Internet.

SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The accompanying financial statements reflect the historical results of operations and financial position of Commerce Division, as if Commerce Division had been operating as a separate business for each of the periods presented.

     The accompanying financial statements include the assets, liabilities, operating results and cash flows of Commerce Division and have been prepared using Inktomi's historical basis in the assets and liabilities and the historical results of operations of Commerce Division. Changes in parent's net investment represent Inkomi's transfer of its net investment in Commerce Division, after giving effect to the net loss of Commerce Division.

     Commerce Division has had extensive transactions with Inktomi, and these financial statements reflect the application of the cash management and allocation policies described herein. During fiscal 2000 and 1999 Inktomi managed most treasury activities on a centralized basis. These activities included the investment of surplus cash; the issuance, repayment and repurchase of short-term and long-term debt; and the issuance and repurchase of Common Stock. Inktomi has provided all of the necessary funding for the operations of Commerce Division, including paying all vendors and employees, and has received all of the cash receipts from Commerce Division's operations since Commerce Division's inception. The accompanying financial statements treat all transfers between Commerce Division and Inktomi, including cost allocations, as contributions and distributions of equity. No interest income or expense has been reflected in Commerce Division's statements of operations. Had the division been a stand-alone entity, Commerce Division would possibly incur interest expense and may not have been able to obtain needed debt.

     Commerce Division would also possibly incur other costs in establishing its corporate management functions. The statement of operations includes all costs as deemed reasonable by management in running the business including specific marketing events, human resources, legal expenses and other service costs. However the financial information included herein may not necessarily reflect the financial position, results of operations, and cash flows of the Commerce Division in the future or what they would have been had the Commerce Division been a separate entity during the periods presented.

  Unaudited Interim Financial Information

     The accompanying interim consolidated balance sheet, statements of operation and statements of cash flows at December 31, 2000 and for the three months ended December 31, 2000 and 1999 are unaudited but include all adjustments (consisting of normal recurring adjustments) which, in the opinion of management, are necessary for a fair presentation of the financial position and the operating results and cash flows for the interim date and periods presented. Results for the three months ended December 31, 2000 are not necessarily indicative of results for the fiscal year 2001.

                               COMMERCE DIVISION
                      (A DIVISION OF INKTOMI CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

     At September 30, 2000 and September 30, 1999, Commerce Division's financial instruments included accounts receivable, accounts payable and accrued liabilities. The fair values of these financial instruments approximated carrying values because of their short-term nature.

  Fixed Assets

     Fixed assets are carried at cost. Depreciation is computed on the straight-line method based upon estimated useful lives of three years. Major additions and improvements are capitalized, while replacements, maintenance and repairs that do not improve or extend the life of the assets are charged to expense.

  Research and Development

     Costs associated with the development of computer software are expensed prior to establishment of technological feasibility and capitalized thereafter until the product is available for general release to customers. No software development costs were capitalized during fiscal 2000 or 1999 or the quarter ended December 2000, since costs incurred subsequent to establishment of technological feasibility were not material.

  Income Taxes

     Commerce Division was not a taxable entity during fiscal 2000 or 1999, but was included in Inktomi's tax return. A provision for income taxes has been included in the statements of operations as if Commerce Division had been a separate taxable entity. Income taxes payable and the future tax consequences of temporary differences in the tax and historical cost basis of Commerce Division's assets and liabilities have been included in the parent's net investment in the Commerce Division balance sheets (see Note 3).

     Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

  Long-Lived Assets

     Commerce Division evaluates the recoverability of long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. We assess the

                               COMMERCE DIVISION
                      (A DIVISION OF INKTOMI CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

impairment of long-lived assets when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Impairment charges are recorded based on an estimate of discounted future cash flows.

  Revenue Recognition

     Revenues are generated from merchant and Internet portals service fees as well as non-recurring engineering ("NRE") professional services performed for implementation and customization of the technology. Revenues from transaction-based contracts are recognized as transactions occur. Service fees and NRE fees are recognized over the term of the service contract commencing at the point all NRE obligations have been completed. In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101") "Revenue Recognition in Financial Statements" which provides guidance in the recognition, presentation and disclosure of revenue in the financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The impact of SAB 101 did not have a material effect on the financial position or results of operations of the Commerce Division.

  Advertising Costs

     Advertising costs are expensed as incurred. Advertising expenses, which are included in sales and marketing in the statement of operations, totaled $176,000 and $287,000 during fiscal 2000 and 1999, respectively.

  Accounting for Stock-Based Compensation

     Employee stock awards under Inktomi's compensation plans are accounted for using the intrinsic value method prescribed by Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and comply with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB No. 25, employee compensation expense is based on the difference, if any, on the date of grant, between the estimated fair value of Inktomi's stock and the exercise price of options to purchase that stock.

  Comprehensive Loss

     Commerce Division has no material components of other comprehensive loss and, accordingly, comprehensive loss is the same as net loss for the periods presented.

  Business Risk and Concentration of Credit Risk

     Commerce Division operates in the Internet industry, which is rapidly evolving and intensely competitive.

     Financial instruments that potentially subject Commerce Division to concentrations of credit risk primarily consist of accounts receivable. Commerce Division generally does not require collateral.

     Revenues from two customers accounted for 11% and 25%, respectively, of revenues for fiscal 2000, and another customer accounted for 14% of accounts receivable as of September 30, 2000. Revenues from one customer accounted for 14% of revenues for fiscal 1999, and two customers accounted for 13% and 28%, respectively, of accounts receivable at September 30, 1999.

                               COMMERCE DIVISION
                      (A DIVISION OF INKTOMI CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Recently Issued Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No.
133 -- an Amendment of FASB Statement 133. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000 and requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive loss, depending on whether a derivative is designated as part of a hedge transaction and the type of hedge transaction. The ineffective portion of all hedges will be recognized in earnings. In conjunction with certain investing activities, we have acquired derivative securities. The value associated with these derivatives has been minimal. Management does not expect the adoption of FAS No. 133 to have a material impact on Commerce Division's financial position or results of operations.

     In March 2000, the FASB issued Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB 25." This Interpretation clarifies (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a non-compensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000. The impact of FIN 44 did not have a material effect on the financial position or results of operations of the Commerce Division.

2.  BALANCE SHEET COMPONENTS

ACCOUNTS RECEIVABLE

     Accounts receivable, net consists of the following

                                                            SEPTEMBER 30,
                                                        ---------------------
                                                           2000        1999
                                                        ----------   --------
Accounts receivable...................................  $2,307,932   $479,840
Less allowance for doubtful accounts..................    (797,421)        --
                                                        ----------   --------
                                                        $1,510,511   $479,840
                                                        ==========   ========

FIXED ASSETS

     Fixed assets consists of the following:

                                                           SEPTEMBER 30,
                                                      ------------------------
                                                         2000          1999
                                                      -----------   ----------
Computer equipment and fixtures and fittings........  $15,589,750   $3,871,852
Less accumulated depreciation.......................   (3,763,159)    (917,420)
                                                      -----------   ----------
                                                      $11,826,591   $2,954,432
                                                      ===========   ==========

                               COMMERCE DIVISION
                      (A DIVISION OF INKTOMI CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

ACCRUED EXPENSES

     Accrued expenses consists of the following:

                                                            SEPTEMBER 30,
                                                        ---------------------
                                                           2000        1999
                                                        ----------   --------
Salaries and wages....................................  $1,635,717   $778,217
Professional fees.....................................      93,469         --
Research expenditures.................................     117,020         --
Other.................................................      90,877         --
                                                        ----------   --------
                                                        $1,937,083   $778,217
                                                        ==========   ========

3.  INCOME TAXES

     Commerce Division's tax provision has been computed on a stand-alone basis. Commerce Division files its tax return as a part of a consolidated group, and, as such, if the division recorded an interdivisional payable/receivable for its ratable share of the combined tax asset (liability), it would be recorded in parent's net investment.

     The difference between the statutory tax rate and the effective tax rate is primarily due to the changes in valuation allowance related to the net operating losses incurred by the Commerce Division. The division has incurred no foreign taxes for the periods presented.

     The Commerce Division's net deferred tax assets mainly comprised net operating loss carryforwards in the amount of $8,493,000 and $4,236,000 at September 30, 2000 and 1999, respectively.

     Due to the uncertainty surrounding the realization of the favorable tax attribute in future tax returns, Commerce Division has recognized a full valuation allowance against its otherwise recognizable net deferred tax assets.

     For federal and state tax purposes, the net operating loss and research loss and experimentation credit carryforwards could be subject to certain limitations on annual utilization if certain changes in ownership have occurred, as defined by federal and state tax laws.

4.  STOCK OPTIONS

     The Inktomi Board of Directors have adopted various stock option plans (the "Plans") and assumed other stock option plans in connection with acquired companies. These plans generally provide for the grant of stock options to employees, directors and consultants. Certain options granted to employees may qualify as "incentive stock options" under applicable tax regulations. Options granted under these stock option plans are generally immediately exercisable, provided however that the shares are subject to repurchase at cost in the event the optionee ceases to be an employee. The repurchase right generally lapses over 36 to 50 months. For options that are not exercisable immediately, vesting occurs over 36 to 50 months. All options generally have a term of ten years. At September 30, 2000, 24,474,557 shares of Inktomi Common Stock were reserved for issuance under the primary on-going stock option plans.

                               COMMERCE DIVISION
                      (A DIVISION OF INKTOMI CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes information about stock option transactions under the Plans involving employees of Commerce Division:

                                                                       YEAR ENDED
                                                      --------------------------------------------
                                                       SEPTEMBER 30, 2000     SEPTEMBER 30, 1999
                                                      --------------------   ---------------------
                                                                  WEIGHTED               WEIGHTED
                                                                  AVERAGE                 AVERAGE
                                                                  EXERCISE               EXERCISE
                                                       OPTIONS     PRICE      OPTIONS      PRICE
                                                      ---------   --------   ---------   ---------
Outstanding, beginning of period....................  1,565,508   $ 21.05      995,222    $21.05
  Granted...........................................  1,036,200     92.36      946,780     38.29
  Exercised.........................................   (504,234)   113.21     (275,580)    38.35
  Canceled..........................................   (429,808)    52.59     (100,914)    30.18
                                                      ---------              ---------
Outstanding, end of period..........................  1,667,666   $ 58.77    1,565,508    $21.05
                                                      =========              =========
Vested, end of period...............................    493,323   $ 24.09      483,908    $ 5.26
                                                      =========              =========

     The following table summarizes information about stock options under the Plans involving employees of Commerce Division outstanding at September 30, 2000:

                                                        OUTSTANDING                      VESTED
                                             ----------------------------------   --------------------
                                                          WEIGHTED
                                                           AVERAGE
                                                          REMAINING    WEIGHTED               WEIGHTED
                                                          YEARS OF     AVERAGE                AVERAGE
                                             NUMBER OF   CONTRACTUAL   EXERCISE   NUMBER OF   EXERCISE
         RANGE OF EXERCISE PRICES             OPTIONS       LIFE        PRICE      OPTIONS     PRICE
         ------------------------            ---------   -----------   --------   ---------   --------
$  0.03  - $  0.60.........................    279,654      6.12       $  0.15     238,821    $  0.09
$  0.83  - $ 42.38.........................    432,539      8.30         27.63     143,550      26.89
$ 46.09  - $ 53.92.........................    287,321      9.03         48.34      60,050      48.34
$ 59.50  - $ 92.00.........................    321,427      9.45         84.30      34,338      81.71
$ 94.375 - $158.25.........................    282,725      9.70        118.92      13,984     124.56
$161.25  - $211.00.........................     64,000      9.53        177.72       2,580     206.75
                                             ---------                             -------
                                             1,667,666      8.57       $ 58.77     493,323    $ 24.09
                                             =========                             =======

     Certain options granted in 1998 and 1999 have been considered to be compensatory. Compensation expense associated with such options charged to operations for fiscal 1999 and 2000 was $562,000 and $742,000 respectively. The remaining unamortized balance of deferred compensation of $1,437,984 as of September 30, 2000 is to be charged to operations during the remaining period through April 2003.

     The following information concerning the Plans is provided in accordance with SFAS No. 123. Commerce Division accounts for all Plans in accordance with APB No. 25 and related interpretations; accordingly, compensation expense is recorded for options awarded to employees and directors to the extent that the exercise prices are less than Inktomi's Common Stock's fair market value on the date of grant, where the number of options and exercise price are fixed. The difference between the fair value of Inktomi's Common Stock and the exercise price of the stock option is recorded as deferred stock compensation, and is amortized to compensation expense over the vesting period of the underlying stock option on a straight line basis.

     The fair value of each employee and director stock option grant has been estimated using the Black-Scholes Option Pricing Model. The Black-Scholes Option Pricing Model was developed for use in estimating the fair value of traded options and warrants that have no vesting restrictions and are fully

                               COMMERCE DIVISION
                      (A DIVISION OF INKTOMI CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

transferable. In addition, valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Our options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate. Utilizing the Black-Scholes Option Pricing Model, the weighted average fair value of employee stock options granted during fiscal 2000 and 1999 was $80.71 and $34.07 per share, respectively. The following assumptions were used in determining the fair value of options granted:

                                                      YEAR ENDED SEPTEMBER 30,
                                                      -------------------------
                                                         2000          1999
                                                      -----------   -----------
Risk-free interest rate.............................  5.85%-6.83%   4.23%-5.87%
Expected years until exercise.......................   5 years       5 years
Expected stock volatility...........................     104%          111%
Dividend yield......................................      0%            0%

     The following comprises Commerce Division's pro forma net loss, had Inktomi elected to adopt the fair value approach of SFAS No. 123, for the stock-based compensation plans:

                                                    YEAR ENDED SEPTEMBER 30,
                                                   ---------------------------
                                                       2000           1999
                                                   ------------   ------------
Net loss -- historical...........................  $(11,690,638)  $(10,877,286)
Net loss -- pro forma............................  $(95,319,398)  $(43,147,431)

     These pro forma amounts may not be representative of the effects on pro forma net loss for future years as options vest over several years and additional awards are generally made each year.

5.  401(k) PROFIT SHARING PLAN

     In May 1996, Inktomi established a 401(k) Profit Sharing Plan (the "401(k) Plan") which covers substantially all employees. Under the 401(k) Plan, employees are permitted to contribute up to 20% of gross compensation not to exceed the annual 402(g) limitation for any plan year. Inktomi may make discretionary contributions, but has not made any contributions to the 401(k) Plan since its inception.

6.  SUBSEQUENT EVENTS

     On March 28, 2001, Inktomi consummated its divestiture of its Commerce Division pursuant to an Asset Purchase Agreement dated as of January 18, 2001 by and between e-centives, Inc. ("e-centives") and Inktomi. Under the agreement, Inktomi sold the business assets of its Commerce Division, and e-centives hired certain employees of the Commerce Division. In exchange for the assets, consisting primarily of contracts, intellectual property and computer equipment, Inktomi received 2,551,700 shares of Common Stock of e-centives, of which 382,755 shares are held in escrow pending satisfaction of certain performance criteria, and 627,925 shares are held in escrow subject to claims for indemnity by e-centives. Inktomi also received a warrant to purchase up to 1,860,577 shares of e-centives on or after March 28, 2006, which will become exercisable upon the achievement of certain performance criteria by the Commerce Division.

     In February 2001, the Inktomi Board of Directors approved an employee retention program. Under the program, all employees (including executive officers and outside directors) have the opportunity to cancel one or more stock options previously granted to them in exchange for one or more new stock options to be granted six months and one day from the date that the old options are cancelled. The number of shares subject to the new options will be equal to the number of shares subject to the old

                               COMMERCE DIVISION
                      (A DIVISION OF INKTOMI CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

options, and the exercise price of the new options will be the fair market value of Inktomi Common Stock on the date they are granted. The new options will have the same vesting schedule as the old options and will be immediately exercisable as to vested shares when granted (however new options granted to executive officers and outside directors will lose three months of vesting and be subject to a trading blackout of three months following the grant). The total number of shares voluntarily cancelled by Commerce employees under the employee retention program was approximately 0.4 million.

     In accordance with accounting rules, stock options granted during the six month period prior to implementation of the option exchange program that are not canceled as part of the program may be subject to variable plan accounting beginning in the fiscal quarter ending March 31, 2001. Inktomi granted options to Commerce employees to purchase approximately 0.3 million shares at an average exercise price of $28.74 per share during the six months prior to February 12, 2001, including approximately 0.2 million shares granted in December 2000 at an exercise price of $17.88 per share. Other stock options that may be granted in the six months following implementation of the option exchange program may also be accounted for in this manner. In accordance with generally accepted accounting principles, this will require us to record a non-cash compensation cost for the options until the options are exercised, forfeited or cancelled without replacement. The valuation will be based on any excess of the closing stock price at the end of the reporting period or date of exercise, forfeiture or cancellation without replacement, if earlier, over the fair market value of Inktomi's Common Stock on the option's issuance date. The resulting compensation charge to earnings will be recorded over the remaining vesting period in accordance with FASB Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans" (FIN 28). Depending upon movements in the market value of Inktomi's Common Stock, this accounting treatment may result in significant compensation charges in future periods.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL INFORMATION

     The unaudited pro forma condensed consolidated financial information has been prepared by e-centives' management and gives effect to the acquisition of Commerce Division, a division of Inktomi Corporation (Commerce Division), completed on March 28, 2001. The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2001 and for the year ended December 31, 2000 have been prepared to give effect to the Commerce Division acquisition as if it had occurred on January 1, 2000. The acquisition of Commerce Division is already included in the historical balance sheet as of March 31, 2001.

     The pro forma adjustments, which are based upon available information and certain assumptions that e-centives believes are reasonable in the circumstances, are applied to the historical financial statements of e-centives and Commerce Division. The acquisition is accounted for under the purchase method of accounting. e-centives' allocation of the purchase price is based upon the estimated fair value of assets acquired and liabilities assumed in accordance with Accounting Principles Board Opinion No. 16. The purchase price allocations reflected in the accompanying unaudited pro forma condensed financial statements are preliminary and may be different from the final allocation of the purchase price and any such differences may be material.


     In July 2001, the FASB announced that it will issue Statement No. (FAS) 141, Business Combinations, and FAS 142, Goodwill and Other Intangible Assets. FAS 141 will require that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. FAS 141 will also specify criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. FAS 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of FAS 142. FAS 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.



     The Company is required to adopt the provisions of FAS 141 immediately, except with regard to business combination initiated prior to July 1, 2001, which it expects to account for using the purchase method, and FAS 142 effective January 1, 2002. Furthermore, any goodwill and any intangible asset determined to have an indefinite useful life that are acquired in a purchase business combination completed after June 30, 2001 will not be amortized, but will continue to be evaluated for impairment in accordance with the appropriate pre-FAS 142 accounting literature. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 will continue to be amortized prior to the adoption of FAS 142.



     FAS 141 will require upon adoption of FAS 142, that the Company evaluate its existing intangible assets and goodwill that were acquired in a prior purchase business combination, and to make any necessary reclassifications in order to conform with the new criteria in FAS 141 for recognition apart from goodwill. Upon adoption of FAS 142, the Company will be required to reassess the useful lives and residual values of all intangible assets acquired in purchase business combinations, and make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, to the extent an intangible asset is identified as having an indefinite useful life, the Company will be required to test the intangible asset for impairment in accordance with the provisions of FAS 142 within the first interim period. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.



     In connection with the transitional goodwill impairment evaluation, FAS 142 will require the Company to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. To accomplish this the Company must identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. The Company will then have up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit's carrying amount. To the extent a reporting unit's carrying amount exceeds its fair value, an indication exists that the reporting unit's goodwill may be impaired and the Company must perform the second step of the transitional impairment test. In the second step, the Company must compare the implied fair value of the reporting unit's goodwill, determined by allocating the reporting unit's fair value to all of it's assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with FAS 141, to its carrying amount, both of which would be measure as of the date of adoption. This second step is required to be completed as soon as possible, but no later than the end of the year of adoption. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in the Company's statement of operations.



     And finally, any unamortized negative goodwill existing at the date FAS 142 is adopted must be written off as the cumulative effect of a change in accounting principle.



     As of the date of adoption, the Company expects to have unamortized identifiable intangible assets in the amount of approximately $6.3 million which will be subject to the transition provisions of FAS 141 and 142. Because of the extensive effort needed to comply with adopting FAS 141 and 142, it is not practicable to reasonably estimate the impact of adopting these Statements on the Company's financial statements at the date of this report, including whether any transition al impairment losses will be required to be recognized as the cumulative effect of a change in accounting principle.


     The accompanying unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical financial statements and the notes thereto for e-centives and Commerce Division which are included elsewhere in this prospectus. The unaudited pro forma condensed consolidated financial information is provided for informational purposes only and does not purport to represent what e-centives' financial position or results of operations would actually have been had the acquisition occurred on such dates or to project e-centives' results of operations or financial position for any future period.

                                E-CENTIVES, INC.

                            STATEMENTS OF OPERATIONS

                                E-CENTIVES, INC.    COMMERCE DIVISION
                                ----------------   -------------------
                                  THREE MONTHS        THREE MONTHS           PRO FORMA
                                     ENDED                ENDED             ACQUISITION          PRO FORMA
                                 MARCH 31, 2001     DECEMBER 31, 2000    ADJUSTMENTS(A)(B)      CONSOLIDATED
                                ----------------   -------------------   -----------------      ------------
                                  (UNAUDITED)          (UNAUDITED)          (UNAUDITED)         (UNAUDITED)
Revenue.......................     $ 1,802,575         $ 5,995,952          $       --          $ 7,798,527
Cost of revenue...............       2,065,512           1,427,704              58,296(C)         3,551,512
                                   -----------         -----------          ----------          -----------
       Gross profit (loss)....        (262,937)          4,568,248             (58,296)           4,247,015
                                   -----------         -----------          ----------          -----------
Operating expenses:
  Product development,
     exclusive of stock based
     compensation.............       1,280,100           3,133,851                  --            4,413,951
  General and administrative,
     exclusive of stock based
     compensation.............       1,983,268             543,498             518,390(C)         3,045,156
  Sales and marketing,
     exclusive of stock based
     compensation.............       3,285,920           2,079,699                  --            5,365,619
  Network Partner Fees........         630,335                  --                  --              630,335
  Stock-based compensation....         344,085             231,000            (231,000)(D)          344,085
                                   -----------         -----------          ----------          -----------
       Loss from operations...      (7,786,645)         (1,419,800)           (345,686)          (9,552,131)
Interest income, net..........         330,447                  --                  --              330,447
Other income..................              --                  --                  --                   --
                                   -----------         -----------          ----------          -----------
       Loss before income
          taxes...............      (7,456,198)         (1,419,800)           (345,686)          (9,221,684)
Income taxes..................              --                  --                  --                   --
                                   -----------         -----------          ----------          -----------
          Net loss............      (7,456,198)         (1,419,800)           (345,686)          (9,221,684)
Preferred stock dividend
  requirements and accretion
  of convertible redeemable
  preferred stock.............              --                  --                  --                   --
                                   -----------         -----------          ----------          -----------
Net loss applicable to common
  stockholders................     $(7,456,198)        $(1,419,800)         $ (345,686)         $(9,221,684)
                                   ===========         ===========          ==========          ===========
Basic and diluted net loss per
  common share................     $     (0.49)
Shares used to compute basic
  and diluted net loss per
  common share................      15,215,721
Pro forma basic and diluted
  net loss per common share...                                                                  $     (0.53)
Shares used to compute pro
  forma basic and diluted net
  loss per common share.......                                                                   17,337,516

                                E-CENTIVES, INC.

                            STATEMENTS OF OPERATIONS

                              E-CENTIVES, INC.    COMMERCE DIVISION
                              -----------------   ------------------       PRO FORMA
                                 YEAR ENDED           YEAR ENDED          ACQUISITION            PRO FORMA
                              DECEMBER 31, 2000   SEPTEMBER 31, 2000   ADJUSTMENTS(A)(B)        CONSOLIDATED
                              -----------------   ------------------   ------------------       ------------
                                                                          (UNAUDITED)           (UNAUDITED)
Revenue.....................    $ 10,230,035         $ 14,607,975         $        --           $ 24,838,010
Cost of revenue.............       2,207,855            3,138,215             233,185(C)           5,579,255
                                ------------         ------------         -----------           ------------
       Gross profit
          (loss)............       8,022,180           11,469,760            (233,185)            19,258,755
                                ------------         ------------         -----------           ------------
Operating expenses:
  Product development,
     exclusive of stock
     based compensation.....       2,872,572           12,272,527                  --             15,145,099
  General and
     administrative,
     exclusive of stock
     based compensation.....       8,764,830              956,010           2,101,280(C)          11,822,120
  Sales and marketing,
     exclusive of stock
     based compensation.....      19,005,844            9,189,591                  --             28,195,435
  Network Partner Fees......       6,353,937                   --                  --              6,353,937
  Stock-based
     compensation...........       1,713,649              742,000            (742,000)(D)          1,713,649
                                ------------         ------------         -----------           ------------
       Loss from
          operations........     (30,688,652)         (11,690,368)         (1,592,465)           (43,971,485)
Interest income, net........         693,312                   --                  --                693,312
Other income................          50,000                   --                  --                 50,000
                                ------------         ------------         -----------           ------------
       Loss before income
          taxes.............     (29,945,340)         (11,690,368)         (1,592,465)           (43,228,173)
Income taxes................              --                   --                  --                     --
                                ------------         ------------         -----------           ------------
          Net loss..........     (29,945,340)         (11,690,368)         (1,592,465)           (43,228,173)
Preferred stock dividend
  requirements and accretion
  of convertible redeemable
  preferred stock...........        (551,773)                  --                  --               (551,773)
                                ------------         ------------         -----------           ------------
Net loss applicable to
  common stockholders.......    $(30,497,113)        $(11,690,368)        $(1,592,465)          $(43,779,946)
                                ============         ============         ===========           ============
Basic and diluted net loss
  per common share..........    $      (4.09)
Shares used to compute basic
  and diluted net loss per
  common share..............       7,460,272
Pro forma basic and diluted
  net loss per common
  share.....................                                                                    $      (4.55)
Shares used to compute pro
  forma basic and diluted
  net loss per common
  share.....................                                                                       9,629,217

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL INFORMATION

(A) The Commerce Division acquisition was accounted for as a purchase pursuant to Accounting Principles Board Opinion No. 16. Under such purchase accounting principles, the Commerce Division's assets acquired and liabilities assumed are required to be adjusted to their estimated fair values at the date of acquisition.

     The purchase price for the Commerce Division is $12,629,295, based upon 2,168,945 shares of the Company's common stock valued at $11,777,372 and approximately $851,923 in acquisition costs.

     The allocation of the purchase price to the fair value of the assets acquired and liabilities assumed is preliminary and will be finalized following completion of a full valuation of acquired assets and liabilities of the Commerce Division. The preliminary allocation of the purchase price is as follows:

Other Current assets........................................   $ 1,064,850
Fixed assets, net...........................................     6,353,174
Internally Developed Software...............................     5,007,288
In-place workforce..........................................     1,213,394
Acquired customers..........................................        55,439
Deferred revenue............................................    (1,064,850)
                                                               -----------
Total purchase price........................................   $12,629,295
                                                               ===========

     The Company plans to amortize identifiable intangible assets over 2-3 years.

(B) Although the historical Commerce Division results only include all costs as deemed reasonable by management in running the business including specific marketing events, human resources, legal expenses and other service costs, e-centives does not expect to incur any related incremental costs.

(C) Reflects the amortization of intangibles over 2 to 3 year periods and the depreciation of hardware and software over 3 years.

(D) Reflects the elimination of stock-based compensation expense related to options in Inktomi Corp. held by employees of Commerce Division.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various fees and expenses payable by us in connection with the sale of the common stock being registered hereby. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

                                                              AMOUNT
                                                              -------
SEC registration fee........................................  $ 1,240
Accounting fees and expense.................................   55,000
Legal fees and expenses.....................................   25,000
Printing and engraving expenses.............................   10,000
Miscellaneous expenses......................................    3,760
                                                              -------
          Total.............................................  $95,000
                                                              =======

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our restated certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent authorized by, and subject to the conditions set forth in the Delaware General Corporation Law, except that we will indemnify a director or officer in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by our board of directors. The indemnification provided under our restated certificate of incorporation and bylaws includes the right to be paid by us the expenses (including attorneys' fees) in advance of any proceeding for which indemnification may be had in advance of its final disposition, provided that the payment of such expenses (including attorneys' fees) incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of such director or officer to repay all amounts so paid in advance if it is ultimately determined that such director or officer is not entitled to be indemnified. Pursuant to our bylaws, if a claim for indemnification is not paid by us within 60 days after we have received a written claim, the claimant may at any time thereafter bring an action against us to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such action.

     As permitted by the Delaware General Corporation Law, our restated certificate of incorporation provides that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, relating to unlawful payment of dividends or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit. As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

     Under our bylaws, we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person's status as such, and related expenses, whether or not we would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law. We maintain director and officer liability insurance on behalf of our directors and officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The information presented below does not reflect the conversion of our preferred stock into common stock upon the closing of the offering:

     (a) In February 1999, we sold 2,500,000 shares of Series B convertible preferred stock to the following accredited investors in the following amounts at $6.00 per share for aggregate consideration of $15 million:

                                                              NUMBER OF
                            NAME                               SHARES
                            ----                              ---------
Banque SCS Alliance S.A.....................................    156,000
Ringier AG..................................................    150,000
Martin Werfeli..............................................     25,000
Josef Bollag................................................     20,000
ZFP Holding.................................................     99,000
CITCO GLOBAL CUSTODY N.V. CASH..............................     30,000
Venturetec, Inc. ...........................................  2,000,000
Bank Sal. Oppenheim jr. & Cie. (Schweiz) AG.................     20,000

In connection with this transaction, we granted the following investors warrants exercisable for an aggregate of 250,000 shares of common stock at an exercise price of $6.00 per share:

                                                              NUMBER OF SHARES
                           NAME                              UNDERLYING WARRANTS
                           ----                              -------------------
Spring Technology Corp. ...................................        100,000
Logitech Corp..............................................        136,000
Thierry Weber..............................................          1,000
Khaleel Hassan.............................................          1,000
Beat Merz..................................................          1,000
Walter Flueck..............................................          1,000
Hilde Schwab...............................................          2,000
Sascha Federer.............................................            250
Nicole Brandes.............................................          2,000
Giuseppe Casutt............................................          1,750
Peter Friedli..............................................          4,000

     These securities were issued without registration under the Securities Act in reliance upon exemptions from registration under Section 4(2) thereof and Regulation S thereunder.

     (b) In February 2000, we sold 2,328,434 shares of our Series C convertible preferred stock to the following accredited investors in the following amounts at $10.20 per share for an aggregate consideration of $23.75 million:

                                                              NUMBER OF
                            NAME                               SHARES
                            ----                              ---------
Venturetec, Inc.............................................   196,080
Peter Friedli...............................................    49,608
Spring Technology Corp. ....................................    49,020
Swissfirst AG...............................................    24,509
Power Equity AG.............................................    24,705
World Communications Development AG.........................    48,235
BG Investments Ltd. ........................................    98,039
Thirty-Five East Partners (One) LLC.........................   196,079
Excite, Inc.................................................   367,648
Seligman Communications and Information Fund, Inc...........    98,039
Seligman New Technologies Fund, Inc.........................   542,157
Seligman Investment Opportunities Fund -- NTV Portfolio.....   144,118
Moore Global Investments, Ltd...............................   196,079
Remington Investment Strategies, LP.........................    49,019
Moore Technology Venture Fund, LP II........................   245,099

     In connection with this transaction we granted our placement agent, Deutsche Banc Alex. Brown, a warrant to purchase 119,485 shares of common stock at a price of $10.20 per share. These securities were issued without registration under the Securities Act in reliance upon exemptions from registration under Section 4(2) thereof and Regulations D and S thereunder.

     (c) On March 28, 2001, we completed the acquisition of the Commerce Division of Inktomi Corporation. We issued 2,551,700 shares of our common stock in exchange for the assets of the division. Of these shares, 382,755 shares were placed into escrow and will be released upon the achievement of revenue and performance targets for the acquired business at the end of twelve and eighteen months following the closing. If such performance and revenue criteria are not achieved for such periods, then all of the escrowed shares will be returned to us. As part of the purchase price we also issued to Inktomi a warrant to purchase an additional 1,860,577 shares upon the achievement of additional revenue targets at the end of twelve months following the closing. These securities were issued without registration under the Securities Act in reliance upon exemptions from registration under Section 4(2) thereof and Regulations D thereunder.

     (d) Between October 24, 1996 and June 1, 2001, we granted options to purchase a total of 4,330,450 shares of common stock under our stock incentive plan to certain of its employees and directors. During that period, optionees exercised options to purchase 89,675 shares of common stock, and options to purchase 624,450 shares of common stock were forfeited by employees leaving the company. These securities were issued without registration under the Securities Act in reliance upon an exemption from registration under Securities Act Rule 701.

     None of the foregoing transactions was effected with an underwriter.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

     See Index to Exhibits (beginning on page II-10).

  (b) Financial Statement Schedules

     See Schedule II attached (beginning on page II-6).

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)3 of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the General Corporation Law of the State of Delaware, the Certificate of Incorporation, as amended, or the Bylaws of registrant, as amended, indemnification agreements entered into between registrant and its officers and directors, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bethesda, State of Maryland, on July 20, 2001.


                                          E-CENTIVES, INC.

                                          By:                  *
                                            ------------------------------------
                                                       Kamran Amjadi
                                            Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


                        NAME                                        TITLE                    DATE
                        ----                                        -----                    ----

                          *                            Chairman and Chief Executive      July 3, 2001
-----------------------------------------------------    Officer (Principal Executive
                    Kamran Amjadi                        Officer)

                          *                            President, Chief Operating        July 3, 2001
-----------------------------------------------------    Officer, Secretary and
                   Mehrdad Akhavan                       Director

                          *                            Chief Financial Officer and       July 3, 2001
-----------------------------------------------------    Treasurer (Principal Financial
                    David Samuels                        and Accounting Officer)

                          *                            Director                          July 3, 2001
-----------------------------------------------------
                    Peter Friedli


* Pursuant to Power of Attorney



By:        /s/ JASON KARP

    --------------------------------

               Jason Karp


            Attorney-in-Fact

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
e-centives, Inc.:

     Under date of February 9, 2001, we reported on the balance sheets of e-centives, Inc. as of December 31, 1999 and 2000 and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000 which are included in this registration statement. In connection with our audits of the aforementioned financial statements, we also audited the related financial statement schedule. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

     In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

KPMG LLP
McLean, Virginia
February 9, 2001

ITEM 16. (b) (i)

                                                                     SCHEDULE II

                                E-CENTIVES, INC.

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                  YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000

               COLUMN A                  COLUMN B            COLUMN C            COLUMN D    COLUMN E
               --------                 ----------   -------------------------   --------   -----------
                                                      ADDITIONS      CHARGED                  BALANCE
                                        BALANCE AT   CHARGED TO     TO OTHER     AMOUNTS      AT END
                                        BEGINNING     COSTS AND     ACCOUNTS     WRITTEN        OF
            CLASSIFICATION              OF PERIOD     EXPENSES     DESCRIBE(1)     OFF        PERIOD
            --------------              ----------   -----------   -----------   --------   -----------
Year ended December 31, 1998
Allowance for doubtful accounts.......  $       --   $        --     $    --     $     --   $        --
                                        ==========   ===========     =======     ========   ===========
Valuation allowance on deferred tax
  asset...............................  $  975,384   $ 1,960,998     $    --     $     --   $ 2,936,382
                                        ==========   ===========     =======     ========   ===========
Year ended December 31, 1999
Allowance for doubtful accounts.......  $       --   $        --     $27,125     $     --   $    27,125
                                        ==========   ===========     =======     ========   ===========
Valuation allowance on deferred tax
  asset...............................  $2,936,382   $ 6,276,863     $    --     $     --   $ 9,213,245
                                        ==========   ===========     =======     ========   ===========
Year ended December 31, 2000
Allowance for doubtful accounts.......  $   27,125   $   489,973     $           $265,082   $   252,016
                                        ==========   ===========     =======     ========   ===========
Valuation allowance on deferred tax
  asset...............................  $9,213,245   $10,844,445     $    --     $     --   $20,057,690
                                        ==========   ===========     =======     ========   ===========

---------------

(1) deferred revenue

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                         FINANCIAL STATEMENT SCHEDULES

To the Board of Directors
of Inktomi Corporation:

     Our audits of the Commerce Division financial statements referred to in our report dated February 16, 2001 appearing in e-centives, Inc. Form 8-K dated March 28, 2001 (which report and financial statements are included in this Registration Statement on Form S-1) also included an audit of the financial statement schedules listed in Item 16(b)(ii) of Part II to this Registration Statement. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

PricewaterhouseCoopers LLP
San Jose, California
February 16, 2001

ITEM 16. (b) (ii)

                                                                     SCHEDULE II

                               COMMERCE DIVISION
                      (A DIVISION OF INKTOMI CORPORATION)

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                  YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000

                 COLUMN A                    COLUMN B          COLUMN C          COLUMN D    COLUMN E
                 --------                   ----------   ---------------------   --------   ----------
                                                         ADDITIONS    CHARGED                BALANCE
                                            BALANCE AT   CHARGED TO   TO OTHER   AMOUNTS      AT END
                                            BEGINNING    COSTS AND    ACCOUNTS   WRITTEN        OF
              CLASSIFICATION                OF PERIOD     EXPENSES    DESCRIBE     OFF        PERIOD
              --------------                ----------   ----------   --------   --------   ----------
Year ended December 31, 1998
Allowance for doubtful accounts...........  $       --   $       --   $    --    $     --   $       --
                                            ==========   ==========   =======    ========   ==========
Valuation allowance on deferred tax
  asset...................................  $       --   $  870,000   $    --    $     --   $  870,000
                                            ==========   ==========   =======    ========   ==========
Year ended December 31, 1999
Allowance for doubtful accounts...........  $       --   $       --   $    --    $     --   $       --
                                            ==========   ==========   =======    ========   ==========
Valuation allowance on deferred tax
  asset...................................  $  870,000   $3,366,000   $    --    $     --   $4,236,000
                                            ==========   ==========   =======    ========   ==========
Year ended December 31, 2000
Allowance for doubtful accounts...........  $       --   $  797,421   $          $     --   $  797,421
                                            ==========   ==========   =======    ========   ==========
Valuation allowance on deferred tax
  asset...................................  $4,236,000   $4,257,000   $    --    $     --   $8,493,000
                                            ==========   ==========   =======    ========   ==========

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                                DESCRIPTION
-------                               -----------
 2.1          Asset Purchase Agreement, dated January 18, 2001, between
                 e-centives, Inc. and Inktomi Corporation (incorporated
                 herein by reference to the registrant's Current Report on
                 Form 8-K, filed by the registrant on April 11, 2001).
 3.1          Restated Certificate of Incorporation of e-centives, Inc.
 3.2(1)       Amended and Restated Bylaws of e-centives, Inc.
 4.1(1)       Specimen certificate representing the Common Stock.
 4.2(1)       Registration Rights Agreement, dated February 18, 2000, by and among e-centives, Inc. and certain stockholders names
                 therein.
 5.1          Opinion of Hogan & Hartson L.L.P.
10.1(1)       1996 Stock Incentive Plan.
10.2(1)       Internet Data Center Services Agreement, dated March 23,
                 1998, by and between e-centives, Inc. and Exodus
                 Communications, Inc.
10.3(1)       Employment Agreement for Kamran Amjadi, dated May 8, 1998, as amended.
10.4(1)       Employment Agreement for Mehrdad Akhavan, dated May 8, 1998, as amended.
10.5(1)       Lease Agreement, dated September 23, 1997, by and between
                 e-centives, Inc. and Democracy Associates Limited
                 Partnership, as amended and modified on June 29, 2000.
10.6(2)       Amended and Restated e-centives, Inc. Stock Option Plan.
10.7          Technology License Agreement, dated March 28, 2001, between
                 e-centives, Inc. and Inktomi Corporation. (incorporated
                 herein by reference to the registrant's Current Report on
                 Form 8-K/A, filed by the registrant on June 11, 2001).+
21            Subsidiaries of e-centives, Inc.
23.1          Consent of KPMG LLP.
23.2          Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
23.3          Consent of PricewaterhouseCoopers LLP, Independent
                 Accountants.
24.1          Power of Attorney (included in signature pages).


---------------

(1) Incorporated by reference to the registrant's Registration Statement on Form S-1 (333-42574).


(2) Incorporated by reference to the registrant's Registration Statement on Form S-8 (333-58244).


 + Certain confidential portions of this Exhibit were omitted by means of redacting a portion of the text. This Exhibit has been filed separately with the Secretary of the Commission without such text pursuant to Rule 24b-2 of the Securities Exchange Act.